Exhibit 10.2
THIRD AMENDMENT TO SECOND AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT AND AMENDMENT TO OTHER LOAN DOCUMENTS

THIS THIRD AMENDMENT TO SECOND AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT AND AMENDMENT TO OTHER LOAN DOCUMENTS (this “Amendment”), dated as of November 3, 2020, is made by and among STRATEGIC EDUCATION, INC., a Maryland corporation, formerly known as Strayer Education, Inc., a Maryland corporation (the “Borrower”), the several banks and other financial institutions and lenders party hereto (the “Lenders”), and TRUIST BANK, successor by merger to SunTrust Bank, in its capacity as administrative agent for the Lenders (the “Administrative Agent”) and as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”), STRAYER UNIVERSITY, LLC, a Maryland limited liability company, formerly known as The Strayer University Corporation, a Maryland corporation, formerly known as Strayer University, Inc., a Maryland corporation (and successor by merger to New York Code and Design Academy, Inc., a Delaware corporation, The New York Code and Design Academy Pennsylvania, Inc., a Delaware corporation, NYCDA Realty, LLC, a New York limited liability company, and DevMountain, LLC, a Utah limited liability company) (“SU”), Capella Education Company, a Minnesota corporation (“Capella”), CAPELLA UNIVERSITY, LLC, a Minnesota limited liability company converted from and formerly known as Capella University, Inc., a Minnesota corporation (“CU”), CAPELLA LEARNING SOLUTIONS, LLC, a Delaware limited liability company (“CLS”), SOPHIA LEARNING, LLC, a Delaware limited liability company (“Sophia”), HACKBRIGHT ACADEMY, INC., a Delaware corporation (“Hackbright”), and WORKFORCE EDGE, LLC, a Delaware limited liability company (“Workforce,” and together with SU, Capella, CU, CLS, Sophia and Hackbright, collectively, the “Subsidiary Loan Parties,” and each, a “Subsidiary Loan Party,” and the Subsidiary Loan Parties together with the Borrower, collectively, the “Loan Parties,” and individually, a “Loan Party”).
RECITALS
WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 8, 2012, as amended by the First Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of July 2, 2015, by and among the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent, as amended by the Supplement and Joinder Agreement, dated as of July 2, 2015, by and among the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent, as amended by the Waiver to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of January 12, 2016, by and among the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent, as amended by the Second Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of August 1, 2018, by and among the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent, as amended by the Supplement and Joinder Agreement, dated as of August 1, 2018, by and among the Borrower, the other Loan Parties, the Lenders party thereto and the Administrative Agent, as amended by the Supplement Agreement, dated as of August 10, 2020 (the “2020 Supplement”), by and among the Borrower, the other Loan Parties, the Lenders party thereto and the Administrative Agent, as amended by the Supplement Agreement, of even date herewith (the “Supplement”), by and among the Borrower, the other Loan Parties, the Lenders party thereto and the Administrative Agent (as further amended, supplemented, amended and restated or otherwise modified through the date hereof, the “Credit Agreement”). Capitalized terms defined in the Credit Agreement and undefined herein shall have the same defined meanings when such terms are used in this Amendment;
WHEREAS, the Borrower has entered into that certain Sale and Purchase Agreement, dated as of July 29, 2020 (the “Torrens Acquisition Agreement”), among the Borrower, SEI Newco Inc., a Delaware corporation (the “Purchaser Sub”), and LEI AMEA INVESTMENTS B.V., pursuant to which Borrower acquired all of the Capital Stock of LEI Higher Education Holdings Pty Ltd., LEI Australia Holdings Pty Ltd, LESA Education Services Holdings Pty Ltd and LEI New Zealand (collectively “Torrens”) on the date hereof simultaneously or substantially concurrent with the effectiveness of this Amendment (the “Torrens Acquisition”);
WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend certain provisions of the Credit Agreement to, among other things, permit the Torrens Acquisition and amend the Security Agreement as set forth herein;

WHEREAS, each of the Purchaser Sub and Workforce is a Domestic Subsidiary of the Borrower, and the Borrower failed to notify the Administrative Agent of the incorporation of each of the Purchaser Sub and Workforce and cause each of the Purchaser Sub and Workforce to become a Subsidiary Loan Party in accordance with the requirements set forth in Section 5.11 of the Credit Agreement (collectively, the “Additional Subsidiary Joinder Failure”);
WHEREAS, (i) the Purchaser Sub constitutes an Excluded Subsidiary under the Credit Agreement as amended hereby and is no longer required to become a Subsidiary Loan Party in accordance with the requirements set forth in Section 5.11 of the Credit Agreement as amended hereby and (ii) the Borrower has caused Workforce to become a Subsidiary Loan Party in accordance with the requirements set forth in Section 5.11 of the Credit Agreement on or prior to the date hereof;
WHEREAS, the Borrower and the other Loan Parties have requested that the Administrative Agent and the Lenders waive any Default or Event of Default that may be deemed to have been caused by the Additional Subsidiary Joinder Failure; and
WHEREAS, the Administrative Agent and the Lenders have agreed to do so, subject to the terms and conditions of this Amendment;
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto hereby agree as follows:
AGREEMENT
1.Incorporation of Recitals. The Recitals hereto are incorporated herein by reference to the same extent and with the same force and effect as if fully set forth herein.
2.Amendments to Credit Agreement and other Loan Documents. The Credit Agreement and the other Loan Documents are hereby amended as follows:
(a)The Credit Agreement (other than the Schedules and Exhibits attached thereto) is hereby amended to reflect all of the terms and conditions set forth in the updated version of the Credit Agreement that is attached hereto as Exhibit A.
(b)Schedule II to the Credit Agreement is amended to read in its entirety as set forth in Appendix A attached hereto and made a part hereof.
(c)Each of Schedules 1.1, 7.1, 7.2 and 7.4 to the Credit Agreement is amended to read in its entirety as set forth in Appendix B attached hereto and made a part hereof.
(d)The Credit Agreement is hereby amended to add new Schedule 5.12 thereof to read as set forth in Appendix C attached hereto and made a part hereof.
(e)Exhibit 2.3 to the Credit Agreement is amended to read in its entirety as set forth in Appendix D attached hereto and made a part hereof. Notwithstanding the provisions of Section 2.3 of the Credit Agreement, it is agreed that the Notice of Revolving Borrowing with respect to the first Revolving Borrowing in Australian Dollars to occur three (3) Business Days following the Amendment Effective Date (as hereinafter defined) will be accepted three (3) Business Days prior to such Borrowing (rather than four (4) Business Days), and that the same shall be deemed adequate notice under Section 2.3 of the Credit Agreement.
(f)Exhibit 2.4 to the Credit Agreement is amended to read in its entirety as set forth in Appendix E attached hereto and made a part hereof.
(g)Exhibit 2.8 to the Credit Agreement is amended to read in its entirety as set forth in Appendix F attached hereto and made a part hereof.
(h)Exhibit 5.1(d)(1) to the Credit Agreement is amended to read in its entirety as set forth in Appendix G attached hereto and made a part hereof.
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(i)Exhibit 5.1(d)(2) to the Credit Agreement is amended to read in its entirety as set forth in Appendix H attached hereto and made a part hereof.
(j)The definition of “Excluded Collateral” set forth in the Security Agreement is amended to read in its entirety as does the definition of “Excluded Collateral” set forth in Section 1.1 of the Credit Agreement as amended hereby.
(k)Except as specifically modified by this Amendment, the terms and provisions of the Credit Agreement and the Security Agreement are ratified and confirmed by the parties hereto and remain unchanged and in full force and effect.
(l)Each of the Borrower, the other Loan Parties, the Administrative Agent and each Lender agrees that, as of and after the Amendment Effective Date (as hereinafter defined), each reference in the Loan Documents to the Credit Agreement or the Security Agreement shall be deemed to be a reference to the Credit Agreement or the Security Agreement, as applicable, as amended hereby.
3.Consent; Waiver.
(a)Notwithstanding any provision to the contrary contained in the Loan Documents, the Administrative Agent and the Lenders consent to the consummation of the Torrens Acquisition pursuant to the Torrens Acquisition Agreement and the other transactions contemplated thereby (collectively, the “Contemplated Transactions”). The parties hereto further agree that the consummation of the Contemplated Transactions, in and of themselves, shall not otherwise cause any representation, warranty, covenant, Default or Event of Default under any Loan Document to be in breach.
(b)Subject to the terms and conditions herein, each of the Lenders and the Administrative Agent hereby waives any Default or Event of Default that may deemed to have been caused by the Additional Subsidiary Joinder Failure (collectively, the “Waived Defaults”).
4.Effectiveness of Amendment. This Amendment and the amendments contained herein shall become effective on the date (the “Amendment Effective Date”) when each of the conditions set forth below shall have been fulfilled to the satisfaction of the Administrative Agent:
(a)The Administrative Agent shall have received counterparts of this Amendment, duly executed and delivered on behalf of the Borrower, the other Loan Parties, the Administrative Agent and the Lenders party hereto, the Supplement, duly executed and delivered on behalf of the Borrower, the other Loan Parties, the Administrative Agent and the Lenders party thereto, as well as allonges to the Revolving Credit Notes or amended and restated Revolving Credit Notes and/or new Revolving Credit Notes, in the principal amount of each Revolving Loan Lender’s Revolving Commitment (after giving effect to this Amendment and the Supplement), duly executed by the parties thereto, a Subsidiary Guaranty Supplement executed and delivered by Workforce, and all other Loan Documents or other documents, instruments and certificates required hereby or thereby (collectively, the “Modification Documents”).
(b)After giving effect to this Amendment and the other Modification Documents, no event shall have occurred and be continuing that constitutes a Default or an Event of Default.
(c)All representations and warranties of the Borrower contained in the Credit Agreement, and all representations and warranties of each other Loan Party in each Loan Document to which it is a party, shall be true and correct in all material respects (or, if qualified by materiality, in all respects) at the Amendment Effective Date as if made on and as of such Amendment Effective Date (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date).
(d)The Borrower shall have delivered to the Administrative Agent a certificate of the Secretary or Assistant Secretary of each Loan Party in form and substance reasonably acceptable to the Administrative Agent, (i) attaching and certifying copies of the resolutions of its boards of directors or comparable authorizations, authorizing the execution, delivery and performance of the Modification Documents to which it is a party, (ii) attaching and certifying copies of its bylaws or comparable organizational documents (or certifying that such bylaws or organizational documents have not changed since the copy previously certified to the Administrative Agent in
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connection with the 2020 Supplement) and (iii) certifying the name, title and true signature of each officer of such Loan Party executing the Modification Documents to which it is a party.
(e)The Administrative Agent (or its counsel) shall have received a favorable written opinion of Hogan Lovells US LLP, counsel to the Loan Parties, and Lathrop GPM LLP, local Minnesota counsel to the Loan Parties, in each case, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, this Amendment, the other Modification Documents and the transactions contemplated herein and therein as the Administrative Agent or the Required Lenders shall reasonably request.
(f)The Administrative Agent (or its counsel) shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, and to the extent requested by the Administrative Agent, in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property or do business, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted by Section 7.2 of the Credit Agreement or have been or will be contemporaneously released or terminated.
(g)The Borrower shall have furnished to the Administrative Agent a Beneficial Ownership Certification.
(h)The Borrower shall have delivered to the Administrative Agent a duly completed and executed Compliance Certificate of the Borrower, including pro forma calculations of the financial covenants set forth in Article 6 (other than Section 6.3) hereof as of June 30, 2020, giving effect to the repayment in full of any Indebtedness of Torrens and its Subsidiaries required by the Torrens Acquisition Agreement to be repaid upon the consummation of the Torrens Acquisition and the disbursement of any Revolving Loans as of the Amendment Effective Date.
(i)The Borrower shall have paid to the Administrative Agent and Truist Securities and the other Lead Arrangers (as defined in the Fee Letter) the amounts due pursuant to the Fee Letter, and the fees and expenses required pursuant to Section 11 of this Amendment, in each case, as of the Amendment Effective Date.
(j)All documents delivered pursuant to this Amendment and the other Modification Documents must be of form and substance reasonably satisfactory to the Administrative Agent.
(k)Satisfaction of the conditions precedent to effectiveness of the Supplement, in accordance with the terms and conditions set forth therein.
5.Amendment Only; No Novation; Modification of Loan Documents. Each of the Borrower and each other Loan Party acknowledges and agrees that this Amendment and the other Modification Documents only amend the terms of the Credit Agreement and the other Loan Documents and does not constitute a novation, and each of the Borrower and each other Loan Party ratifies and confirms the terms and provisions of, and its obligations under, the Credit Agreement and the other Loan Documents in all respects. Each of the Borrower and each other Loan Party acknowledges and agrees that each reference in the Loan Documents to any particular Loan Document shall be deemed to be a reference to such Loan Document as amended by this Amendment and the other Modification Documents. To the extent of a conflict between the terms of any Loan Document and the terms of this Amendment, the terms of this Amendment shall control.
6.Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Borrower, the other Loan Parties, the Lenders and the Administrative Agent and their respective successors and assigns.
7.No Further Amendments. Nothing in this Amendment, the other Modification Documents or any prior amendment to the Loan Documents shall require the Administrative Agent or any Lender to grant any further amendments to the terms of the Loan Documents. Each of the Borrower and each other Loan Party acknowledges and agrees that there are no defenses, counterclaims or setoffs against any of their respective obligations under the Loan Documents.
8.Representations and Warranties. Each of the Borrower and each other Loan Party represents and warrants that (i) each of this Amendment and the other Modification Documents is within its respective company powers, have been duly authorized, executed and delivered by it in accordance with resolutions adopted by its board of
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directors or comparable managing body and is the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, provided that the enforceability hereof and thereof is subject to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, (ii) the execution, delivery and performance by each Loan Party of this Amendment and each of the other Modification Documents to which it is a party (A) require no consent or approval of or action by or in respect of, or registration or filing with, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (B) do not contravene, or constitute a default under, any provision of applicable law, regulation or order of any Governmental Authority or such Loan Party’s organizational documents or of any judgment, injunction, order or decree binding upon such Loan Party, and (C) will not violate or result in a default under any indenture, loan agreement or other material agreement or instrument binding upon such Loan Party or its assets and (iii) all other representations and warranties made by the Borrower and each other Loan Party in the Loan Documents to which it is a party, are true and correct in all material respects (or, if qualified by materiality, in all respects) on the Amendment Effective Date (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date). Each of the Borrower and each other Loan Party represents and warrants to the Administrative Agent, the Lenders and the Issuing Bank that, no Default or Event of Default (other than the Waived Defaults) has occurred and is continuing or will occur and continue after giving effect to the terms of this Amendment and the other Modification Documents.
9.No Implied Waivers. Except as expressly set forth herein, each of the Borrower and each other Loan Party acknowledges and agrees that the amendments contained herein and the other Modification Documents shall not constitute a waiver, express or implied, of any Default, Event of Default, covenant, term or provision of the Credit Agreement or any of the other Loan Documents, nor shall they create any obligation, express or implied, on the part of the Administrative Agent or any other Lender to waive, or to consent to any amendment of, any existing or future Default, Event of Default or violation of any covenant, term or provision of the Credit Agreement or any of the other Loan Documents. The Administrative Agent and the Lenders shall be entitled to require strict compliance by the Borrower and the other Loan Parties with the Credit Agreement and each of the other Loan Documents, and nothing herein shall be deemed to establish a course of action or a course of dealing with respect to requests by the Borrower or any other Loan Party for waivers or amendments of any Default, Event of Default, covenant, term or provision of the Credit Agreement or any of the other Loan Documents.
10.Confirmation of Lien. Each of the Borrower and each other Loan Party hereby acknowledges and agrees that the Collateral is and shall remain in all respects subject to the lien, charge and encumbrance of the Credit Agreement and the other Loan Documents and nothing herein contained, and nothing done pursuant hereto, shall adversely affect or be construed to adversely affect the lien, charge or encumbrance of, or conveyance effected by the Loans or the priority thereof over other liens, charges, encumbrances or conveyances.
11.Expenses. The Borrower agrees to pay the reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the preparation, due diligence and administration of this Amendment and the other Modification Documents.
12.Severability. Any provision of this Amendment held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.Governing Law. This Amendment shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the Commonwealth of Virginia. THIS AMENDMENT WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF VIRGINIA.
14.Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by telecopy or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. It shall not be necessary that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on more than one counterpart.
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15.Titled Agents. Bank of America, N.A., shall have the title “Syndication Agent,” subject to the provisions of Section 9.10 of the Credit Agreement. Each of Bank of Montreal and PNC Bank, National Association, shall have the title “Documentation Agent,” subject to the provisions of Section 9.10 of the Credit Agreement. Each of Truist Securities, Inc., BofA Securities, Inc., BMO Capital Markets Corp. and PNC Capital Markets LLC shall have the titles “Joint Lead Arranger” and “Joint Book Manager,” subject to the provisions of Section 9.10 of the Credit Agreement.
[SIGNATURES ON FOLLOWING PAGES]
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective duly authorized representatives all as of the day and year first above written.

BORROWER:

STRATEGIC EDUCATION, INC., a Maryland corporation, formerly known as Strayer Eduction, Inc., a Maryland corporation

By: __/s/ Daniel W. Jackson_______
Name: Daniel W. Jackson
Title: Executive Vice President, Chief Financial Officer and Treasurer

SUBSIDIARY LOAN PARTIES:

STRAYER UNIVERSITY, LLC., a Maryland limited liability company

By: __/s/ Tim Featherly_______
Name: Tim Featherly
Title: Senior Vice President and Chief Financial Officer

CAPELLA EDUCATION COMPANY, a Minnesota corporation

By: __/s/ Daniel W. Jackson_______
Name: Daniel W. Jackson
Title: Vice President and Treasurer

CAPELLA UNIVERSITY, LLC, a Minnesota limited liability company

By: __/s/ Richard Senese_______
Name: Dr. Richard Senese
Title: President

[SIGNATURES CONTINUE ON FOLLOWING PAGES]

CAPELLA LEARNING SOLUTIONS, LLC, a Delaware limited liability company

By: __/s/ Daniel W. Jackson_______
Name: Daniel W. Jackson
Title: Treasurer

SOPHIA LEARNING, LLC, a Delaware limited liability company

By: __/s/ Daniel W. Jackson_______
Name: Daniel W. Jackson
Title: Treasurer

HACKBRIGHT ACADEMY, INC., a Delaware corporation

By: __/s/ Daniel W. Jackson_______
Name: Daniel W. Jackson
Title: President and Chief Financial Officer

WORKFORCE EDGE, LLC, a Delaware limited liability company

By: __/s/ Daniel W. Jackson_______
Name: Daniel W. Jackson
Title: Chief Financial Officer

[SIGNATURES CONTINUE ON FOLLOWING PAGES]

ADMINISTRATIVE AGENT:

TRUIST BANK, a successor by merger to Suntrust Bank, as Administrative Agent, as Issuing Bank and as Swingline Lender

By: __/s/ Johnetta Bush_______
Name: Johnetta Bush
Title: Director

LENDERS:

TRUIST BANK, successor by merger to Suntrust Bank as a Lender

By: __/s/ Johnetta Bush_______
Name: Johnetta Bush
Title: Director

BANK OF AMERICA, N.A. as a Lender

By: __/s/ Monica Sevila_______
Name: Monica Sevila
Title: Senior Vice President

BANK OF MONTREAL as a Lender

By: __/s/ Sean P. Gallaway_______
Name: Sean P. Gallaway
Title: Director

By: __/s/ Madelyne Dreyfuss_______
Name: Madelyne Dreyfuss
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION as a Lender

By: __/s/ Eric H. Williams_______
Name: Eric H. Williams
Title: Senior Vice President

TD BANK, N.A. as a Lender

By: __/s/ Lawrence C. Deihl______
Name: Lawrence C. Deihl
Title: Vice President

ASSOCIATED BANK as a Lender

By: __/s/ Stacy L. Keinz_______
Name: Stacy L. Keinz
Title: Assistant Vice President

Bank OF THE WEST as a Lender

By: __/s/ Jeffrey Svien_______
Name: Jeffrey Svien
Title : Director

APPENDIX A

Schedule II
COMMITMENT AMOUNTS

Lender	Revolving Commitment Amount
Truist Bank	$80,000,000
Bank of America, N.A.	$70,000,000
Bank of Montreal	$60,000,000
PNC Bank, National Association	$60,000,000
TD Bank, N.A.	$30,000,000
Associated Bank	$25,000,000
Bank of the West	$25,000,000
Total	$350,000,000

APPENDIX B

Schedules 1.1, 7.1, 7.2 and 7.4

APPENDIX B

Schedule 1.1

EXISTING EXCLUDED JVS

Triple Tree Capital Partners Fund I, L.P.
Learn Capital Venture Partners III, L.P.
New Markets Education Partners II, L.P.
Essay Assay, Inc.
Motivo Consulting, Inc.
NextStep Interactive, Inc.
Synchronicity Health Technology, Inc.
Knowledge Diffusion, Inc.
Riipen Networks, Inc.

Schedule 7.1

OUTSTANDING INDEBTEDNESS

1.Deferred purchase price payments under that certain Asset Purchase Agreement dated as of November I, 2011 among Strayer University, Inc., S & J Welch, LLC, and Chancellor University System, LLC.
2.Deferred service payments under that certain License Agreement dated as of December 27, 2011 among Strayer University, Inc., and S & J Welch, LLC.

Schedule 7.2

EXISTING LIENS

Debtor	Financing Statement	Secured Party	Collateral
Sutter Studios, Inc. (now known as Hackbright Academy, Inc.)	2015 5912539 (Delaware)	Iowa Loan Liquidity Corporation	All funds deposited into an escrow account pursuant to the Escrow Agreement between the Debtor and the Secured Party to the extent such funds are deposited with respect to loan comprising part of the Series 2019-U Collateral

Schedule 7.4

EXISTING INVESTMENTS

1.Each of the Subsidiary Loan Parties as of the Third Amendment Effective Date, including Strayer University, LLC, Capella Education Company, Capella University, LLC, Capella Learning Solutions, LLC, Sophia Learning, LLC, Hackbright Academy, Inc. and Workforce Edge, LLC
2.SEI Newco, Inc.
3.Each of the Excluded JVs listed on Schedule 1.1
4.Investments in Jack Welch Management Institute

APPENDIX C

Schedule 5.12

Schedule 5.12

EXCLUDED REAL PROPERTY

1. 2730 Eisenhower Ave, Alexandria, VA 22314
2. 11501 Nuckols Road, Glen Allen, VA 23059
3. 6830 Laurel St. NW, Washington, DC 20012
4. 13385 Minnieville Rd., Woodbridge, VA 22192
5. 9990 Battleview Parkway, Manassas, VA 20109

APPENDIX D

Exhibit 2.3

FORM OF NOTICE OF REVOLVING BORROWING

FORM OF NOTICE OF REVOLVING BORROWING
[Date]
Truist Bank,
as Administrative Agent
for the Lenders referred to below
303 Peachtree Street, N. E./ 25th Floor
Atlanta, GA 30308
Attention: Agency Services Manager
Telecopy Number: (404) 221-2001
To Whom It May Concern:
    Reference is made to the Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of November 8, 2012 (as amended, modified or supplemented and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the Lenders named therein, and Truist Bank, successor by merger to SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Revolving Borrowing, and the Borrower hereby requests a Revolving Borrowing under the Credit Agreement, and in connection therewith the Borrower specifies the following information with respect to the Revolving Borrowing requested hereby:
        (A)    Aggregate principal amount of Revolving Borrowing1,2:
        (B)    Date of Revolving Borrowing (which is a Business Day):
        (C)    Type of Revolving Loan comprising such Borrowing3:
        (D)    Interest Period4:
        (E)    Location and number of Borrower’s account to which proceeds of         Revolving Borrowing are to be disbursed:
______________________
1 In the case of a Eurocurrency Revolving Borrowing, not less than $1,000,000 or a larger multiple of $1,000,000; in the case of a Base Rate Revolving Borrowing or an Index Rate Revolving Borrowing, not less than $1,000,000 or a larger multiple of $500,000.

2 If a Eurocurrency Borrowing, the currency of the Revolving Loans to be borrowed

3 Eurocurrency Borrowing, Index Rate Borrowing or Base Rate Borrowing.

4 To be specified if such Borrowing is a Eurocurrency Borrowing, subject to the definition of “Interest Period,” and ending not later than the Revolving Commitment Termination Date or the Maturity Date.

    The Borrower hereby represents and warrants that the conditions specified in Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

STRATEGIC EDUCATION, INC., a Maryland corporation, formerly known as Strayer Eduction, Inc., a Maryland corporation

By: __________________________
Name: __________________________
Title: __________________________

Signature Page to Notice of Revolving Borrowing

APPENDIX E

Exhibit 2.4

FORM OF NOTICE OF SWINGLINE BORROWING

FORM OF NOTICE OF SWINGLINE BORROWING
[Date]

SunTrust Bank,
as Administrative Agent
for the Lenders referred to below
303 Peachtree Street, N. E./ 25th Floor
Atlanta, GA 30308
Attention: Ms. Doris Folsom
Telecopy Number: (404) 658-4906
To Whom It May Concern:
Reference is made to the Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of November 8, 2012 (as amended, modified or supplemented and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the Lenders named therein, and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Swingline Borrowing, and the Borrower hereby requests a Swingline Borrowing under the Credit Agreement, and in connection therewith the Borrower specifies the following information with respect to the Swingline Borrowing requested hereby:
(A)Aggregate principal amount of Swingline Loan1:
(B)Date of Swingline Loan (which is a Business Day):
(C)Account of the Borrower to which the proceeds of such Swingline Loan should be credited
______________________
1 Not less than $100,000 or a larger multiple of $50,000.

The Borrower hereby represents and warrants that the conditions specified in Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

STRATEGIC EDUCATION, INC., a Maryland corporation, formerly known as Strayer Education, Inc., a Maryland corporation

By: __________________________
Name: __________________________
Title: __________________________

Signature Page to Notice of Swingline Borrowing

APPENDIX F

Exhibit 2.8

FORM OF NOTICE OF CONVERSION/CONTINUATION

FORM OF NOTICE OF CONVERSION/CONTINUATION
[Date]
Truist Bank,
as Administrative Agent
for the Lenders referred to below
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Agency Services Manager
Telecopy Number: (404) 221-2001

To Whom It May Concern:

    Reference is made to the Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of November 8, 2012 (as amended, modified or supplemented and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the Lenders named therein, and Truist Bank, successor by merger to SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Conversion/Continuation, and the Borrower hereby requests the [conversion/continuation] of a Borrowing under the Credit Agreement, and in connection therewith the undersigned specifies the following information with respect to the Borrowing to be converted or continued as requested hereby:

        (A)    Borrowing to which this request applies1,2:
        (B)    Effective date of election (which is a Business Day):

        (C)    Whether the resulting Borrowing is to be a Base Rate Borrowing, an Index Rate Borrowing or a Eurocurrency Borrowing:

        (D)    Interest Period3:

______________________
1 If different options are being elected with respect to different portions thereof, indicate the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuantto clauses (C) and (D) hereof also shall be specified for each resulting Borrowing).

2 If the resulting Borrowing is to be a Eurocurrency Borrowing, the currency (which shall be Dollars or an Alternative Currency) of the Revolving Borrowing to be converted or continued. Revolving Loans denominated in an Alternative Currency shall be deemed to be and treated as a Eurocurrency Borrowing.
3 To be completed by the undersigned if resulting Borrowing is a Eurocurrency Borrowing. Such period shall be a period contemplated by the definition of “Interest Period” in the Credit Agreement.

Very truly yours,

STRATEGIC EDUCATION, INC., a Maryland corporation, formerly known as Strayer Eduction, Inc., a Maryland corporation

By: __________________________
Name: __________________________
Title: __________________________

Signature Page to Notice of Conversion/Continuation

APPENDIX G

Exhibit 5.1(d)(1)

FORM OF COMPLIANCE CERTIFICATE

Compliance Certificate
Dated ________ ___, 20__
In connection with the terms of the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 8, 2012 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among Strategic Education, a Maryland corporation, formerly known as Strayer Education, Inc., a Maryland corporation (the “Borrower”), Truist Bank, a North Carolina banking corporation, successor by merger to SunTrust Bank, a Georgia banking corporation (the “Administrative Agent”), and each Lender that is, or may become, a party thereto, the undersigned certify that the following information is true and correct, in all material respects, as of the date of this Compliance Certificate:
1.No Default or Event of Default has occurred and is continuing.
2.The Leverage Ratio for the period of four consecutive Fiscal Quarters ended on ______________ [[NTD: For Inclusion in pro forma certificate delivered at closing: “June 30, 2020 (calculated on a pro forma basis immediately after giving effect to the repayment in full of any Indebtedness of Torrens and its Subsidiaries required by the Torrens Acquisition Agreement to be repaid upon the consummation of the Torrens Acquisition and the disbursement of any Revolving Loans, in each case on the date hereof)”]] was ______ to 1, calculated as set forth on Schedule 1, and does not exceed the level required by Section 6.1 of the Credit Agreement.
3.[For purposes of calculating the Applicable Margin and the Applicable Percentage, the Leverage Ratio for the period of four consecutive Fiscal Quarters ended on _________ was ___ to 1, calculated as set forth on Schedule 1.][NTD: To be removed for pro forma certificate delivered at closing]
4.The Coverage Ratio for the period of four consecutive Fiscal Quarters ended on _________ [[NTD: For Inclusion in pro forma certificate delivered at closing: “June 30, 2020 (calculated on a pro forma basis immediately after giving effect to the repayment in full of any Indebtedness of Torrens and its Subsidiaries required by the Torrens Acquisition Agreement to be repaid upon the consummation of the Torrens Acquisition and the disbursement of any Revolving Loans, in each case on the date hereof)”]] was ____ to 1, calculated as set forth on Schedule 2, and exceeds the level required by Section 6.2 of the Credit Agreement.
5.[Pursuant to Section 5.11(b), the Borrower hereby notifies the Administrative Agent that, based on the financial statements for the fiscal period covered by this Compliance Certificate, the portion of Consolidated EBITDA contributed by [_________], a [[_____] [corporation][limited liability company]] on an individual basis for the period of four consecutive Fiscal Quarters ending on the Fiscal Quarter covered by this Compliance Certificate equals or exceeds 5%, and thus such Subsidiary no longer constitutes an Immaterial Subsidiary and will take the actions specified in Section 5.11(a) of the Credit Agreement to become a Subsidiary Loan Party.][NTD: For inclusion if any Immaterial Subsidiaries no longer constitute Immaterial Subsidiaries based on the financial statements covered by this Compliance Certificate.]

[SIGNATURE ON FOLLOWING PAGE]

Capitalized terms used in this Compliance Certificate shall have the same meanings as those assigned to them in the Credit Agreement.

STRATEGIC EDUCATION, INC., a Maryland corporation, formerly known as Strayer Eduction, Inc., a Maryland corporation

By: __________________________
Name: __________________________
Title: __________________________

Compliance Certificate Signature Page

Schedule 1
Leverage Ratio

1. Consolidated Total Debt as of _______________[1]

(a) borrowed money	$

(b) obligations evidenced by bonds, debentures, notes or other similar instruments	$

(c) obligations under any conditional sale or other title retention agreement	$

(d) Capital Lease Obligations	$

(e) obligations for letters of credit, acceptances or similar extensions of credit	$

(f) Guaranties of Indebtedness of the types in the foregoing (a) through (e)	$

(g) Indebtedness of a third party secured by any Lien	$

(h) preferred or common stock or similar equity interests subject to mandatory sinking fund payments, redemption or acceleration on equity on or prior to the Revolving Commitment Termination Date (other than voluntary repurchases of shares and the exercise of options permitted by Sections 7.4(f), 7.5(i), 7.5(iii), 7.5(iv) and 7.5(v) of the Credit Agreement and repurchase obligations of such Capital Stock upon the occurrence of a change of control so long as the terms of such Capital Stock provide that the issuer thereof will not redeem or repurchase any such Capital Stock pursuant to such provisions prior to the Payment in Full of all Obligations)	$

(i) Off-Balance Sheet Liabilities	$

(j) partnership or joint venture debt	$

TOTAL (a+b+c+d+e+f+g+h+i+j)[2]	$

2. Unrestricted Cash and Cash Equivalents held by Loan Parties and its Restricted Subsidiaries in an amount not to exceed $150,000,000)

3. Consolidated EBITDA for the period of four consecutive Fiscal Quarters ended on __________[3]

1 Determined for the Borrower and its Restricted Subsidiaries measured on a consolidated basis as of such date.

2 Such amount shall be the sum of clauses (a) through (j) without duplication. The calculation shall include the Indebtedness of any partnership or joint venture in which such the Borrower or any of its Subsidiaries is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Borrower or Subsidiary is not liable therefor.

3 All determined on a consolidated basis for the Borrower and its Restricted Subsidiaries in accordance with GAAP for such period.

(a) Consolidated Net Income[4,5]	$

(b) Consolidated Interest Expense[6]	$

(c) income tax expense	$

(d) depreciation	$

(e) amortization	$

(f) Charges associated with the grant of any share based payment awards to employees, officers, directors or consultants	$

(g) all other non-cash Charges (other than any increase in the allowance for doubtful accounts)	$

(h) unusual or non-recurring Charges (as determined in good faith by the Borrower, but to the extent not excluded in the determination of Consolidated Net Income)	$

4 For the Borrower and its Restricted Subsidiaries for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any equity interest of the Borrower or any Restricted Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Restricted Subsidiary, (iv) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies, (v) accruals and reserves that are established or adjusted within 24 months after the closing of any acquisition that are so required to be established or adjusted as a result of such acquisition in accordance with GAAP or changes as a result of adoption or modification of accounting policies in accordance with GAAP and (vi) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to abandoned, closed or discontinued operations, or to asset dispositions or the sale or other disposition of any equity interests of any person, in each case other than in the ordinary course of business, as determined in good faith by the Borrower.

5 For the avoidance of doubt, Consolidated Net Income for the period of four consecutive Fiscal Quarters ending on September 30, 2020 (the “Initial Period”) and each applicable period thereafter shall include the results of Torrens and its Subsidiaries prior to the Third Amendment Effective Date and be determined on a pro forma basis as if the Torrens Acquisition had been completed on the first day of the Initial Period.

6 Consolidated Interest Expense shall (x) exclude amortization of debt issuance costs and other deferred financing fees incurred on or prior to the Third Amendment Effective Date relating to the Revolving Credit Agreement dated as of January 3, 2011, among the Borrower, the Administrative Agent, and the other parties thereto, the Existing Credit Agreement or the Credit Agreement and the other Loan Documents, and (y) for the Initial Period and each applicable period thereafter include the results of Torrens and its Subsidiaries prior to the Third Amendment Effective Date and be determined on a pro forma basis as if the Torrens Acquisition had been completed on the first day of the Initial Period.

(i)    pro forma “run rate” cost savings, operating expense reductions, operational improvements and synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable (in the good faith determination of the Borrower) related to (1) asset sales, acquisitions, investments, dispositions, operating improvements, restructurings, cost saving initiatives and certain other similar initiatives (including the renegotiation of contracts and other arrangements) and specified transactions consummated prior to the Third Amendment Effective Date, (2) asset sales, acquisitions, investments, dispositions, operating improvements, restructurings, cost saving initiatives and certain other similar initiatives (including the renegotiation of contracts and other arrangements) and specified transactions consummated after the Third Amendment Effective Date and permitted by the Credit Agreement and (3) the Torrens Acquisition, in each case of the foregoing clauses (1), (2) and (3), projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 24 months (for the avoidance of doubt including in connection with any of the foregoing, or actions taken, prior to the Third Amendment Effective Date)
$

(j)    any Charge attributable to the undertaking and/or implementation of business optimization activities, cost savings initiatives, cost rationalization programs, operating expense reductions and/or synergies and/or similar initiatives and/or programs, including the following: any business optimization Charge, any restructuring Charge (including any Charge relating to any tax restructuring), any Charge relating to the closure or consolidation of any facility (including but not limited to rent termination costs, moving costs and legal costs), any systems implementation Charge, any retention or completion bonus, any expansion and/or relocation Charge and any severance Charge
$

(k)    all Charges incurred in connection with any acquisition, investment, equity issuance, debt issuance, refinancing, amendment, disposition or other transaction (in each case, whether or not consummated) permitted by the Credit Agreement, including, without limitation, in connection with the Third Amendment and the Torrens Acquisition
$

TOTAL (a+b+c+d+e+f+g+h+i+j+k)[7]	$

4. Leverage Ratio

Consolidated Total Debt net of unrestricted cash (1-2) ($ ) Consolidated EBITDA (3) (________)[8]	= ________ to 1

7 For the avoidance of doubt, Consolidated EBITDA for the Initial Period and each applicable period thereafter shall include the results of Torrens and its Subsidiaries prior to the Third Amendment Effective Date and be determined on a pro forma basis as if the Torrens Acquisition had been completed on the first day of the Initial Period.

8 In the event the Borrower shall complete, directly or through a Restricted Subsidiary, an acquisition of any Person or business unit for a purchase price in excess of $10,000,000 during any period, the Leverage Ratio as of the end of and for such period and each applicable period thereafter shall thereafter be determined on a pro forma basis as if such acquisition had been completed on the first day of such initial period.

Schedule 2
Coverage Ratio

1. Consolidated EBITDAR for the period of four consecutive Fiscal Quarters ended on __________[9]

(a) Consolidated EBITDA for such period, calculated as set forth in item 3 of Schedule 1	$
(b) Consolidated Rent Expense for such period[10,11]	$
TOTAL (a+b)	$

2. Consolidated Interest Expense for such period[12,13]	$

(a)    total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period)
$
(b) the net amount payable (or minus the net amount receivable) under Hedging Transactions during such period (whether or not actually paid or received during such period)	$

3. Consolidated Rent Expense for such period[14]	$

4. Coverage Ratio Coverage (1) (2+3)[15]	= ________ to 1
9 All calculated for the Borrower and its Restricted Subsidiaries in accordance with GAAP on a consolidated basis.

10 To the extent deducted from revenues in determining Consolidated Net Income, all payments under Operating Leases for such period (net of any lessor lease incentive amounts attributable to such period).

11 For clarity, Consolidated Rent Expense (x) shall be calculated net of any lessor lease incentive amounts attributable to such period and (y) shall include the results of Torrens and its Subsidiaries prior to the Third Amendment Effective Date and be determined on a pro forma basis as if the Torrens Acquisition had been completed on the first day of the Initial Period.

12 Measured for the period of four consecutive Fiscal Quarters ending on or immediately prior to such date. Calculated for the Borrower and its Restricted Subsidiaries in accordance with GAAP on a consolidated basis.

13 Consolidated Interest Expense shall (x) exclude amortization of debt issuance costs and other deferred financing fees incurred on or prior to the Third Amendment Effective Date relating to the Revolving Credit Agreement dated as of January 3, 2011, among the Borrower, the Administrative Agent, and the other parties thereto, the Existing Credit Agreement or this Agreement and the other Loan Documents, and (y) for the Initial Period and each applicable period thereafter include the results of Torrens and its Subsidiaries prior to the Third Amendment Effective Date and be determined on a pro forma basis as if the Torrens Acquisition had been completed on the first day of the Initial Period.

14 For clarity, Consolidated Rent Expense (x) shall be calculated net of any lessor lease incentive amounts attributable to such period and (y) shall include the results of Torrens and its Subsidiaries prior to the Third Amendment Effective Date and be determined on a pro forma basis as if the Torrens Acquisition had been completed on the first day of the Initial Period.

15 In the event the Borrower shall complete, directly or through a Restricted Subsidiary, an acquisition of any Person or business unit for a purchase price in excess of $10,000,000 during any period, Consolidated EBITDAR, Consolidated Interest Expense and Consolidated Rent Expense for such period and each applicable period thereafter shall, in each case for purposes of determining the Coverage Ratio, thereafter be determined on a pro forma basis as if such acquisition had been completed on the first day of such initial period.

APPENDIX H

Schedule 5.1(d)(2)

FORM OF DOE COMPLIANCE CERTIFICATE

DOE Compliance Certificate
Dated ________ ___, 20__
In connection with the terms of the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 8, 2012 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among Strategic Education, Inc., a Maryland corporation, formerly known as Strayer Education, Inc., a Maryland corporation (the “Borrower”), Truist Bank, a North Carolina banking corporation, successor by merger to SunTrust Bank, a Georgia banking corporation (the “Administrative Agent”), and each Lender that is, or may become, a party thereto, the undersigned certify that the following information is true and correct, in all material respects, as of the date of this DOE Compliance Certificate:
1.    The Consolidated DOE Financial Responsibility Composite Score of the Borrower as of the end of the Fiscal Year ended on December 31, 20__ was _____, calculated pursuant to the definition thereof contained in the Credit Agreement and the regulations therein cited, as more particularly set forth on Exhibit A attached hereto and made a part hereof, and exceeds the level required by Section 6.3 of the Credit Agreement.

[SIGNATURE ON FOLLOWING PAGE]

Capitalized terms used in this DOE Compliance Certificate shall have the same meanings as those assigned to them in the Credit Agreement.

STRATEGIC EDUCATION, INC., a Maryland corporation, formerly known as Strayer Eduction, Inc.

By: __________________________
Name: __________________________
Title: __________________________

By: __________________________
Name: __________________________
Title: __________________________

Exhibit A
Consolidated DOE Financial Responsibility Composite Score

Composite score calculation for Strategic Education, Inc.
for FY ending December 31, 20[__]

Primary reserve ratio
Total equity
less: Intangibles
less: Net PP&E
plus: LT Debt

Adjusted equity
Total expenses (includes interest)
Prime reserve ratio
Prime reserve ratio (multiple x20)
Adjusted prime reserve ratio

Equity ratio
Total equity
Less intangibles
Modified equity

Total assets
Less intangibles
Modified assets
Equity ratio
Equity ratio (multiple x6)
Adjusted equity ratio

Net income ratio
Income before taxes
Total revenue (includes Investment income)
Income ratio
Income ratio (multiple 1 + x33.3)
Adjusted income ratio

Financial Composite Score

Exhibit A

[See attached conformed Credit Agreement]

CONFORMED COPY - THROUGH THIRD AMENDMENT

SECOND AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT
dated as of November 8, 20121
among
STRATEGIC EDUCATION, INC.,
formerly known as Strayer Education, Inc.,
as Borrower
THE LENDERS FROM TIME TO TIME PARTY HERETO
and
TRUIST BANK
successor by merger to SunTrust Bank,
as Administrative Agent

and

BANK OF AMERICA, N.A.,
as Syndication Agent

and

BANK OF MONTREAL and
PNC BANK, NATIONAL ASSOCIATION
as Documentation Agents

====================================================================
TRUIST SECURITIES, INC.,
BOFA SECURITIES, INC.,
BMO CAPITAL MARKETS CORP.
and
PNC CAPITAL MARKETS LLC,

as Joint Lead Arrangers and Joint Book Managers

______________________
1 Conformed through the Third Amendment

Section 10.13.	Waiver of Effect of Corporate Seal.	95
Section 10.14.	Patriot Act.	95
Section 10.15.	Publicity.	96
Section 10.16.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	96
Section 10.17.	Judgment Currency.	96
Section 10.18.	Intercreditor Agreement.	96

Schedules
Schedule I	—	Applicable Margin and Applicable Percentage
Schedule II	—	Commitment Amounts
Schedule 1.1	—	Excluded JVs
Schedule 2.23	—	Existing Letters of Credit
Schedule 4.5	—	Environmental Matters
Schedule 4.14	—	Subsidiaries
Schedule 4.19	—	Real Property
Schedule 5.12	—	Excluded Real Property
Schedule 7.1	—	Outstanding Indebtedness
Schedule 7.2	—	Existing Liens
Schedule 7.4	—	Existing Investments

Exhibits
Exhibit A	—	Form of Revolving Credit Note
Exhibit B	—	Form of Term Note
Exhibit C	—	Reserved
Exhibit D	—	Form of Swingline Note
Exhibit E	—	Form of Assignment and Assumption
Exhibit F	—	Form of Second Amended and Restated Subsidiary Guaranty Agreement
Exhibit G	—	Form of Amended and Restated Security Agreement
Exhibit H	—	Form of Amended and Restated Pledge Agreement

Exhibit 2.3	—	Form of Notice of Revolving Borrowing
Exhibit 2.4	—	Form of Notice of Swingline Borrowing
Exhibit 2.8	—	Form of Notice of Conversion/Continuation
Exhibit 5.1(d)(1)	—	Form of Compliance Certificate
Exhibit 5.1(d)(2)	—	Form of DOE Compliance Certificate

v

SECOND AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT
THIS SECOND AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of November 8, 20122, by and among STRATEGIC EDUCATION, INC., a Maryland corporation, formerly known as Strayer Education, Inc., a Maryland corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and TRUIST BANK, successor by merger to SunTrust Bank, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”).
W I T N E S S E T H:
WHEREAS, the Administrative Agent, certain of the Lenders and the Borrower are parties to an Amended and Restated Revolving Credit and Term Loan Agreement, dated as of April 4, 2011 (as amended, modified or supplemented to the date hereof, the “Existing Credit Agreement”), pursuant to which such Lenders extend credit to the Borrower;
WHEREAS, the Borrower has requested that (a) the Revolving Loan Lenders establish a $350,000,000 revolving credit facility in favor of, and (b) the Term Loan Lenders make term loans in an aggregate principal amount equal to $125,000,000 to, the Borrower3;
WHEREAS, subject to the terms and conditions of this Agreement, which amends and restates the Existing Credit Agreement in its entirety, the Revolving Loan Lenders, the Term Loan Lenders, the Issuing Bank and the Swingline Lender to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and the swingline subfacility in favor of, and severally to make the term loans to, the Borrower.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

ARTICLE 1

DEFINITIONS; CONSTRUCTION

Section 1.1.Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“Accepting Lender” shall have the meaning provided in Section 2.28(a).
“Accreditor” shall mean any entity or organization, whether governmental or government-chartered, private or quasi-private, which engages in the granting or withholding of accreditation of post-secondary education institutions or of educational programs provided by such institutions in accordance with prescribed standards and procedures.
“Additional Commitment Amount” shall have the meaning ascribed to such term in Section 2.24.
“Additional Lender” shall have the meaning ascribed to such term in Section 2.24.
“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurocurrency Borrowing, (i) the rate per annum equal to the London interbank offered rate for deposits in U.S. Dollars (or, as applicable, Euros or Sterling) appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such
______________________
2 Conformed through the Third Amendment
3 The Term Loan Commitments expired and were terminated on the Closing Date, and the Term Loans matured on the Maturity Date of December 31, 2016 service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period (provided that if such rate is less than zero, such rate shall be deemed to be zero), divided by (ii) a percentage equal to 1.00 minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) expressed as a decimal (rounded upward to the next 1/100th of 1%) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in U. S. Dollars (or, as applicable, Euros or Sterling) in an amount equal to the amount of such Eurocurrency Loan are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time), two (2) Business Days prior to the first day of such Interest Period. For purposes of this Agreement, the Adjusted LIBO Rate will not be less than zero percent (0%). If the Adjusted LIBO Rate or Applicable Reference Rate shall not be available at such time for such Interest Period with respect to the applicable currency then the Adjusted LIBO Rate shall be the Interpolated Rate or the applicable Reference Bank Rate in either case at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.
“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 5% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.
“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount equals $100,000,000. On the First Amendment Effective Date, the Aggregate Revolving Commitment Amount equals $150,000,000. On the Second Amendment Effective Date, the Aggregate Revolving Commitment Amount equals $250,000,000. On the Third Amendment Effective Date, the Aggregate Revolving Commitment Amount equals $350,000,000.
“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.
“Alternative Currency” means each of Euro, Sterling, Yen, Canadian Dollars, Australian Dollars, New Zealand Dollars, Hong Kong Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.11.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Alternative Currency Sublimit” means an amount equal to $150,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
“Anti-Corruption Laws” shall have the meaning given to such term in Section 4.16.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan and currency, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan or currency in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type or currency are to be made and maintained, which office may include any domestic or foreign branch of such Lender or such Affiliate.
“Applicable Margin” shall mean, as of any date, with respect to interest on all Revolving Loans and Term Loans outstanding on any date, or the letter of credit fee, as the case may be, a percentage per annum determined by reference to the applicable Leverage Ratio from time to time in effect as set forth on Schedule I; provided, that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(d); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level III as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above; and provided, further, that in the event that any financial statement delivered pursuant to Section 5.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 5.1(d) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin applied for such Applicable Margin Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Margin Period, (ii) determine the Applicable Margin for such Applicable Margin Period based upon the corrected Compliance Certificate, and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Margin Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.22. The provisions of this definition are in addition to rights of the Administrative Agent and Lenders with respect to Section 2.14(c) and Article 8 and other of their respective rights under this Agreement. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending December 31, 2012, are required to be delivered shall be at Level II as set forth on Schedule I. Notwithstanding the foregoing, the Applicable Margin from the First Amendment Effective Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending June 30, 2015, are required to be delivered shall be at Level I as set forth on Schedule I. Notwithstanding the foregoing, the Applicable Margin from the Second Amendment Effective Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending June 30, 2018, are required to be delivered shall be at Level I as set forth on Schedule I. Notwithstanding the foregoing, the Applicable Margin from the Third Amendment Effective Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending September 30, 2020, are required to be delivered shall be at Level I as set forth on Schedule I.
“Applicable Percentage” shall mean, as of any date, with respect to the commitment fee as of any date, the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(d); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate, the Applicable Percentage shall be at Level III as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above; and provided, further, that in the event that any financial statement delivered pursuant to Section 5.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 5.1(d) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Percentage Period”) than the Applicable Percentage applied for such Applicable Percentage Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Percentage Period, (ii) determine the Applicable Percentage for such Applicable Percentage Period based upon the corrected Compliance Certificate, and (iii) immediately pay to the Administrative Agent the accrued additional commitment fees owing as a result of such increased Applicable Percentage for such Applicable Percentage Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.22. For purposes of calculating the Applicable Percentage only, the Loans shall be deemed used to the extent of the then outstanding Revolving Loans plus the sum of (x) the aggregate undrawn amount of all outstanding Letters of Credit plus (y) the aggregate amount of all unreimbursed LC Disbursements. The provisions of this definition are in addition to rights of the Administrative Agent and Lenders with respect to Section 2.14(c) and Article 8 and other of their respective rights under this Agreement. Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending December 31, 2012, are required to be delivered shall be at Level II as set forth on Schedule I. Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the First Amendment Effective Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending June 30, 2015, are required to be delivered shall be at Level I as set forth on Schedule I. Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Second Amendment Effective Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending June 30, 2018, are required to be delivered shall be at Level I as set forth on Schedule I. Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Third Amendment Effective Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending September 30, 2020, are required to be delivered shall be at Level I as set forth on Schedule I.
“Applicable Reference Rate” means, for any Eurocurrency Loan denominated in any LIBOR Quoted Currency, the Adjusted LIBO Rate, for any Eurocurrency Loan denominated in Yen, JPY Screen Rate, for any Eurocurrency Loan denominated in Canadian Dollars, CDOR Screen Rate, for any Eurocurrency Loan denominated in Australian Dollars, AUD Screen Rate, for any Eurocurrency Loan denominated in New Zealand Dollars, NZD Screen Rate, and for any Eurocurrency Loan denominated in Hong Kong Dollars, HKD Screen Rate, as applicable.
“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of such borrowing or payment.
“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” shall mean an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit E attached hereto or any other form approved by the Administrative Agent.
“AUD Screen Rate” means, with respect to any Interest Period, the average bid reference rate as administered by the Australian Financial Markets Association (or any other Person that takes over the administration of that rate) for Aus $ bills of exchange with a tenor equal to such Interest Period, displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) as of the Specified Time on the Quotation Day for such Interest Period.
“Australian Dollar” or “Aus $” means the lawful currency of Australia.
“Availability Period” shall mean the period from the Closing Date to the Revolving Commitment Termination Date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” shall mean the highest of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) and (iii) the one-month Index Rate. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Any change in the Base Rate due to a change in the Administrative Agent’s prime lending rate, the Federal Funds Rate or the Index Rate will be effective from and including the effective date of such change in the Administrative Agent’s prime lending rate, the Federal Funds Rate or the Index Rate. All Base Rate Loans shall be denominated in Dollars. If at any time the Base Rate is less than zero, the Base Rate shall be deemed to be zero for purposes of this Agreement.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Screen Rate for syndicated credit facilities denominated in the applicable Permitted Currency and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the Screen Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period or one month (if an Index Rate Loan), the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Screen Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Screen Rate with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Permitted Currency at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in consultation with the Borrower may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Screen Rate:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Screen Rate permanently or indefinitely ceases to provide the Screen Rate; or

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Screen Rate:

(1)a public statement or publication of information by or on behalf of the administrator of the Screen Rate announcing that such administrator has ceased or will cease to provide the Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Screen Rate;

(2)a public statement or publication of information by the regulatory supervisor for the administrator of the Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Screen Rate, a resolution authority with jurisdiction over the administrator for the Screen Rate, or a court or an entity with similar insolvency or resolution authority over the administrator for the Screen Rate, which states that the administrator of the Screen Rate has ceased or will cease to provide the Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Screen Rate; or

(3)a public statement or publication of information by the regulatory supervisor for the administrator of the Screen Rate announcing that the Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Screen Rate and solely to the extent that the Screen Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Screen Rate for all purposes hereunder in accordance with Section 2.17(b)-(e) and (y) ending at the time that a Benchmark Replacement has replaced the Screen Rate for all purposes hereunder pursuant to Section 2.17(b)-(e).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Richmond, Virginia, or the state or other jurisdiction where the Payment Office is located (with respect to Obligations denominated in Dollars) are authorized or required by law to close and:
(a)    if such day relates to any interest rate settings as to an Index Rate Loan or a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Index Rate Loan or Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any London Banking Day;
(b)    if such day relates to any interest rate settings as to an Index Rate Loan or a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a TARGET Day;
(c)    if such day relates to any interest rate settings as to an Index Rate Loan or a Eurocurrency Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
(d)    if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of an Index Rate Loan or a Eurocurrency Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than

Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Canadian Dollar” or “Can $” means the lawful currency of Canada.
“Capella Acquisition” means the acquisition by the Borrower of all of the Capital Stock of Capella Education Company on the Second Amendment Effective Date pursuant to that certain Agreement and Plan of Merger, dated as of October 29, 2017, among the Borrower, Sarg Sub Inc. and Capella Education Company.
“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Stock” shall mean any capital stock (or in the case of a partnership or limited liability company, the partners’ or members’ equivalent equity interest) of the Borrower or any of its Subsidiaries (to the extent issued to a Person other than the Borrower), whether common or preferred.
“Cash Management Swingline Loans” shall have the meaning assigned to such term in Section 2.4(b).
“CDOR Screen Rate” means, with respect to any Interest Period, the average rate for bankers acceptances as administered by the Investment Industry Regulatory Organization of Canada (or any other Person that takes over the administration of that rate) with a tenor equal to such Interest Period, displayed on CDOR page of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) as of the Specified Time on the Quotation Day for such Interest Period.
“Change in Control” shall mean the occurrence of one or more of the following events after the Third Amendment Effective Date: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 35% or more of the outstanding shares of the voting stock of the Borrower or (iii) during any period of twenty-four (24) consecutive months ending on each anniversary of the Third Amendment Effective Date, individuals who, at the beginning of any such 24-month period, constituted the board of directors of the Borrower (together with any new directors whose election by such board, or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the board of directors of the Borrower then in office.
“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.19(b), by such Lender’s or the Issuing Bank’s Parent Company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (and for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives in connection therewith and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign financial regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued, promulgated or implemented).
“Charge” means any charge, expense, cost, accrual, reserve or losses of any kind.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment.
“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and, if a Loan or Letter of Credit is requested, Section 3.2(a), (b) and (f), have been satisfied or waived in accordance with Section 10.2.
“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, other than Excluded Collateral.
“Commitment” shall mean a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment or any combination thereof (as the context shall permit or require).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Competitor” means, at any time of determination, any Person that is directly and primarily engaged in substantially the same line of business as the Borrower and its Subsidiaries in owning and operating colleges and universities or in a line of business reasonably related or incidental to the line of business of the Borrower and its Subsidiaries.
“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(d)(1).
“Consolidated DOE Financial Responsibility Composite Score” means the composite score as determined pursuant to 34 C.F.R. Section 668.172 and Appendix A to Subpart L of 34 C.F.R. Section 668, as of the end of any Fiscal Year.
“Consolidated EBITDA” shall mean, for the Borrower and its Restricted Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period:
(A) Consolidated Interest Expense,
(B) income tax expense determined on a consolidated basis in accordance with GAAP,
(C) depreciation and amortization determined on a consolidated basis in accordance with GAAP,
(D) the amount of any Charges associated with the grant of any share based payment awards to employees, officers, directors or consultants,
(E) all other non-cash Charges (other than any increase in the allowance for doubtful accounts),
(F) unusual or non-recurring Charges (as determined in good faith by the Borrower, but to the extent not excluded in the determination of Consolidated Net Income),
(G) pro forma “run rate” cost savings, operating expense reductions, operational improvements and synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable (in the good faith determination of the Borrower) related to (1) asset sales, acquisitions, investments, dispositions, operating improvements, restructurings, cost saving initiatives and certain other similar initiatives (including the renegotiation of contracts and other arrangements) and specified transactions consummated prior to the Third Amendment Effective Date, (2) asset sales, acquisitions, investments, dispositions, operating improvements, restructurings, cost saving initiatives and certain other similar initiatives (including the renegotiation of contracts and other arrangements) and specified transactions consummated after the Third Amendment Effective Date and permitted by this Agreement and (3) the Torrens Acquisition, in each case of the foregoing clauses (1), (2) and (3), projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 24 months (for the avoidance of doubt including in connection with any of the foregoing, or actions taken, prior to the Third Amendment Effective Date),
(H) any Charge attributable to the undertaking and/or implementation of business optimization activities, cost savings initiatives, cost rationalization programs, operating expense reductions and/or synergies and/or similar initiatives and/or programs, including the following: any business optimization Charge, any restructuring Charge (including any Charge relating to any tax restructuring), any Charge relating to the closure or consolidation of any facility (including but not limited to rent termination costs, moving costs and legal costs), any systems implementation Charge, any retention or completion bonus, any expansion and/or relocation Charge and any severance Charge, and
(I) all Charges incurred in connection with any acquisition, investment, equity issuance, debt issuance, refinancing, amendment, disposition or other transaction (in each case, whether or not consummated) permitted by this Agreement, including, without limitation, in connection with the Third Amendment and the Torrens Acquisition, as all of the foregoing are determined on a consolidated basis in accordance with GAAP, in each case for such period. For the avoidance of doubt, Consolidated EBITDA for the period of four consecutive Fiscal Quarters ending on September 30, 2020 (the “Initial Period”), and each applicable period thereafter shall include the results of Torrens and its Subsidiaries prior to the Third Amendment Effective Date and be determined on a pro forma basis as if the Torrens Acquisition had been completed on the first day of the Initial Period.
“Consolidated EBITDAR” means, for any period, Consolidated EBITDA for such period plus, to the extent deducted from revenues in determining Consolidated Net Income, Consolidated Rent Expense for such period, all calculated for the Borrower and its Restricted Subsidiaries in accordance with GAAP on a consolidated basis.
“Consolidated Interest Expense” shall mean, for the Borrower and its Restricted Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under Hedging Transactions during such period (whether or not actually paid or received during such period); provided, however, that Consolidated Interest Expense shall (x) exclude amortization of debt issuance costs and other deferred financing fees incurred on or prior to the Third Amendment Effective Date relating to the Revolving Credit Agreement dated as of January 3, 2011, among the Borrower, the Administrative Agent, and the other parties thereto, the Existing Credit Agreement or this Agreement and the other Loan Documents, and (y) for the Initial Period and each applicable period thereafter include the results of Torrens and its Subsidiaries prior to the Third Amendment Effective Date and be determined on a pro forma basis as if the Torrens Acquisition had been completed on the first day of the Initial Period.
“Consolidated Net Income” shall mean, for the Borrower and its Restricted Subsidiaries for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any equity interest of the Borrower or any Restricted Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Restricted Subsidiary, (iv) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies, (v) accruals and reserves that are established or adjusted within 24 months after the closing of any acquisition that are so required to be established or adjusted as a result of such acquisition in accordance with GAAP or changes as a result of adoption or modification of accounting policies in accordance with GAAP and (vi) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to abandoned, closed or discontinued operations, or to asset dispositions or the sale or other disposition of any equity interests of any person, in each case other than in the ordinary course of business, as determined in good faith by the Borrower. For the avoidance of doubt, Consolidated Net Income for the Initial Period and each applicable period thereafter shall include the results of Torrens and its Subsidiaries prior to the Third Amendment Effective Date and be determined on a pro forma basis as if the Torrens Acquisition had been completed on the first day of the Initial Period.

“Consolidated Rent Expense” means, with reference to any period, all payments under Operating Leases to the extent deducted in computing Consolidated Net Income, calculated in accordance with GAAP for the Borrower and its Restricted Subsidiaries on a consolidated basis for such period. For clarity, Consolidated Rent Expense (x) shall be calculated net of any lessor lease incentive amounts attributable to such period and (y) shall include the results of Torrens and its Subsidiaries prior to the Third Amendment Effective Date and be determined on a pro forma basis as if the Torrens Acquisition had been completed on the first day of the Initial Period.
“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Restricted Subsidiaries measured on a consolidated basis as of such date, but excluding (a) Indebtedness of the type described in subsection (iii) thereof and (b) ]Indebtedness of the type described in subsection (xi) thereof.
“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
“Coverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated EBITDAR for the period of four consecutive Fiscal Quarters ending on or immediately prior to such date to (b) the sum of (i) Consolidated Interest Expense and (ii) Consolidated Rent Expense, in each case measured for the period of four consecutive Fiscal Quarters ending on or immediately prior to such date. In the event the Borrower shall complete, directly or through a Restricted Subsidiary, an acquisition of any Person or business unit for a purchase price in excess of $10,000,000 during any period, Consolidated EBITDAR, Consolidated Interest Expense and Consolidated Rent Expense for such period and each applicable period thereafter shall, in each case for purposes of determining the Coverage Ratio, thereafter be determined on a pro forma basis as if such acquisition had been completed on the first day of such initial period.
“CU” shall mean Capella University, LLC, a Minnesota limited liability company converted from and formerly known as Capella University, Inc., a Minnesota corporation.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Defaulting Lender” shall mean, at any time, a Lender (which the Administrative Agent shall promptly notify the Borrower thereof) that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to the Issuing Bank in respect of a Letter of Credit and/or make a payment to the Swingline Lender in respect of a Swingline Loan (each, a “funding obligation”), (ii) such Lender has notified the Administrative Agent or the Borrower in writing, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender or (v) becomes the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination that a Lender is a Defaulting Lender under clauses (i) through (v) above will be made by the Administrative Agent in its reasonable discretion acting in good faith, but a failure of the Administrative Agent to make such a determination shall not be determinative of the status of such Lender as not being a Defaulting Lender for purposes of this Agreement. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.
“Default Interest” shall have the meaning set forth in Section 2.14(c).

“Disposition” shall have the meaning set forth in Section 7.6.
“DOE” means the United States Department of Education.
“DOE Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(d)(2).
“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Domestic Subsidiary” shall mean a direct or indirect Subsidiary of the Borrower organized under the laws of the United States, one of the fifty states or commonwealths of the United States or the District of Columbia.
“Early Opt-in Election” means the occurrence of:
(1)    (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that syndicated credit facilities in the applicable Permitted Currency being executed at such time, or that include language similar to that contained in Section 2.16(b)-(e) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Screen Rate, and
(2)    (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.
“Educational Licenses” shall mean all federal, state, and Accreditor licenses, permits, authorizations, certifications, agreements, or similar approvals necessary under applicable law and accreditation standards and procedures for any of the Borrower and its Subsidiaries to operate as a post-secondary educational institution as it currently operates or may operate from time to time during the term of this Agreement.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any

Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated, but excluding any Unrestricted Subsidiary), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Applicable Reference Rate. Eurocurrency Loans may be denominated in Dollars or in an Alternative Currency.
“Event of Default” shall have the meaning provided in Article 8.
“Excluded Collateral” shall mean:
(a)    any lease, license, contract, property rights or agreement to which any Loan Party is a party (including any Educational Licenses) or any of its respective rights or interests therein if and for so long as the grant of a security interest therein shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, right, title or interest of any Loan Party therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement or under applicable law (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law); provided, however, that a security interest shall attach immediately (and such lease, license, contract, property rights or agreement shall immediately cease to be Excluded Collateral) at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied, and, to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement (and such portion of such lease, license, contract, property rights or agreement shall immediately cease to be Excluded Collateral) that does not result in any of the consequences specified in the foregoing clauses (i) or (ii);
(b)    (i) funds that any of the Borrower and its Subsidiaries receives from federal student financial aid programs under Title IV, and holds in a bank or investment account for federal funds pursuant to 34 C.F.R. 668.163 (or any successor regulation) or otherwise in trust pursuant to 34 C.F.R. 668.161(b) and (ii) any similar federal or state student financial aid funds;
(c)    any treasury stock of the Borrower that has not yet been retired;
(d)    leasehold interests in real property;
(e)    any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;
(f)    vehicles and other goods subject to certificates of title and foreign intellectual property (other than to the extent perfection can be achieved with the filing of UCC-1 financing statements);
(g)    any Capital Stock in any Excluded JV, Unrestricted Subsidiary, captive insurance company or not-for-profit Subsidiary;
(h)    voting Capital Stock in any Foreign Subsidiary or FSHCO in excess of 65% of all voting Capital Stock in such Foreign Subsidiary or FSHCO;
(i)    assets subject to a Lien permitted by either of Sections 7.2(d) and (e) only to the extent and for so long as the terms of the agreement in which such Lien is granted either (A) validly prohibit the creation of a security interest in such asset or (B) require the consent of any Person as a condition to the creation of a security interest in such asset, in each case other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law;
(j)    (i) any account used solely to disburse payroll and benefits, (ii) any fiduciary accounts used solely to administer benefit plans or pay withholding taxes and (iii) any account used solely to hold funds in trust for third parties; and
(j)    other assets for which the cost of obtaining or perfecting a security interest exceeds the value to the Lenders, in the reasonable discretion of the Administrative Agent, of obtaining or perfecting such security interest.
“Excluded JV” means those certain limited partnership interests listed on Schedule 1.1 attached hereto, and each other joint venture in which the Borrower or any Subsidiary owns Capital Stock and the pledge of such Capital Stock of such joint venture and/or the Guarantee of the Obligations by such joint venture is prohibited by such Person’s organizational or joint venture documents or any contractual obligation of such Person (to the extent such contractual obligation is permitted under the Loan Documents). A Person shall cease to qualify as an Excluded JV to the extent the pledge of such Capital Stock of such joint venture and the Guarantee of the Obligations by such joint venture are no longer prohibited by such Person’s organizational or joint venture documents and any contractual obligation of such Person, and such Excluded JV (to the extent constituting a Domestic Subsidiary (other than a FSHCO)) shall be required to comply with the provisions of Section 5.11.
“Excluded Subsidiaries” shall mean (i) Unrestricted Subsidiaries, (ii) any FSHCO, (iii) any Excluded JV, (iv) Immaterial Subsidiaries, (v) captive insurance companies, (vi) not-for-profit Subsidiaries and (vii) any direct or indirect Restricted Subsidiary of the Borrower (v) that is a Domestic Subsidiary of a Foreign Subsidiary or a FSHCO, (w) that is a Domestic Subsidiary of a Foreign Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code, (x) that is prohibited by applicable law, rule or regulation or by any contractual obligation (with an unaffiliated party) that is existing on (and not created in contemplated of) the date such Subsidiary is acquired from guaranteeing the secured obligations or that would require governmental (including regulatory) or other third party consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, (y) the guarantee by which would have adverse consequences with respect to the requirements of any state educational agency or eligibility of such subsidiary to participate in student financial assistance programs under Title IV of the Higher Education Act of 1965 or (z) with respect to which the Administrative Agent and the Borrower, each acting in good faith, reasonably determine the cost and/or burden of obtaining the guarantee outweigh the practical benefit to the Lenders afforded thereby.
“Excluded Swap Obligation” means, with respect to a Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Obligations of such Loan Party are incurred or the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Obligations, Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located, (c) in the case of a Lender, any withholding tax that (i) is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Lender at any time that such Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (iii) is attributable to such Lender’s failure to comply with Section 2.21(e), and (d) any U.S. federal withholding taxes imposed under FATCA.
“Exempt Student Financial Aid Funds” shall mean (i) funds that (A) any of the Borrower and its Subsidiaries receives from federal student financial aid programs under Title IV, and (B) students do not earn pursuant to 34 C.F.R. 668.22(e) (or any successor regulation) and (ii) any similar federal or state student financial aid funds.
“Existing Credit Agreement” has the meaning set forth in the recitals to this Agreement.
“Existing Letters of Credit” means the letters of credit issued and outstanding under the Existing Credit Agreement as set forth on Schedule 2.23.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant Section 1471(b)(1) of the Code.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. If at any time the Federal Funds Rate is less than zero, the Federal Funds Rate shall be deemed to be zero for purposes of this Agreement.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fee Letter” shall mean, collectively, that certain fee letter, dated as of October 1, 2012, executed by Truist Securities and SunTrust Bank (predecessor to Truist Bank) and accepted by the Borrower on October 2, 2012, that certain fee letter, dated as of May 20, 2015, executed by Truist Securities and SunTrust Bank (predecessor to Truist Bank) and accepted by the Borrower on May 20, 2015, that certain fee letter, dated as of July 25, 2018, executed by Truist Securities and SunTrust Bank (predecessor to Truist Bank) and accepted by the Borrower on July 25, 2018, and those certain fee letters, relating to the Second Amendment executed by each other Joint Lead Arranger and/or the Lender that is the Affiliate of each such Joint Lead Arranger and accepted by the Borrower, that certain fee letter, dated as of October [__], 2020, executed by Truist Securities and Truist Bank and accepted by the Borrower on October [__], 2020, and those certain fee letters, relating to the Third Amendment executed by each other Joint Lead Arranger and/or the Lender that is the Affiliate of each such Joint Lead Arranger and accepted by the Borrower.
“First Amendment” shall mean the First Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of July 2, 2015, by and among the Borrower, the other Loan Parties, the Lenders party thereto and the Administrative Agent.
“First Amendment Effective Date” shall mean the Amendment Effective Date (as such term is defined in the First Amendment).
“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.
“Fiscal Year” shall mean any fiscal year of the Borrower.
“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.
“Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than the United States, one of the fifty states or commonwealths of the United States or the District of Columbia.
“FSHCO” shall mean any Subsidiary (i) organized under the laws of the United States, any state thereof or the District of Columbia and (ii) substantially all of the assets of which constitute Capital Stock and/or Indebtedness of Foreign Subsidiaries.
“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Termination Value” shall mean, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s).
“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Higher Education Act” shall mean the Higher Education Act of 1965, as amended, 20 U.S.C. Ch. 28, and any amendments or successor statutes thereto.
“HKD Screen Rate” with respect to any Interest Period for any loan in Hong Kong Dollars, the percentage rate per annum for deposits in Hong Kong Dollars for a period beginning on the first day of the interest period and ending on the last day of such Interest Period, displayed under the heading “HKAB HKD” Interest Settlement Rates” on the Reuters Screen HKABHIBOR Page or, in the event that the rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page on such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion.
“Hong Kong Dollar” or “HK $” means the lawful currency of Hong Kong.
“Immaterial Subsidiary” shall mean, as of any date of determination, any Domestic Subsidiary of the Borrower that is a Restricted Subsidiary and that on an individual basis contributes less than 5% of Consolidated EBITDA for the period of four consecutive Fiscal Quarters ending on the most recent Fiscal Quarter for which financial statements were delivered pursuant to this Agreement (or December 31, if the fourth Fiscal Quarter); provided, however, notwithstanding the foregoing or anything to the contrary contained in Section 5.11, the Borrower, at its option, may elect to cause an Immaterial Subsidiary to become a Subsidiary Loan Party pursuant to (and in accordance with the terms and conditions of) Section 5.11, in which case such Immaterial Subsidiary shall, upon satisfaction of the provisions of such Section 5.11, no longer constitute an Immaterial Subsidiary for any purpose hereunder or under any other Loan Document.
“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than (x) trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(g), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures and (y) any earn-out, purchase price adjustment, royalty payment, deferred or contingent obligation or similar obligation until such obligation is required by GAAP to be included in the liabilities section of the balance sheet of such Person), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any preferred or common stock of such Person on or prior to the Revolving Commitment Termination Date (other than voluntary repurchases of shares of Capital Stock, the exercise of options to purchase shares of Capital Stock of the Borrower permitted by Sections 7.4(f), 7.5(i), 7.5(iii), 7.5(iv) and 7.5(v) and repurchase obligations of such Capital Stock upon the occurrence of a change of control so long as the terms of such Capital Stock provide that the issuer thereof will not redeem or repurchase any such Capital Stock pursuant to such provisions prior to the Payment in Full of all Obligations), (x) Off-Balance Sheet Liabilities and (xi) all Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
“Index Rate” means, that rate per annum effective on any Index Rate Determination Date which is equal to the quotient of:
(i)the rate per annum equal to the London interbank offered rate for deposits in U.S. dollars for a one (1) month period appearing Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the Index Rate Determination Date, with a maturity of one month (provided that if such rate is less than zero, such rate shall be deemed to be zero), divided by
(ii)a percentage equal to 1.00 minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) expressed as a decimal (rounded upward to the next 1/100th of 1%) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in U. S. Dollars in an amount equal to the amount of such Index Rate Loan are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time), two (2) Business Days prior to the Index Rate Determination Date. For purposes of this Agreement, the Index Rate will not be less than zero percent (0%). All Index Rate Loans shall be denominated in Dollars.
“Index Rate Borrowing” and “Index Rate Loan” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Index Rate, provided, that “Index Rate Borrowing” and “Index Rate Loan” shall not be deemed to refer to any Base Rate Loan or Base Rate Borrowing bearing interest at a rate determined by reference to the Index Rate.
“Index Rate Determination Date” means the Third Amendment Effective Date and the first Business Day of each calendar month thereafter.
“Intercreditor Agreement” shall mean an agreement reasonably satisfactory to the Administrative Agent establishing and governing the relative and respective rights of the Administrative Agent and the Lenders and the holders of the applicable Indebtedness and providing for Liens on the Collateral securing such Indebtedness that are (i) pari passu to the Liens of the Administrative Agent or (ii) junior to the Liens of the Administrative Agent.
“Interest Period” shall mean, with respect to any Eurocurrency Borrowing, a period of one, two, three or six months; provided, that:
(i)the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(ii)if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;
(iii)any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;
(iv)each principal installment of the Term Loans shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above; and
(v)no Interest Period may extend beyond the Revolving Commitment Termination Date (or, if any Term Loans are outstanding, the Maturity Date).
“Interpolated Rate” means, at any time, for any currency and for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the CDOR Screen Rate, AUD Screen Rate, JPY Screen Rate, NZD Screen Rate or HKD Screen Rate, as applicable, for the longest period (for which a CDOR Screen Rate, AUD Screen Rate, JPY Screen Rate, NZD Screen Rate or HKD Screen Rate is available for such currency) that is shorter than such Interest Period; and (b) the CDOR Screen Rate, AUD Screen Rate, JPY Screen Rate, NZD Screen Rate or HKD Screen Rate, as applicable, for the shortest period (for which a CDOR Screen Rate, AUD Screen Rate, JPY Screen Rate, NZD Screen Rate or HKD Screen Rate is available for such currency) that exceeds such Interest Period, in each case, at such time; provided, that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Issuing Bank” shall mean Truist Bank or any other Lender that may agree to issue Letters of Credit, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.23.
“JPY Screen Rate” means, with respect to any Interest Period for any loan in Yen, the percentage rate per annum for deposits in Yen for a period beginning on the first day of the interest period and ending on the last day of such Interest Period, as determined by the ICE Benchmark Association (or any other Person that takes over the administration of that rate) displayed on page JPY LIBOR of the Reuters Screen (or, in the event that the rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page on such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as of the Specified Time on the Quotation Day for such Interest Period.
“LC Commitment” shall mean that portion of the Aggregate Revolving Commitment Amount that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $150,000,000.
“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit. All LC Disbursements shall be denominated in (x) with respect to Letters of Credit issued in Dollars, Dollars and (y) with respect to Letters of Credit issued in an Alternative Currency, the applicable Alternative Currency.
“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit (but excluding the Letters of Credit).
“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time, in each case, such amount being determined as the Dollar Equivalent amount. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.
“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.
“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender and each Additional Lender that joins this Agreement pursuant to Section 2.24.
“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.23 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment and the Existing Letters of Credit. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Letters of Credit may be issued in Dollars or in an Alternative Currency.
“Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Debt as of such date (net of Unrestricted Cash and Cash Equivalents held by Loan Parties and its Restricted Subsidiaries in an amount not to exceed $150,000,000) to (ii) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ending on or immediately prior to such date. In the event the Borrower shall complete, directly or through a Restricted Subsidiary, an acquisition of any Person or business unit for a purchase price in excess of $10,000,000 during any period, the Leverage Ratio as of the end of and for such period and each applicable period thereafter shall thereafter be determined on a pro forma basis as if such acquisition had been completed on the first day of such initial period.
“LIBOR Quoted Currency” means each of the following currencies: Dollars, Euro, Sterling and any other Alternative Currency (other than Yen, Canadian Dollars, Australian Dollars, New Zealand Dollars and Hong Kong Dollars).
“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, cash collateral arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
“Limited Condition Acquisition” shall mean any Permitted Acquisition or other Investment by the Borrower or any of its Subsidiaries permitted pursuant to the Loan Documents in respect of which consummation is not conditioned on the availability of, or on obtaining, third party financing.
“Limited Condition Acquisition Agreement” shall mean, with respect to any Limited Condition Acquisition, the executed acquisition agreement for such Limited Condition Acquisition.
“Limited Condition Acquisition Test Date” shall mean, with respect to any Limited Condition Acquisition, the date that the Limited Condition Acquisition Agreement for such Limited Condition Acquisition is executed and delivered by the parties thereto.

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the LC Documents (other than the Letters of Credit themselves), the Subsidiary Guaranty Agreement, the Security Documents, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, all DOE Compliance Certificates, each Assignment and Assumption, any Loan Modification Agreement and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing (other than any agreement delivered in connection with Hedging Obligations or Treasury Management Obligations).4

“Loan Modification Agreement” shall mean a Loan Modification Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the other Loan Parties, one or more Accepting Lenders and the Administrative Agent.
“Loan Modification Offer” shall have the meaning provided in Section 2.28(a).
“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.
“Loans” shall mean all Revolving Loans, Swingline Loans and Term Loans in the aggregate or any of them, as the context shall require.
“London Banking Day” means any day on which dealings in Dollar deposits or the applicable Alternative Currency are conducted by and between banks in the London interbank market for the relevant currency.
“LTM Consolidated EBITDA” means Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the period of four Fiscal Quarters then most recently ended for which financial statements have been delivered pursuant to this Agreement, calculated on a pro forma basis.
“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Restricted Subsidiaries taken as a whole (it being understood that fluctuations in the stock price of the Borrower, alone, shall not be the determinant of the existence of a Material Adverse Effect under this clause (i)), (ii) the ability of the Loan Parties, taken as a whole, to perform any of their material obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, Swingline Lender, and the Lenders under any of the Loan Documents, or (iv) the legality, validity or enforceability of any material provision of the Loan Documents.

______________________
4 Section 3 of the First Amendment amends the Loan Documents and reads as follows: “The parties agree that, notwithstanding any provision to the contrary contained in the Loan Documents, the Obligations, as defined in the Credit Agreement, the Guaranteed Obligations, as defined in the Subsidiary Guaranty Agreement, and the Secured Obligations, as defined in the Security Agreement and the Pledge Agreement, shall not include Excluded Swap Obligations. Each Qualified ECP Loan Party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 3 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 3 or otherwise under the Loan Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section shall remain in full force and effect until the Obligations are Paid in Full. Each Qualified ECP Loan Party intends that this Section 3 constitute, and this Section 3 shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) and Hedging Obligations of the Borrower or any of its Restricted Subsidiaries, individually or in an aggregate principal amount exceeding $50,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.
“Maturity Date” shall mean, with respect to the Term Loans, the earlier of (i) December 31, 2016, or (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).
“Moody’s” shall mean Moody’s Investors Service, Inc., and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “Moody’s” shall be deemed to refer to any other nationally recognized securities rating agency designated by the Borrower with the consent of the Administrative Agent.
“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.
“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
“New Zealand Dollar” or “NZ $” means the lawful currency of New Zealand.
“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.
“Notes” shall mean, collectively, the Revolving Credit Notes, the Swingline Note and the Term Notes.
“Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.8(b).
“Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.
“Notice of Swingline Borrowing” shall have the meaning as set forth in Section 2.4.
“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.
“NZD Screen Rate” means, with respect to any Interest Period, the average bank bill reference rate for bills of exchange as administered by the New Zealand Financial Markets Association (or any other Person that takes over the administration of that rate) for bills of exchange with a tenor equal to the relevant Interest Period displayed on page BKBM of the Reuters screen (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at or about 10.45a.m. (Wellington, New Zealand time) on the Quotation Day for such Interest Period.
“Obligations” shall mean (a) all amounts owing by a Loan Party to the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred, or required to be reimbursed, pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Specified Hedge Provider and (c) all Treasury Management Obligations owed by any Loan Party to any Specified Treasury Management Provider, together with all renewals, extensions, modifications or refinancings of any of the foregoing; excluding, in each case, any Excluded Swap Obligations.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
“Operating Lease” of a Person means any lease of real property (other than a capital lease under GAAP) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.
“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.
“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Paid in Full,” “Pay in Full” or “Payment in Full” means, with respect to any Obligations, (a) the payment in full in cash of all such Obligations (other than (i) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted, (ii) Treasury Management Obligations (unless the Administrative Agent has commenced to exercise its remedies pursuant to Section 8.1 and such Treasury Management Obligations are then due and payable) and (iii) Hedging Obligations that, by their terms or in accordance any consent obtained from the counterparty thereto, are not required to continue to be secured by the Collateral under the Loan Documents) (unless the Administrative Agent has commenced to exercise its remedies pursuant to Section 8.1 and such Hedging Obligations are then due and payable), (b) the termination or expiration of all of the Commitments and (c) in connection with the termination or expiration of the Revolving Commitments, either (i) the cancellation and return to the Administrative Agent of all Letters of Credit or (ii) the cash collateralization (or the delivery of a back-to-back letter of credit reasonably acceptable to the Administrative Agent in form and content and from an issuer reasonably acceptable to the Administrative Agent) of all Letters of Credit pursuant to the terms and conditions of this Agreement and otherwise in a manner reasonably acceptable to the Administrative Agent.
“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning set forth in Section 10.4(d).
“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or (including with respect to any currency) such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Permitted Acquisition” means any transaction consummated after the date hereof, in which the Borrower or a Subsidiary acquires all or substantially all of the assets or outstanding Capital Stock of any Person or any division or business line of any Person, or merges or consolidates with any Person (with any such acquisition being referred to as an “Acquired Business” and any such Person, division or line of business being the “Target”), provided that, with respect to such transaction, subject to Section 1.7: (a) at the closing of such transaction, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (provided that, solely with respect to a Limited Condition Acquisition funded by Incremental Term Loan Commitments, the Lenders providing such Incremental Term Loan Commitments may agree to a “funds certain provision” that does not impose as a condition to funding thereof that no Default or Event of Default (other than any Default or Event of Default under Section 8.1(a), (b), (h), (i) or (j) shall have occurred and be continuing at the time such Limited Condition Acquisition is consummated, in which event the condition to funding thereof shall instead be that (A) no Default or Event of Default shall have occurred and be continuing on the Limited Condition Acquisition Test Date with respect to such Limited Condition Acquisition and (B) no Default or Event of Default under Section 8.1(a), (b), (h), (i) or (j) shall have occurred and be continuing at the time such Limited Condition Acquisition is consummated), (b)  such acquisition is not a “hostile” acquisition and has been approved by the Board of Directors and/or shareholders of the Borrower, the applicable Subsidiary and the Target, (c) at least 5 Business Days prior to the closing of such transaction (or such shorter period as the Administrative Agent may accept), the Borrower shall give written notice of such transaction to the Administrative Agent (which shall promptly deliver a copy to the Lenders) (the “Acquisition Notice”), which shall include (i) either (A) the final acquisition agreement or the then current draft of the acquisition agreement or (B) a reasonably detailed description of the material terms of such Permitted Acquisition (including, without limitation and if available, the purchase price and method and structure of payment) and (ii) all available financial statements of the Target and its Subsidiaries covering the prior three years (or such lesser period for which such financial statements are available), (d)(1) if the Borrower is a party to such merger, then the Borrower shall be the surviving entity of such merger, (2) if a Subsidiary Loan Party is a party to such merger, then (A) such Subsidiary Loan Party shall be the surviving entity of such merger or (B) the surviving entity shall become a Subsidiary Loan Party concurrently with the consummation of such merger, or (3) in all other cases, the surviving entity of any merger shall be a Subsidiary, (e) the Acquired Business shall be in substantially the same line of business as the Borrower and its Subsidiaries or in a line of business reasonably related or incidental to the line of business of the Borrower and its Subsidiaries, (f) at the time it gives the Acquisition Notice, the Borrower shall deliver to the Administrative Agent pro forma financial statements for next succeeding two-year period giving effect to the acquisition, (g) the Administrative Agent shall have received copies of the acquisition agreement and all other material documents relating to the acquisition and such additional documentation regarding the acquisition as it shall reasonably require, (h) if the Acquired Business or the Target is an accredited, Title IV eligible institution and the total consideration for the transaction exceeds $25,000,000, such Acquired Business or the Target is in good standing with its institutional Accreditor (it being understood that, for purposes hereof, an Acquired Business or the Target shall be deemed not to be in good standing if it shall have received an order, notice or other decision from its institutional Accreditor to the effect that the accreditation of such Acquired Business or the Target is or will be withdrawn, revoked or terminated); and (i) the Borrower shall have delivered to the Administrative Agent (which shall promptly deliver a copy to the Lenders) a certificate, executed by a Responsible Officer of the Borrower, demonstrating in sufficient detail that, on a pro forma basis after giving effect to such acquisition and assuming that such acquisition was consummated on the first day of the most recently ended period of four consecutive Fiscal Quarters the pro forma Leverage Ratio shall not be greater than 1.75 to 1 (provided that, solely with respect to a Limited Condition Acquisition funded by Incremental Term Loan Commitments, the Lenders providing such Incremental Term Loan Commitments may agree to a “funds certain provision” that such ratio shall be tested on the Limited Condition Acquisition Test Date applicable to such Limited Condition Acquisition).
“Permitted Amendment” shall have the meaning provided in Section 2.28(c).
“Permitted Currency” shall mean Dollars or any Alternative Currency, or each such currency, as the context requires.
“Permitted Encumbrances” shall mean:
(i)Liens imposed by law for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)statutory Liens of landlords, suppliers, carriers, warehousemen, mechanics, materialmen, and similar Liens arising by operation of law in the ordinary course of business for amounts not at the time delinquent or thereafter payable without penalty or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
(iii)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(iv)deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(v)judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
(vi)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;
(vii)leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (x) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries taken as a whole or (y) secure any Indebtedness for borrowed money;
(viii)any interest or title of (x) a lessor or sublessor under any lease or sublease or (y) a licensor or sublicensor under any license or sublicense, in each case entered into in the ordinary course of business, so long as such interest or title relate solely to the assets subject thereto;
(ix)banker’s liens, rights of setoff and other similar Liens that are customary in the banking industry and existing solely with respect to cash and other amounts on deposit in one or more accounts (including securities accounts) maintained by the Borrower or its Subsidiaries;
(x)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(xi)Liens of a collection bank arising under Section 4-210 of the Uniform Commerical Code on items in the course of collection;
(xii)Liens arising from precautionary UCC financing statement filings (or similar filings under other applicable Law) regarding operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;
(xiii)licenses of patents, trademarks, copyrights and other intellectual property rights reasonably entered into in the ordinary course of business which do not secure any Indebtedness for borrowed money;
(xiv)good faith deposits required in connection with any investment transaction permitted under Section 7.4;
(xv)to the extent constituting a Lien, escrow arrangements securing indemnification obligations associated any investment transaction permitted under Section 7.4;
(xvi)Liens (x) on advances of cash or Permitted Investments in favor of the seller of any property to be acquired by the Borrower or any of its Subsidiaries in an Investment permitted pursuant to Section 7.4 to be applied against the purchase price for such Investment; provided, that (I) the aggregate amount of such advances of cash or Permitted Investments shall not exceed the purchase price of such Investment and (II) the property is acquired within 365 days following the date of the first such advance so made; and (y) consisting of an agreement to dispose of any property in a Disposition permitted under Section 7.6, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien; and

(xvii)Liens of any Governmental Authority on Exempt Student Financial Aid Funds.
“Permitted Investments” shall mean:
(i)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(ii)commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;
(iii)certificates of deposit, bank notes, Eurodollar time deposits, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof and overnight bank deposits, in each case, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Lender or any other commercial bank organized under the laws of the United States or any state thereof or any foreign commercial bank, in each case, which has a combined capital and surplus and undivided profits of not less than $500,000,000 in the case of U.S. banks (or the U.S. dollar equivalent as of the date of determination in the case of non-U.S. banks);
(iv)fully collateralized repurchase agreements with a term of not more than 90 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above;
(v)commercial paper maturing no more than within 12 months after the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized rating agency);
(vi)asset-backed commercial paper having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized rating agency);
(vii)readily marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, having, at the time of the acquisition thereof, a rating of at least A- from S&P (or an equivalent rating) or at least A3 from Moody’s (or an equivalent rating) (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized rating agency);
(viii)variable rate demand notes having, at the time of the acquisition thereof, a rating of at least A-1 from S&P (or an equivalent rating) or at least VMIG1 from Moody’s (or an equivalent rating) (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized rating agency);
(ix)corporate debt securities having, at the time of the acquisition thereof, a rating of at least A- from S&P (or an equivalent rating) or at least A3 from Moody’s (or an equivalent rating) (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another nationally recognized rating agency);
(x)Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by reputable financial institutions, and the portfolios of which are limited to Investments of the character, quality and maturity described in clauses (i) through (ix) above; and
(xi)other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.
“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pledge Agreement” shall mean the Amended and Restated Pledge Agreement, dated as of the date hereof and substantially in the form of Exhibit H, made by the Borrower and the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties (as therein defined), pursuant to which the Borrower and each of such Subsidiary Loan Parties shall pledge all of the Capital Stock that it holds in its Subsidiaries (other than Excluded Collateral) to secure the Obligations, as amended, restated, supplemented or otherwise modified from time to time.
“Potential Defaulting Lender” shall mean, at any time, a Lender that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that a Lender is a Potential Defaulting Lender will be made by the Administrative Agent in its reasonable discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.
“Pro Rata Share” shall mean (i) with respect to any Revolving Commitment of any Revolving Loan Lender at any time, a percentage, the numerator of which shall be such Revolving Loan Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of such Revolving Commitments of all Revolving Loan Lenders (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Revolving Loan Lenders), (ii) with respect to any Term Loan Commitment of any Term Loan Lender at any time, a percentage, the numerator of which shall be such Term Loan Lender’s Term Loan Commitment (or if such Term Loan Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Term Loan Lender’s Term Loan), and the denominator of which shall be the sum of such Term Loan Commitments of all Term Loan Lenders (or if such Term Loan Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Term Loans of all Term Loan Lenders) and (iii) with respect to all Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loans and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Term Loans.
“Qualified ECP Loan Party” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Obligations, Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Quotation Day” means, in relation to any period for which an interest rate is to be determined:
(a)    (if the currency is Aus $, Can $, Yen, NZ $ or HK $) the first day of that period;
(b)    (for any other currency) two Business Days before the first day of that period, unless market practice differs in the relevant market by reference to which the Reference Bank Rate for a currency is determined, in which case the Quotation Day for that currency will be determined by the Administrative Agent in accordance with market practice in that market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).
“Reference Bank” means (i) in connection with any determination of the Adjusted LIBO Rate, the principal London offices, (ii) in connection with any determination of the CDOR Rate, the principal Toronto offices, (iii) in connection with any determination of the JPY Screen Rate, the principal Tokyo offices, (iv) in connection with any determination of the HKD Screen Rate, the principal Hong Kong offices, (v) in connection with any determination of the Australian BBSY Rate, the principal Sidney offices and (vi) in connection with the New Zealand BKBM Rate, the principal Wellington offices, in each case, of Truist Bank and one or more Lenders (subject to their approval) selected by the Administrative Agent from time to time.
“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the Specified Time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period:
(a)    in relation to Loans in Aus $, as the bid rate observed by the relevant Reference Bank for Aus $ denominated bank accepted bills and negotiable certificates of deposit issued by banks which are for the time being designated "Prime Banks" by the Australian Financial Markets Association that have a remaining maturity equal to the relevant Interest Period;
(b)    in relation to Loans in Can $, as the rate at which the relevant Reference Bank is willing to extend credit by the purchase of bankers acceptances which have been accepted by banks which are for the time being customarily regarded as being of appropriate credit standing for such purpose with a term to maturity equal to the relevant period;
(c)    in relation to Loans in any currency other than Aus $, Can $, NZ $ and HK $, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period;
(d)    in relation to Loans in NZ $, as the rate at which the relevant Reference Bank is willing to purchase bills of exchange which have been accepted by banks which are for the time being customarily regarded as being of appropriate credit standing for such purpose with a term to maturity equal to the relevant period; and
(e)    in relation to Loans in HK $, the rates of interest for HK $ deposits for the relevant period calculated by the Hong Kong Association of Banks on the basis of quotations provided by 12-20 banks designated by HKAB as Reference Banks and are available for HK $ deposit maturity ranging between overnight deposits and 12 months, but for the relevant period (determined by averaging the middle quotes after excluding the highest three quotes and lowest three quotes received from the Reference Banks with the result rounded up, if necessary, to the fifth decimal place).
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Required Lenders” shall mean, (a) at any time that there are two Lenders or fewer, Lenders holding 100% of the aggregate outstanding Revolving Commitments and Term Loans at such time or if the Lenders have no Commitments outstanding, then Lenders holding 100% of the Revolving Credit Exposure and Term Loans; and (b) at any other time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments and Term Loans at such time or if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the Revolving Credit Exposure and Term Loans; provided, however, that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Lenders.
“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer or the treasurer of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.
“Restricted Payment” shall have the meaning set forth in Section 7.5.
“Restricted Subsidiary” shall mean any Subsidiary other than an Unrestricted Subsidiary.
“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Loan denominated in an Alternative Currency pursuant to Section 2.8, and (iii) if a revaluation has not occurred pursuant to clause (a)(i) or (a)(ii) during any calendar quarter, March 31, June 30, September 30 or December 31 (or, if such date is not a Business Day, the next Business Day immediately following such date); (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Alternative Currency and (iv) the first Business Day of each month of each calendar year; and (c) if required by the Administrative Agent or the Required Lenders, any date on which the Dollar Equivalent of all amounts outstanding under this Agreement, as recalculated based on the exchange rate therefor quoted in the Wall Street Journal on the respective date of determination pursuant to this exception, would result in an increase in the Dollar Equivalent of such amounts outstanding by 10% or more since the most recent prior Revaluation Date.
“Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrower and to participate in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, as such schedule may be amended pursuant to Section 2.24, or in the case of a Person becoming a Lender after the Third Amendment Effective Date through an assignment of an existing Revolving Commitment, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Assumption executed by such Person as an assignee, as the same may be increased or decreased pursuant to terms hereof.
“Revolving Commitment Termination Date” shall mean the earliest of (i) November 3, 2025, (ii) the date on which all Revolving Commitments are terminated pursuant to Section 2.9 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure, in each case, such amount being determined as the Dollar Equivalent amount.
“Revolving Credit Note” shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit A.
“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan, an Index Rate Loan or a Eurocurrency Loan.
“Revolving Loan Lender” shall mean each Lender that has a Revolving Commitment or is the holder of Revolving Credit Exposure.

“Sale and Leaseback Transaction” shall have the meaning set forth in Section 7.9.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds reasonably available to the Borrower as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanctioned Country” shall mean, at any time, a country, region or territory that is the subject or target of any Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea and Syria.
“Sanctioned Person” shall mean, at any time, (a) any Person that is the subject or target of any Sanctions, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.
“S&P” shall mean Standard & Poor’s, a division of McGraw-Hill, Inc., a corporation organized and existing under the laws of the State of New York, its successors and assigns, and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “S&P” shall be deemed to refer to any other nationally recognized securities rating agency designated by the Borrower with the consent of the Administrative Agent.
“Screen Rate” shall mean, as applicable, (a) the rate specified in clause (i) of the definition of Adjusted LIBO Rate, (b) any other Applicable Reference Rate or (c) the rate specified in clause (i) of the definition of Index Rate.
“Second Amendment” shall mean the Second Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement and Amendment to other Loan Documents, dated as of August 1, 2018, by and among the Borrower, the other Loan Parties, the Lenders party thereto and the Administrative Agent.
“Second Amendment Effective Date” shall mean the Amendment Effective Date (as such term is defined in the Second Amendment).
“Security Agreement” shall mean the Amended and Restated Security Agreement, dated as of the date hereof and substantially in the form of Exhibit G, made by the Borrower and the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties (as therein defined), as amended, restated, supplemented or otherwise modified from time to time.
“Security Documents” shall mean the Pledge Agreement, the Security Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to the Security Agreement or pursuant to Section 5.12, as amended, restated, supplemented or otherwise modified from time to time.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
“Specified Hedge Provider” means a Lender, an Affiliate of any Lender or a Person that was a Lender or an Affiliate of a Lender at the date of entering into a Hedging Transaction and, in the case of an Affiliate, such Affiliate executes and delivers to the Administrative Agent a letter agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which such Affiliate (i) appoints the Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Articles 9 and 10.
“Specified Time” means a time determined in accordance with the following schedule.

BBSY is fixed	Quotation Day as of 11:00 a.m. (Sydney time)

CDOR is fixed	Quotation Day as of 11:00 a.m. (Toronto time)

BKBM is fixed	Quotation Day as of 11:00 a.m. (Wellington time)

HKABHIBOR is fixed	Quotation Day as of 11:00 a.m. (Hong Kong time)

JPY LIBOR is fixed	Quotation Day as of 11:00 a.m. (Tokyo time)

LIBOR is fixed	Quotation Day as of 11:00 a.m. (London time or New York time, as applicable)

“Specified Treasury Management Provider” means each Person that provides products of the type described in the definition of “Treasury Management Obligations” to any of the Loan Parties and such Person either (A) is a Lender (or was a Lender at the time that the applicable agreement giving rise to such Treasury Management Obligations was entered into) or (B) an Affiliate of a Lender (or was an Affiliate of a Lender at the time that the applicable agreement giving rise to such Treasury Management Obligations was entered into) that executes and delivers to the Administrative Agent a letter agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which such Affiliate (i) appoints the Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Articles 9 and 10.
“Spot Rate” for a currency means the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot rate for the purchase of any such currency; and provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.
“Subsidiary Guaranty Agreement” shall mean the Second Amended and Restated Subsidiary Guaranty Agreement, dated as of the date hereof and substantially in the form of Exhibit F, made by all Domestic Subsidiaries (other than any Excluded Subsidiaries) of the Borrower in favor of the Administrative Agent for the benefit of the Guaranteed Parties (as therein defined).

“Subsidiary Guaranty Supplement” shall mean each supplement substantially in the form of Schedule II to the Subsidiary Guaranty Agreement executed and delivered by a Domestic Subsidiary (other than any Excluded Subsidiary) of the Borrower pursuant to Section 5.11.
“Subsidiary Loan Party” shall mean any Domestic Subsidiary (other than any Excluded Subsidiary) that executes or becomes a party to the Subsidiary Guaranty Agreement.
“SU” shall mean Strayer University, LLC, a Maryland limited liability company, formerly known as Strayer University, Inc., a Maryland corporation.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $30,000,000.
“Swingline Exposure” shall mean, with respect to each Revolving Loan Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make an Index Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Revolving Loan Lender’s Pro Rata Share of all outstanding Swingline Loans.
“Swingline Lender” shall mean Truist Bank, or any other Lender that may agree to make Swingline Loans hereunder.
“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.
“Swingline Note” shall mean the promissory note of the Borrower payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment, substantially the form of Exhibit D.
“Swingline Rate” shall mean the Index Rate plus the Applicable Margin.
“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Term Loan” shall have the meaning set forth in Section 2.6.
“Term Loan Commitment” shall mean, with respect to each Term Loan Lender, the obligation of such Term Loan Lender to make a Term Loan hereunder on the Closing Date, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule II. On the Closing Date, the aggregate principal amount of all Term Loan Lenders’ Term Loan Commitments is $125,000,000.

“Term Loan Lender” shall mean each Lender that has a Term Loan Commitment or is the holder of a Term Loan.
“Term Note” shall mean a promissory note of the Borrower payable to the order of a requesting Term Loan Lender in the principal amount of such Lender’s Term Loan Commitment, in substantially the form of Exhibit B.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Third Amendment” shall mean the Third Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement and Amendment to other Loan Documents, dated as of November 3, 2020, by and among the Borrower, the other Loan Parties, the Lenders party thereto and the Administrative Agent.
“Third Amendment Effective Date” shall mean the Amendment Effective Date (as such term is defined in the Third Amendment).
“Title IV” shall mean Title IV of the Higher Education Act.
“Title IV, HEA Programs” shall mean the programs of federal student financial assistance authorized by Title IV.
“Torrens” means, collectively, LEI Higher Education Holdings Pty Ltd, LEI Australia Holdings Pty Ltd and LESA Education Services Holdings Pty Ltd, each organized and existing under the laws of Australia, and LEI New Zealand, organized and existing under the laws of New Zealand.
“Torrens Acquisition” shall have the meaning ascribed to such term in the Third Amendment.
“Treasury Management Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Parties pursuant to any agreements governing the provision to such Loan Parties of treasury or cash management services, including deposit accounts, funds transfer, automated clearing house, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation, reporting and trade finance services, overnight draft, credit cards, purchasing cards and commercial cards and other cash management services.
“Truist Securities” shall mean Truist Securities, Inc., formerly known as SunTrust Robinson Humphrey, Inc., in its capacity as a Joint Lead Arranger.
“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Applicable Reference Rate, the Index Rate or the Base Rate.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unrestricted Cash and Cash Equivalents” means, with respect to any Person, unrestricted (meaning not subject to any Lien (other than (x) Permitted Encumbrances of the type described in clauses (i), (iii), (iv), (v), (ix), (xi) and (xvii) of the definition thereof and (y) Liens permitted pursuant to Sections 7.2(a), (e), (f), (g) (to the extent constituting refinancings, extensions, renewals, or replacements of any Lien referred to in paragraph (a), (e) or (f) of Section 7.2), (h), (i) and (j)) or other restriction on use) cash and Permitted Investments of such Person, in the aggregate amount equal to what is included on the consolidated balance sheet of such Person as of such date.

“Unrestricted Subsidiary” shall mean (a) each Subsidiary designated as such pursuant to the terms and conditions of Section 5.11 of this Agreement and (b) any Subsidiary of an Unrestricted Subsidiary; provided that, for the avoidance of doubt, any Unrestricted Subsidiary re-designated as a Restricted Subsidiary pursuant to Section 5.11 shall not constitute an Unrestricted Subsidiary.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yen” and “¥” mean the lawful currency of Japan.
Section 1.2.Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan” or a “Term Loan”) or by Type (e.g. a “Eurocurrency Loan,” “Index Rate Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurocurrency Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurocurrency Borrowing”) or by Class and Type (e.g. “Revolving Eurocurrency Borrowing”).
Section 1.3.Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 6 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article 6 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any change in GAAP occurring after the date of this Agreement regarding the accounting treatment for Operating Leases such that any lease (whether in existence as of the date of this Agreement or thereafter incurred) that would, under GAAP as in effect on the date of this Agreement, be classified as an Operating Lease and as an expense item shall continue to be classified as an Operating Lease and expense item notwithstanding any change in GAAP as to the accounting treatment of such lease after the date of this Agreement.
Section 1.4.Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof,

(iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated and (vi) any definition of or reference to any law shall include all statutory and regulatory provisions consolidating, amending, or interpreting any such law and any reference to or definition of any law or regulation, unless otherwise specified, shall refer to such law or regulation as amended, modified or supplemented from time to time.
Section 1.5.Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
Section 1.6.Regulatory Changes in the Consolidated DOE Financial Responsibility Composite Score. If at any time any change in Title IV or DOE’s implementing regulations or written guidance would affect the computation of the Consolidated DOE Financial Responsibility Composite Score or Section 6.3, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in the Consolidated DOE Financial Responsibility Composite Score; provided that, until so amended, the definition of the Consolidated DOE Financial Responsibility Composite Score and the Consolidated DOE Financial Responsibility Composite Score required by Section 6.3 shall continue to be computed in accordance with regulations referenced in the definition of the Consolidated DOE Financial Responsibility Composite Score prior to such change therein.
Section 1.7.Limited Condition Acquisitions. Notwithstanding anything set forth herein to the contrary, in connection with any Limited Condition Acquisition, at the Borrowers’ option:
(a)to the extent the determination of the Leverage Ratio, the Coverage Ratio or any other relevant ratios and baskets is required with respect to such Limited Condition Acquisition, including in connection with the incurrence of any Indebtedness (it being understood that any Incremental Term Loan Commitment shall additionally remain subject to the terms and conditions of Section 2.24) or Liens and the making of any Permitted Acquisition or other Investments or consolidations, mergers or other fundamental changes pursuant to Section 7.3 in connection with such Limited Condition Acquisition, the satisfaction or the determination thereof and whether any such transaction is permitted hereunder shall be made on the Limited Condition Acquisition Test Date with respect to such Limited Condition Acquisition, and calculated as if such Limited Condition Acquisition and other pro forma events in connection therewith (including the incurrence of Indebtedness) were consummated on such date;
(b)any requirement with respect to the occurrence or absence of any Default or Event of Default shall instead be that (A) no Default or Event of Default shall have occurred and be continuing on such Limited Condition Acquisition Test Date and (B) no Default or Event of Default under Section 8.1(a), (b), (h), (i) or (j) shall have occurred and be continuing at the time such Limited Condition Acquisition is consummated; and
(c)any requirement with respect to the making of any representations and warranties under the Loan Documents shall instead be that the accuracy of all such representations and warranties shall be determined on such Limited Condition Acquisition Test Date.
Section 1.8.Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
Section 1.9.LIBOR. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Adjusted LIBO Rate,” “Applicable Reference Rate” or “Index Rate.”

Section 1.10.Exchange Rates; Currency Equivalents.
(a)The Administrative Agent or the Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date (and shall give the Borrower prompt written notice thereof) to be used for calculating Dollar Equivalent amounts of Loans, Letters of Credit, LC Exposure or Revolving Credit Exposure denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.
(b)Wherever in this Agreement in connection with a Revolving Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Borrowing, Eurocurrency Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.
(c)Notwithstanding the foregoing, for purposes of determining compliance with Article 7 with respect to any amount of Indebtedness, Disposition, Investment or other transaction in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness is incurred, such Disposition or Investment is or such other transaction occurred (so long as such Indebtedness, Disposition, Investment or other transaction, at the time incurred, made or acquired, was permitted hereunder). For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Indebtedness does not exceed the principal amount of such other Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other reasonable costs and expenses (including original issue discount) incurred in connection therewith.
Section 1.11.Additional Alternative Currencies.
(a)The Borrower may from time to time request that Eurocurrency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Loans, such request shall be subject to the consent of the Administrative Agent and the Lenders; which consent shall not be unreasonably withheld, conditioned or delayed but shall be subject to each Lender’s then-existing capability to offer such currency generally to its corporate borrowers, and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the consent of the Administrative Agent and the Issuing Bank.
(b)Any such request shall be made to the Administrative Agent not later than 11:00 a.m., seven (7) Business Days prior to the date of the desired Borrowing or issuance of a Letter of Credit (as described in the foregoing clause (a)) (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Bank thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Loans) or the Issuing

Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request whether it consents to the making of Eurocurrency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)Any failure by a Lender or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the last sentence of Section 1.11(b) shall be deemed to be a refusal by such Lender or the Issuing Bank, as the case may be, to permit Eurocurrency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Loans in such requested currency, the Administrative Agent shall promptly so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolving Borrowings of Eurocurrency Loans; and if the Administrative Agent and the Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall promptly so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by the Issuing Bank. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.11, the Administrative Agent shall promptly so notify the Borrower. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.
Section 1.12.Change of Currency.
(a)Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Revolving Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Revolving Borrowing, at the end of the then current Interest Period.
(b)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify in a written notice to the Borrower to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify in consultation with the Borrower to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency, so long as such changes are generally adopted by the Administrative Agent in similar credit facilities extended to similarly situated Persons.
Section 1.13.Basket Usage. Notwithstanding anything to the contrary contained herein, in the event any item of Indebtedness, Lien, Restricted Payment, Investment, Disposition or other transaction or action (or any of the foregoing in a single transaction or a series of substantially concurrent related transactions) meets the criteria of one or more than one of the categories of baskets under this Agreement (including within any defined terms), including any financial ratio based baskets, (i) the Borrower may, in its sole discretion, divide and classify and later re-divide and reclassify on one or more occasions (based on circumstances existing on the date of any such re-division and reclassification) any such item of Indebtedness, Lien, Restricted Payment, Investment, Disposition or other transaction or action, in whole or in part, among one or more than one baskets available for such category of items under this Agreement, and (ii) availability and utilization of any financial ratio based baskets (i.e., incurrence-based baskets) with respect to any covenant shall first be calculated without giving effect to the amount or portion of any item of Indebtedness, Lien, Restricted Payment, Investment, Disposition or other transaction or action to be utilized under any other baskets under such covenant at such time of determination (including at the time of any initial division and classification and any later re-divisions and reclassifications) and thereafter, availability and utilization of any category of baskets that are not financial ratio based (including all baskets based on fixed Dollar amounts or a percentage of LTM Consolidated EBITDA or consolidated total assets under such covenant) shall be calculated under such baskets. Each item of Indebtedness, Lien, Restricted Payment, Investment, Disposition or

other transaction or action will be deemed to have been incurred, issued, made or taken first, to the extent available, pursuant to any available categories of financial ratio based baskets as set forth above prior to any other category of baskets. If any item of Indebtedness (including any class of Indebtedness incurred under this Agreement), Lien, Restricted Payment, Investment, Disposition or other transaction or action (or any portion of the foregoing) previously divided and classified (or re-divided and reclassified) as set forth above under any category of non-financial ratio based baskets could subsequently be re-divided and reclassified under a category of financial ratio based baskets, such redivision and reclassification shall be deemed to occur automatically and each item of Indebtedness, Lien, Restricted Payment, Investment, Disposition or other transaction or action (or any portion of the foregoing) shall cease to be deemed made or outstanding for purposes of any category of baskets that are not financial ratio based.
ARTICLE 2
AMOUNT AND TERMS OF THE COMMITMENTS
Section 2.1.General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Revolving Loan Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Revolving Loan Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.23, (iii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4, (iv) each Revolving Loan Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed at any time the Aggregate Revolving Commitment Amount from time to time in effect; and (v) each Term Loan Lender severally agrees to make a Term Loan to the Borrower in a principal amount not exceeding such Term Loan Lender’s Term Loan Commitment on the Closing Date.
Section 2.2.Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Loan Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share, to the Borrower, in Dollars or (from and after the Third Amendment Effective Date) in one or more Alternative Currencies from time to time, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Revolving Loan Lender’s Revolving Credit Exposure exceeding such Revolving Loan Lender’s Revolving Commitment, (b) the sum of the aggregate Revolving Credit Exposures of all Revolving Loan Lenders exceeding the Aggregate Revolving Commitment Amount or (c) the sum of the aggregate Revolving Credit Exposures of all Lenders denominated in Alternative Currencies exceeding the Alternative Currency Sublimit. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default or should any of the conditions set forth in Section 3.2 not be satisfied or waived as provided in this Agreement.
Section 2.3.Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”) (x) prior to 11:00 a.m. (Richmond, Virginia time) on the same Business Day as the requested date of each Base Rate Borrowing or Index Rate Borrowing, (y) prior to 11:00 a.m. (Richmond, Virginia time) three (3) Business Days prior to the requested date of each Eurocurrency Borrowing denominated in Dollars and (z) prior to 11:00 a.m. (New York time) three (3) Business Days (or four (4) Business Days in the case of Australian Dollars or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of each Eurocurrency Borrowing denominated in Alternative Currencies. Each Notice of Revolving Borrowing shall be irrevocable (unless contingent on the consummation of an anticipated transaction and the Borrower shall, as promptly as practicable, notify the Administrative Agent that such transaction will not occur as scheduled) and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing, (iv) in the case of a Eurocurrency Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of “Interest Period”) and (v) if a Eurocurrency Borrowing, the currency of the Revolving Loans to be borrowed. If the Borrower fails to specify a currency in a Notice of Revolving Borrowing with respect to a Eurocurrency Borrowing, then the Revolving Loans so requested shall be made in Dollars. Each Revolving Borrowing shall consist entirely of Base Rate Loans, Index Rate Loans or Eurocurrency Loans, as the Borrower may request, provided, that any Revolving Loans funded on the Closing Date shall be Index Rate Loans. The aggregate principal amount of each Eurocurrency Revolving Borrowing shall be not less than $1,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Revolving Borrowing and Index Rate Revolving Borrowing shall not be less than $1,000,000 or a larger multiple of $500,000; provided, that Index Rate Revolving Loans or Base Rate Revolving Loans, respectively, made pursuant to Section 2.4 or Section 2.23(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurocurrency Borrowings outstanding at any time exceed eight. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Revolving Loan Lender of the details thereof and the amount of such Revolving Loan Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.
Section 2.4.Swingline Commitment.
(a)Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be permitted to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement. The Swingline Lender shall not be required to make any Swingline Loan if there is any Defaulting Lender at the time of any request for such Swingline Loan or the making of a Swingline Loan unless to the extent not otherwise reallocated among all other Lenders that are Non-Defaulting Lenders in accordance with Section 3.2(f), the Borrower has cash collateralized (in accordance with Section 2.23(g)) a portion of the obligations of the Borrower owed to the Swingline Lender in an amount equal to such Defaulting Lender’s Swingline Exposure.
(b)The Swingline Lender agrees to make Swingline Loans to the Borrower from time to time in accordance with the treasury and cash management services and products provided to the Borrower by the Swingline Lender (the “Cash Management Swingline Loans”). For other Swingline Loans, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.4 attached hereto (“Notice of Swingline Borrowing”) prior to 1:00 p.m. (Richmond, Virginia time) on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Swingline Rate. The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. Unless the Swingline Lender has received notice from the Administrative Agent or any Lender on or before the Business Day immediately preceding the date the Swingline Lender is to make the requested Swingline Loan directing the Swingline Lender not to make the Swingline Loan because such Swingline Loan is not then permitted hereunder because of the limitations set forth in Section 2.4(a) or that one or more conditions specified in Article 3 are not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than the later of 1:00 p.m. (Richmond, Virginia time) or two hours following the delivery of the Notice of Swingline Borrowing on the requested date of such Swingline Loan.
(c)The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Revolving Loan Lenders (including the Swingline Lender) to make Index Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Revolving Loan Lender will make the proceeds of its Index Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.7, which will be used solely for the repayment of such Swingline Loan. The Swingline Lender agrees that it shall give such Notice of Revolving Borrowing on the last Business Day of each calendar week if any Swingline Loans are then outstanding.
(d)If for any reason an Index Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Loan Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such

Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Index Rate Borrowing should have occurred. On the date of such required purchase, each Revolving Loan Lender shall promptly transfer, in Same Day Funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. If such Swingline Loan bears interest at a rate other than the Index Rate, such Swingline Loan shall automatically become an Index Rate Loan on the effective date of any such participation and interest shall become payable on demand.
(e)Each Revolving Loan Lender’s obligation to make an Index Rate Loan pursuant to Section 2.4(c) or to purchase the participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Loan Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Revolving Loan Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by the Borrower, the Administrative Agent or any Revolving Loan Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Revolving Loan Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Overnight Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter. Until such time as such Revolving Loan Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Revolving Loan Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Revolving Loan Lender’s participation interest in such Swingline Loans that such Revolving Loan Lender failed to fund pursuant to this Section 2.4, until such amount has been purchased in full.
Section 2.5.Reserved.
Section 2.6.Term Loans. Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make a single loan (each, a “Term Loan”) to the Borrower on the Closing Date in an aggregate principal amount not to exceed the Term Loan Commitment of such Term Loan Lender; provided, that if for any reason the full amount of such Term Loan Lender’s Term Loan Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be cancelled. The Term Loans may be, from time to time, Base Rate Loans, Index Rate Loans or Eurocurrency Loans or a combination thereof; provided, that on the Closing Date all Term Loans shall be Index Rate Loans. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.1 shall be deemed to constitute the Borrower’s request to borrow the Term Loans on the Closing Date.
Section 2.7.Funding of Borrowings.
(a)Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in Same Day Funds (or Dollar Equivalent, at the election of a Lender) by 1:00 p.m. (Richmond, Virginia time) in the case of any Revolving Loan denominated in Dollars, and by the Applicable Time specified by the Administrative Agent in the case of any Revolving Loan denominated in an Alternative Currency, to the Administrative Agent at the Payment Office applicable to the respective currency; provided, that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.
(b)Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. (Richmond, Virginia time) one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Overnight Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(c)All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. All Term Loan Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
Section 2.8.Interest Elections.
(a)On the Closing Date, each Revolving Loan funded on such date shall be an Index Rate Loan, each Term Loan funded on such date shall be an Index Rate Loan and each Swingline Loan shall be an Index Rate Loan. After the Closing Date, each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing, provided that only Revolving Loans, Swingline Loans and Term Loans may be borrowed as Index Rate Loans. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.8. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)To make an election pursuant to this Section 2.8, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.8 attached hereto (a “Notice of Conversion/Continuation”), (x) prior to 11:00 a.m. (Richmond, Virginia time) on the same Business Day as the requested date of a conversion of a Revolving Borrowing (other than into a Eurocurrency Borrowing) into a Base Rate Borrowing or an Index Rate Borrowing, (y) prior to 11:00 a.m. (Richmond, Virginia time) three (3) Business Days prior to a continuation of or conversion into a Eurocurrency Borrowing denominated in Dollars or of a Eurocurrency Borrowing denominated in Dollars into a Borrowing of another Type denominated in Dollars and (z) prior to 11:00 a.m. (Richmond, Virginia time) three (3) Business Days (or four (4) Business Days in the case of Australian Dollars or five (5) Business Days in the case of a Special Notice Currency) prior to a continuation of or conversion into a Eurocurrency Borrowing denominated in Alternative Currencies or of a Eurocurrency Borrowing denominated in an Alternative Currency into a Borrowing of another Type denominated in an Alternative Currency. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing, an Index Rate Borrowing or a Eurocurrency Borrowing; (iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period” and (v) if the resulting Borrowing is to be a Eurocurrency Borrowing, the currency (which shall be Dollars or an Alternative Currency) of the Revolving Borrowing to be converted or continued. Revolving Loans denominated in an Alternative Currency shall be deemed to be and treated as a Eurocurrency Borrowing. If any such Notice of Conversion/Continuation requests a Eurocurrency Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurocurrency Borrowings, Index Rate Borrowings and Base Rate Borrowings set forth in Section 2.3.
(c)If, on the expiration of any Interest Period in respect of any Eurocurrency Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing;

provided, however, that in the case of a failure to timely request a continuation or conversion of Revolving Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Loans in their original currency with an Interest Period of one month. No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Loan and reborrowed in the other currency.
(d)Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If a Notice of Borrowing or a Notice of Conversion/Continuation does not specify a Type, the Borrower shall be deemed to have requested an Index Rate Borrowing with respect to the Revolving Loans. If the Borrower fails to specify a currency in a Notice of Conversion/Continuation with respect to a Eurocurrency Borrowing, then the Revolving Loans so requested shall be made in Dollars.
(f)Except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan. During the existence of a Default, no Revolving Loans may be requested as, converted to or continued as Eurocurrency Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Loans denominated in an Alternative Currency be redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.
Section 2.9.Optional Reduction and Termination of Commitments.
(a)Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date. The Term Loan Commitments shall terminate on the Closing Date upon the making of the Term Loans pursuant to Section 2.6.
(b)Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable unless contingent on the consummation of an anticipated refinancing or other transaction and the Borrower shall, as promptly as practicable, notify the Administrative Agent that such refinancing or other transaction will not occur as scheduled), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.9 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the outstanding Revolving Credit Exposures of all Lenders. Any such reduction in the Aggregate Revolving Commitment Amount below the sum of the principal amount of the Alternative Currency Sublimit, the Swingline Commitment and the LC Commitment shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Alternative Currency Sublimit, the Swingline Commitment and the LC Commitment.
(c)The Borrower may terminate the unused amount of the Revolving Commitment of a Defaulting Lender or Potential Defaulting Lender upon not less than two Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.22 will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender or Potential Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender or Potential Defaulting Lender. The Borrower’s rights under this Section 2.9(c) are in addition to its rights to replace a Defaulting Lender or Potential Defaulting Lender pursuant to Section 2.26.
Section 2.10.Repayment of Loans.
(a)The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.
(b)The principal amount of each Swingline Borrowing shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

(c)The Borrower unconditionally promises to pay to the Administrative Agent, for the account of each Term Loan Lender, the then unpaid principal amount of the Term Loan of such Term Loan Lender in installments payable on the last day of each March, June, September and December, commencing March 31, 2013, with each such installment being in the aggregate principal amount for all Term Loan Lenders (i) for each installment due during calendar years 2013 and 2014, in the amount of 0.625% of the aggregate original principal amount of the Term Loans and (ii) for each installment due during calendar years 2015 and 2016, in the amount of 1.25% of the aggregate original principal amount of the Term Loans; provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loans shall be due and payable on the Maturity Date.
Section 2.11.Evidence of Indebtedness.
(a)Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment and Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.8, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.8, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded, absent manifest error; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
(b)At the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will execute and deliver to such Lender, as applicable, a Revolving Credit Note and/or a Term Note and, in the case of the Swingline Lender only, a Swingline Note, payable to the order of such Lender.
Section 2.12.Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurocurrency Borrowing denominated in Dollars, 11:00 a.m. (Richmond, Virginia time) not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Eurocurrency Borrowing denominated in an Alternative Currency, 11:00 a.m. (Richmond, Virginia time) not less than three (3) Business Days (or four (4) Business Days in the case of Australian Dollars or five (5) Business Days, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any such prepayment, (iii) in the case of any prepayment of any Base Rate Borrowing or an Index Rate Borrowing, 11:00 a.m. (Richmond, Virginia time) on the Business Day of such prepayment, and (iv) in the case of Swingline Borrowings, 11:00 a.m. (Richmond, Virginia time) on the date of such prepayment, provided that no notice shall be required for the prepayment of any Cash Management Swingline Loans. Each such notice shall be irrevocable (unless contingent on the consummation of an anticipated refinancing or other transaction and the Borrower shall, as promptly as practicable, notify the Administrative Agent that such refinancing or other transaction will not occur as scheduled) and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.14(d); provided, that if a Eurocurrency Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.20. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in a Dollar Equivalent amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or in the case of a Swingline Loan pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing, and in the case of a prepayment of a Term Loan Borrowing, to principal installments in such order of maturity as the Borrower may direct.

Section 2.13.Mandatory Prepayments.
(a)Reserved.
(b)Reserved.
(c)Reserved.
(d)Reserved.
(e)If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.9 or otherwise, the Borrower shall immediately repay Swingline Loans and Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.20. Each prepayment shall be applied first to the Swingline Loans to the full extent thereof, second to the Base Rate Loans to the full extent thereof, third to the Index Rate Loans to the full extent thereof, and finally to Eurocurrency Loans to the full extent thereof. If after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to such excess plus any accrued and unpaid fees thereon to be held as collateral for the LC Exposure. Such account shall be administered in accordance with Section 2.23(g) hereof.
(f)If the Administrative Agent shall notify the Borrower at any time that the sum of the aggregate outstanding amount of all Revolving Loans and LC Exposure, in each case, denominated in Alternative Currencies as of any Revaluation Date exceeds the Alternative Currency Sublimit then in effect, within five (5) Business Days after receipt of such notice, the Borrower shall prepay Loans or shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the excess of the sum of the aggregate outstanding amount of all Revolving Loans and LC Exposure, in each case, denominated in Alternative Currencies (including any accrued and unpaid fees thereon) over the amount that is 100% of the Alternative Currency Sublimit then in effect (without reduction of the same) to be held as collateral for the LC Exposure; provided, however, that the Borrower shall not be required to provide cash collateral in respect of such LC Exposure pursuant to this Section 2.13(f) unless after the prepayment of the Loans, such excess remains. Such account shall be administered in accordance with Section 2.23(g) hereof.
Section 2.14.Interest on Loans.
(a)The Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurocurrency Loan at the Applicable Reference Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time. The Borrower shall pay interest on each Index Rate Loan at the Index Rate plus the Applicable Margin in effect from time to time. The interest rate on Index Rate Loans shall be established based on the Index Rate in effect on the first Index Rate Determination Date, and shall be adjusted on each Index Rate Determination Date thereafter to reflect the Index Rate then in effect.
(b)The Borrower shall pay interest on each Swingline Loan at the Swingline Rate in effect from time to time.
(c)While an Event of Default exists or after acceleration, at the option of the Required Lenders, the Borrower shall pay interest (“Default Interest”) with respect to all Eurocurrency Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Index Rate Loans (including all Swingline Loans) and Base Rate Loans and all other Obligations hereunder (other than Loans), at an all-in rate in effect for Base Rate Loans, plus an additional 2% per annum.
(d)Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Revolving Loans and Base Rate Term Loans shall be payable monthly in arrears on the last day of each calendar month, and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on all outstanding Index Rate Revolving Loans, Index Rate Term Loans and Swingline Loans shall be payable monthly in arrears on the last day of each calendar month and on the Revolving Commitment Termination Date or the Maturity

Date, as the case may be. Interest on all outstanding Eurocurrency Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurocurrency Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.
(e)The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.
(f)For the purposes of the Interest Act (Canada) and any Eurocurrency Loan denominated in Canadian Dollars, (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.
Section 2.15.Fees.
(a)The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.
(b)The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Loan Lender a commitment fee in Dollars, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with Schedule I) on the daily amount of the unused Revolving Commitment of such Revolving Loan Lender during the Availability Period. For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Revolving Loan Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Revolving Loan Lender.
(c)The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Revolving Loan Lender, in Dollars, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurocurrency Loans then in effect on the Dollar Equivalent of the average daily amount of such Revolving Loan Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account, in Dollars, a fronting fee, which shall accrue at the rate of 0.25% per annum on the Dollar Equivalent of the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees, in Dollars, with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the Default Interest pursuant to Section 2.14(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by an additional 2% per annum.

(d)The Borrower shall pay to the Administrative Agent in Dollars, for the ratable benefit of each Lender, the upfront fee previously agreed upon by the Borrower and the Administrative Agent, which shall be due and payable on the Closing Date.
(e)Accrued fees under paragraphs (b) and (c) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on December 31, 2012, and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided further, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.
(f)Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to paragraphs (b) and (c) above (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees) and the pro rata payment provisions of Section 2.22 will automatically be deemed adjusted to reflect the provisions of this Section. Such fees shall accrue, but shall only be payable pursuant to Section 2.27(b).
Section 2.16.Computation of Interest and Fees. Subject to the following sentence, all computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed), or, in the case of interest in respect of Revolving Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
Section 2.17.Inability to Determine Interest Rates.
(a)If prior to the commencement of any Interest Period for any Eurocurrency Borrowing or on the Index Rate Determination Date for any Index Rate Borrowing or a Base Rate Borrowing bearing interest at a rate determined by reference to the Index Rate,
(i)the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate and reasonable means do not exist for ascertaining the Applicable Reference Rate or the Index Rate (including, without limitation, because the Screen Rate is not available or published on a current basis) for such Interest Period or the Index Rate on such Index Rate Determination Date, provided that no Benchmark Transition Event or Early Opt-In Election shall have occurred at such time or for such Interest Period, or
(ii)the Administrative Agent shall have received notice from the Required Lenders that the Applicable Reference Rate for such Interest Period or the Index Rate will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurocurrency Loans for such Interest Period or its Index Rate Loans or its Base Rate Loans bearing interest at a rate determined by reference to the Index Rate, as applicable, then the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurocurrency Revolving Loans in the affected currency or currencies or Index Rate Loans or Base Rate Loans bearing interest at a rate determined by reference to the Index Rate or to continue or convert outstanding Loans as or into Eurocurrency Loans in the affected currency or currencies or Index Rate Loans or Base Rate Loans bearing interest at a rate determined by reference to the Index Rate shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto and all Index Rate Loans shall automatically be converted to Base Rate Loans, unless, in either case, the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurocurrency Revolving Borrowing or Index Rate Revolving Borrowing for which a Notice of Revolving Borrowing has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Screen Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that the Required Lenders have delivered to the Administrative Agent written notice that such Required

Lenders accept such amendment. No replacement of the Screen Rate with a Benchmark Replacement pursuant to these provisions will occur prior to the applicable Benchmark Transition Start Date.
(c)In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time, in consultation with the Borrower, and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(d)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Required Lenders pursuant to this Section 2.17(b)-(e), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from, or consultation with, any other party hereto, except as to the consultation with or consent of the Borrower expressly required pursuant to this Section 2.17(b)-(e).
(e)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurocurrency Borrowing or Index Rate Borrowing of, conversion to or continuation of Eurocurrency Loans or Index Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the Adjusted LIBO Rate, Applicable Reference Rate or the Index Rate will not be used in any determination of Base Rate.
Section 2.18.Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurocurrency Loan (whether denominated in Dollars or an Alternative Currency) or Index Rate Loan or Base Rate Loan bearing interest at a rate determined by reference to the Index Rate or to determine or charge interest rates based upon the Applicable Reference Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurocurrency Loans in the affected currency or currencies or, in the case of Eurocurrency Loans in Dollars, or Index Rate Loans or Base Rate Loans bearing interest at a rate determined by reference to the Index Rate, or to continue or convert outstanding Loans as or into Eurocurrency Loans or Index Rate Loans or Base Rate Loans bearing interest at a rate determined by reference to the Index Rate, shall be suspended. In the case of the making of a Eurocurrency Borrowing denominated in Dollars denominated in Dollars or an Index Rate Borrowing or a Base Rate Borrowing bearing interest at a rate determined by reference to the Index Rate, such Lender’s Revolving Loan or Term Loan, as applicable, shall be made as a Base Rate Loan as part of the same Revolving Borrowing or Term Loan Borrowing, as the case may be, for the same Interest Period and if the affected Eurocurrency Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurocurrency Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurocurrency Loan denominated in Dollars to such date, and immediately in the case of an Index Rate Loan or a Base Rate Loan bearing interest at a rate determined by reference to the Index Rate. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, use reasonable efforts to designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
Section 2.19.Increased Costs.
(a)If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate, Applicable Reference Rate or the Index Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate, Applicable Reference Rate or the Index Rate~~)~~ or the Issuing Bank; or
(ii)impose on any Lender or on the Issuing Bank or the eurocurrency interbank market any other condition affecting this Agreement or any Eurocurrency Loans or Index Rate Loans or Base Rate Loans bearing interest at a rate determined by reference to the Index Rate made by such Lender or any Letter of Credit or any participation therein; and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurocurrency Loan or Index Rate Loan or Base Rate Loan bearing interest at a rate determined by reference to the Index Rate or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice (which shall include a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail) from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within ten days after the date of such notice and demand, the additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of such Lender’s or the Issuing Bank’s Parent Company) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Lender’s or the Issuing Bank’s Parent Company with respect to capital adequacy or liquidity), from time to time, within ten days after receipt by the Borrower of written demand (which shall include a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail) by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s Parent Company for any such reduction suffered.
(c)A certificate of a Lender or the Issuing Bank setting forth the basis for such demand and a calculation of the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s Parent Company, as the case may be, specified in paragraph (a) or (b) of this Section 2.19 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error; provided, however, that notwithstanding anything to the contrary in paragraph (a) or (b) of this Section 2.19, it shall be a condition to a Lender’s or Issuing Bank’s or the Issuing Bank’s Parent Company’s exercise of its rights, if any, under this Section 2.19 that such Lender or Issuing Bank or the Issuing Bank’s Parent Company shall generally be exercising similar rights with respect to other borrowers where available. The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within 10 days after receipt thereof.
(d)Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.19 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or the Issuing Bank under this Section 2.19 for any increased costs or reductions incurred more than six (6) months prior to the date that such Lender or the Issuing Bank notifies the Borrower of such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then such six-month period shall be extended to include the period of such retroactive effect.
Section 2.20.Funding Indemnity. In the event of (a) the payment of any principal of a Eurocurrency Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurocurrency Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked) or (d) the failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, foreign exchange loss, cost or expense attributable to such event. In the case of a Eurocurrency Loan, such loss, foreign exchange loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurocurrency Loan if such event had not occurred at the Adjusted LIBO Rate (or other Applicable Reference Rate) applicable to such Eurocurrency Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurocurrency Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurocurrency Loan for the same period if the Adjusted LIBO Rate (or other Applicable Reference Rate) were set on the date such Eurocurrency Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurocurrency Loan. A certificate as to any additional amount payable under this Section 2.20 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
Section 2.21.Taxes.
(a)Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.21) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.
(b)In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.21) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto that may become payable by the Administrative Agent, such Lender or the Issuing Bank, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability setting forth in reasonable detail the calculation thereof and delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form

W-8 BEN or W-8 BEN-E, as applicable, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN or W-8 BEN-E, as applicable, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Internal Revenue Service Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). Any Lender that is a “United States Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on that it becomes a party to this Agreement executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender pursuant to this Section 2.21(e). Each Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).
(f)If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by any applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by any Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (f), “FATCA” shall include any amendments made to FATCA after the First Amendment Effective Date. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. For purposes of determining withholding Taxes imposed under FATCA, from and after the First Amendment Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
(g)    Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund) and net of any loss (or plus any gain) realized in the conversion of such funds from or to another currency, net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 2.22.Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)Each Borrowing hereunder, each payment by the Borrower on account of any commitment fee or Letter of Credit fee (other than the fronting fee payable solely to the Issuing Bank) and any reduction of the Revolving Commitments of the Revolving Loan Lenders shall be made pro rata according to the respective Pro Rata Shares of the relevant Lenders. Each payment (other than prepayments) in respect of principal or interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.
(b)Each payment (including each prepayment) of the Term Loans shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders. Voluntary prepayments shall be applied as provided in Section 2.12, and all other prepayments shall be applied pro rata to the remaining installments of such Term Loans. Amounts prepaid on account of the Term Loans may not be reborrowed.
(c)Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Loan Lenders. Each payment in respect of LC Disbursements in respect of any Letter of Credit shall be made to the Issuing Bank that issued such Letters of Credit.
(d)Except with respect to principal of and interest on Revolving Loans denominated in an Alternative Currency, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.19, 2.20 or 2.21, or otherwise) prior to 12:00 noon (Richmond, Virginia time) on the date when due, in Same Day Funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Notwithstanding the foregoing, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Payment Office applicable to the respective currency in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the date when due, free and clear of any defenses, rights of set-off or counterclaim~~.~~ Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office (applicable to the respective currency), except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.19, 2.20 and 2.21 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. Except as otherwise provided herein, all payments hereunder shall be made in Dollars. If, for any reason, the Borrower is prohibited by any applicable law, regulation or ruling by a Governmental Authority from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.
(e)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties and (iii) last, towards payment of all other Obligations then due, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties. For the avoidance of doubt, notwithstanding any other provision of any Loan Document, no payment received directly or indirectly from any Loan Party that is not a Qualified ECP Loan Party shall be applied directly or indirectly by the Administrative Agent to the payment of any Excluded Swap Obligation.
(f)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise (including through the exercise of remedies against any Borrower or any Guarantor that is not a Qualified ECP Loan Party), obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC

Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall (to the extent that this provision does not impair the legality under applicable laws, statutes or regulations of this Agreement or any other Loan Document or otherwise violate applicable law) purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(g)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
(h)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(c), 2.4(d), 2.7(b), 2.22(d), 2.23(d) or (e) or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.23.Letters of Credit.
(a)During the Availability Period, each Issuing Bank, in reliance upon the agreements of the other Revolving Loan Lenders pursuant to Section 2.23(d), agrees to issue, at the request of the Borrower, Letters of Credit, denominated in Dollars or any Alternative Currency, for the account of the Borrower or any of its Subsidiaries on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount (Dollar Equivalent) of at least $100,000 (or such other amount as may be agreed to by the Issuing Bank); (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount or (C) the aggregate Revolving Credit Exposure of all Lenders denominated in Alternative Currencies would exceed the Alternative Currency Sublimit; (iv) except as provided in Section 3.2(f), the Issuing Bank shall not be required to issue any Letter of Credit if there is any Defaulting Lender or Potential Defaulting Lender at the time of such request or issuance and (v) the Borrower shall not request, and the Issuing Bank shall have no obligation to issue, any Letter of Credit the proceeds of which would be made available to any Person (AA) to fund any activity or business of or with any Sanctioned Person or in any Sanctioned Countries in violation of applicable Sanctions or (BB) in any manner that would result in a violation of any Sanctions by any party to this Agreement. Each Revolving Loan Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Revolving Loan Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit (i) on the

Closing Date with respect to all Existing Letters of Credit and (ii) on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Revolving Loan Lender by an amount equal to the amount of such participation.
(b)To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days (or such earlier date as may be agreed to by the Issuing Bank and the Administrative Agent) prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article 3 the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control; provided, further that the following are specific conditions under which the Issuing Bank may refuse to issue Letters of Credit:
(i)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it (for which the Issuing Bank is not otherwise compensated hereunder); or
(ii)the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; or
(iii)except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency; or
(iv)the Issuing Bank does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency other than Dollars.
(c)At least two Business Days (or such earlier date as may be agreed to by the Issuing Bank and the Administrative Agent) prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent or any Revolving Loan Lender on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.23(a), or that one or more conditions specified in Article 3 are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.
(d)The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Loan Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. (Richmond, Virginia time) (or the Applicable Time, in the case of Letters of Credit to be reimbursed in an Alternative Currency) on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Revolving Loan Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3 (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency), and each Revolving Loan Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.7. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the Issuing Bank in such Alternative Currency, unless (A) the Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse the Issuing Bank in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.
(e)If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Loan Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Revolving Loan Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Revolving Loan Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Revolving Loan Lender shall promptly transfer, in Same Day Funds (to be made in Dollars), the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Revolving Loan Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Revolving Loan Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.
(f)To the extent that any Revolving Loan Lender shall fail to pay any amount required to be paid pursuant to paragraphs (d) or (e) above on the due date therefor, such Revolving Loan Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Overnight Rate; provided, that if such Revolving Loan Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Revolving Loan Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.14(c).
(g)If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in Same Day Funds in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Revolving Loan Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 8.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. The Administrative Agent may, at any time and from time to time after the initial deposit of such cash collateral, request that additional cash collateral be provided in order to protect against the results of further exchange rate fluctuations to the extent reasonably determined by the Administrative Agent to be necessary with respect to any Letters of Credit denominated in an Alternative Currency, so long as such changes are generally adopted by the Administrative Agent in similar credit facilities extended to similarly situated Persons.
(h)Promptly following the end of each calendar quarter, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit outstanding at the end of such Fiscal Quarter. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.
(i)The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:
(i)Any lack of validity or enforceability of any Letter of Credit or this Agreement;
(ii)The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
(iii)Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;
(v)Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.23, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder;
(vi)any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or in the relevant currency markets generally; or
(vii)The existence of a Default or an Event of Default.
Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse (i) the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof or (ii) the Issuing Bank or any Related Party of any of the foregoing from the Issuing Bank’s gross negligence or willful misconduct as determined in a final, nonappealable judgment of a court of competent jurisdiction. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(j)Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by the Issuing Bank, its correspondents, and the beneficiaries thereof will be governed by the rules of the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued) and to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 10.5.
Section 2.24.Increase of Commitments; Additional Lenders.
(a)The Borrower may, upon at least 10 days’ written notice (or such shorter period as may be permitted by the Administrative Agent in its sole discretion) to the Administrative Agent (who shall promptly provide a copy of such notice to each Revolving Loan Lender), propose to (i) increase either the Aggregate Revolving Commitments or (ii) establish one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make an incremental term loan (any such incremental term loan, an “Incremental Term Loan”), by an aggregate amount not to exceed the sum of (x) the greater of (1) $300,000,000 and (2) 100% of LTM Consolidated EBITDA (as of the date incurred) and (y) if either of such increase to the Aggregate Revolving Commitments or such Incremental Term Loan is incurred in connection with a Permitted Acquisition or other Investments permitted by this Agreement, any amounts (which for purposes of clarity, do not include any amounts incurred in reliance upon clause (x) and shall not be included in Indebtedness for purposes of calculating the Leverage Ratio for purpose of this clause (y)) so long as the pro forma Leverage Ratio (determined (1) after giving effect to such acquisition and assuming that such acquisition was consummated on the first day of the most recently ended period of four consecutive Fiscal Quarters and (2) in connection with any Limited Condition Acquisition, in accordance with Section 1.7(a)) shall not be greater than 1.75 to 1 (it being understood that the increase of Aggregate Revolving Commitments and Incremental Term Loan Commitments may, at the election of the Borrower, be incurred under clause (y) of this Section 2.24(a) prior to any use of clause (x) and regardless of whether there is capacity under clause (x) hereof and if both clauses (x) and (y) are available and the Borrower does not make an election, the Borrower will be deemed to have elected clause (y)) (the amount of any such increase or incremental term loan commitment (which shall be in minimum increments of $10,000,000), the “Additional Commitment Amount”).
(b)In the case of a request to increase the Aggregate Revolving Commitments, each Revolving Loan Lender shall have the right for a period of 5 Business Days following receipt of such notice, to elect by written notice to the Borrower and the Administrative Agent to increase its Revolving Commitment by a principal amount equal to its Pro Rata Share of the Additional Commitment Amount. No such increase in the Aggregate Revolving Commitments shall increase any of the Alternative Currency Sublimit, the LC Commitment or the Swingline Commitment.
(c)In the case of a request for Incremental Term Loan Commitments, or if any Revolving Loan Lender shall not elect to increase its Revolving Commitment pursuant to subsection (a) of this Section 2.24, the Borrower may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to, in the case of any such Person that is an existing Lender, increase its Revolving Commitment or provide an Incremental Term Loan Commitment and in the case of any other such Person (an “Additional Lender”), which at the time agrees to become a party to this Agreement, if not already a Lender; provided, however, that any new bank or financial institution must be acceptable to the Administrative Agent, which acceptance will not be unreasonably withheld, conditioned or delayed. The sum of the increases in the

Revolving Commitments of the existing Lenders pursuant to this subsection (c) plus the Revolving Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Additional Commitment Amount in the case of a request to increase the Aggregate Revolving Commitments.
(d)No Lender (or any successor thereto) shall have any obligation to increase its Revolving Commitment or its other obligations under this Agreement and the other Loan Documents or provide an Incremental Term Loan Commitment, and any decision by a Lender to increase its Revolving Commitment or provide an Incremental Term Loan Commitment shall be made in its sole discretion independently from any other Lender.
(e)An increase in the aggregate amount of the Revolving Commitments or the establishment of Incremental Term Loan Commitments pursuant to this Section 2.24 shall become effective upon the receipt by the Administrative Agent of a supplement or joinder in form and substance reasonably satisfactory to the Administrative Agent executed by the Borrower and by each Additional Lender and by each other Revolving Loan Lender whose Revolving Commitment is to be increased, setting forth the new Revolving Commitments or the Incremental Term Loan Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, and, to the extent requested by such Additional Lender or such other Revolving Loan Lender whose Revolving Commitment is to be increased, Revolving Notes evidencing such increase in the Revolving Commitment or promissory notes evidencing the incurrence of such Incremental Term Loan Commitment, and such evidence of appropriate corporate authorization on the part of the Borrower and the Guarantors with respect to the increase in the Revolving Commitments or the incurrence of the Incremental Term Loan Commitments and such opinions of counsel for the Borrower and the Guarantors with respect to the increase in the Revolving Commitments or the incurrence of the Incremental Term Loan Commitments as the Administrative Agent may reasonably request, and, in the case of the incurrence of the Incremental Term Loan Commitments, an amendment to this Agreement as mutually agreed by the Borrower, the Administrative Agent and the Additional Lenders or such other Lenders, in each case who are providing such Incremental Term Loan Commitment; provided that (i) the terms and conditions applicable to Incremental Term Loans may be materially different from those of the Revolving Loans to the extent such differences are reasonably acceptable to the Administrative Agent and (ii) the interest rates, maturity, mandatory prepayment provisions and amortization schedule applicable to such Incremental Term Loans shall be determined by the Borrower and the Lenders holding the Incremental Term Loan Commitments. In connection with the foregoing, and notwithstanding anything in Section 10.2 to the contrary, the Administrative Agent, the Borrower, the Guarantors and the Additional Lenders or existing Lenders participating in the Additional Commitment Amount, as applicable, may enter into such amendments to this Agreement as may be necessary or appropriate (in the Administrative Agent’s judgment) to incorporate the terms of Additional Commitment Amount into the terms of this Agreement, and to provide the Additional Lenders with the benefits of this Agreement that are available to the other Lenders in the same Class as such Additional Lenders.
(i)Notwithstanding anything to the contrary set forth in Section 3.2, an increase in the aggregate amount of the Revolving Commitments or the establishment of Incremental Term Loan Commitments pursuant to this Section 2.24 shall be subject to, at the time of and immediately after giving effect to such proposed increase in the aggregate amount of the Revolving Commitments or establishment of Incremental Term Loan Commitments and the use of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing and all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on such date, except for representations and warranties that expressly relate to an earlier date, which shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date; provided that, solely with respect to the establishment of Incremental Term Loan Commitments entered into in connection with the financing of a Limited Condition Acquisition, the Lenders providing such Incremental Term Loan Commitments may agree to a “funds certain provision” that:
(ii)does not impose as a condition to funding thereof that no Default or Event of Default (other than any Default or Event of Default under Section 8.1(a), (b), (h), (i) or (j)) shall have occurred and be continuing at the time such Limited Condition Acquisition is consummated, in which event the condition to funding thereof shall instead be that (x) no Default or Event of Default shall have occurred and be continuing on the Limited Condition Acquisition Test Date with respect to such Limited Condition Acquisition and (y) no Default or Event of Default under Section 8.1(a), (b), (h), (i) or (j) shall have occurred and be continuing at the time such Limited Condition Acquisition is consummated; and

(iii)provides that the only representations and warranties the making of which shall be a condition to funding thereof shall be (x) certain “specified representations” agreed to by the Lenders providing such Commitments and (y) the representations and warranties made by or with respect to the applicable target in the Limited Condition Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that the Borrower (or any of its Restricted Subsidiaries) has the right to terminate the Borrower’s (or such Restricted Subsidiary’s) obligations under such Limited Condition Acquisition Agreement or to decline to consummate the transactions contemplated by such Limited Condition Acquisition Agreement as a result of a breach of such representations or warranties in such Limited Condition Acquisition Agreement (or the failure of such representations or warranties to be true and correct or to satisfy the closing conditions in such Limited Condition Acquisition Agreement applicable to such representations or warranties).
(f)Upon the acceptance of any such agreement by the Administrative Agent, the Aggregate Revolving Commitment Amount shall automatically be increased by the amount of the Revolving Commitments added through such agreement and Schedule II shall automatically be deemed amended to reflect the Incremental Term Loan Commitments or Revolving Commitments of all Lenders after giving effect to the addition of such Incremental Term Loan Commitments or Revolving Commitments.
(g)Upon any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.24 that is not pro rata among all Revolving Loan Lenders, (x) within five Business Days, in the case of any Base Rate Loans then outstanding, and at the end of the then current month with respect thereto, in the case of any Index Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Eurocurrency Loans then outstanding, the Borrower shall prepay such Loans in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 3, the Borrower shall reborrow the Revolving Loans from the Revolving Loan Lenders in proportion to their respective Revolving Commitments after giving effect to such increase, until such time as all outstanding Revolving Loans are held by the Revolving Loan Lenders in proportion to their respective Commitments after giving effect to such increase); provided that with respect to this subclause (x), (A) the prepayment to, and borrowing from, any existing Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender and (B) the existing Revolving Loan Lenders, as applicable, and the Additional Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Loans of such Lenders are held ratably by the Lenders of such Class in accordance with the respective Commitments of such Class of such Lenders (after giving effect to such Additional Commitment Amount), and (y) effective upon such increase, the amount of the participations held by each Revolving Loan Lender in each Letter of Credit then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the Lenders shall hold participations in each such Letter of Credit in proportion to their respective Revolving Commitments.
(h)The Additional Lenders or existing Lenders providing an Incremental Term Loan Commitment shall be included in any determination of the Required Lenders and such Lenders will not constitute a separate voting class for any purposes under this Agreement. Any Incremental Term Loans shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Loans Documents, except that such Incremental Term Loans may be subordinated in right of payment, the Liens securing such Incremental Term Loans may be subordinated or such Incremental Term Loans may be unsecured, in each case, to the extent set forth in an amendment to this Agreement as mutually agreed by the Borrower, the Administrative Agent and the Additional Lenders or such other Lenders, in each case who are providing such Incremental Term Loan Commitment.
Section 2.25.Mitigation of Obligations. If any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.19 or Section 2.21, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.
Section 2.26.Replacement of Lenders. If any Lender is unable to fund any Eurocurrency Loan or Index Rate Loan pursuant to Section 2.17(ii) or Section 2.18 or if any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.21, or if any Lender is a Defaulting Lender or Potential Defaulting Lender or defaults in its obligation to fund Loans hereunder or comply with the provisions of Section 2.21(e) or if any Lender does not provide its consent to any proposed waiver or amendment which is not effective unless consented to by the Required Lenders (or such higher percentage or proportion of the Lenders as herein provided), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld (provided that such consent shall not be required to the extent an assignment pursuant to Section 10.4 to such assignee would not require the consent of the Administrative Agent), (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.21, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 2.27.Defaulting Lender. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding LC Exposure and any outstanding Swingline Exposure of such Defaulting Lender:
(a)the Borrower will, not less than one Business Day after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender, as the case may be), (i) to the extent not otherwise reallocated among all other Lenders that are Non-Defaulting Lenders in accordance with Section 3.2(f), cash collateralize (in accordance with Section 2.23(g)) a portion of the obligations of the Borrower owed to the Issuing Bank and the Swingline Lender equal to such Defaulting Lender’s LC Exposure or Swingline Exposure, as the case may be, (ii) in the case of such Swingline Exposure, prepay all Swingline Loans or (iii) make other arrangements reasonably satisfactory to the Administrative Agent, and to the Issuing Bank and the Swingline Lender, as the case may be, in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender; and
(b)any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest-bearing account until the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payments of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to Lenders other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amount of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
Section 2.28.Certain Permitted Amendments.
(a)The Borrower may, by written notice to the Administrative Agent from time to time make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10

Business Days nor more than 30 Business Days after the date of such notice, in each case, unless otherwise agreed to by the Administrative Agent). Notwithstanding anything to the contrary in Section 10.2, each Permitted Amendment shall only require the consent of the Borrower, the Administrative Agent and those Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”), and each Permitted Amendment shall become effective only with respect to the Loans and Revolving Commitments of the Accepting Lenders. In connection with any Loan Modification Offer, the Borrower may, at its sole option, terminate or reduce the aggregate Revolving Commitments, and/or repay or reduce any Term Loans, of one or more of the Lenders that are not Accepting Lenders. Additionally, to the extent the Borrower has reduced the Revolving Commitments and/or Term Loans of such Lenders, it may request any other financial institution (with the consent of the Administrative Agent, such consent not to be unreasonably conditioned, delayed or withheld) to provide a commitment to make loans on the terms set forth in such Loan Modification Offer in an amount not to exceed the amount of the Revolving Commitments and Term Loans reduced pursuant to the preceding sentence. Notwithstanding any other provision hereof, the Borrower shall not be entitled to have more than one Loan Modification Offer outstanding at any one time, nor to make more than five Loan Modification Offers during the term of the Loans.
(b)The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Revolving Commitments of the Accepting Lenders, including any amendments necessary to treat the applicable Loans and/or Revolving Commitments of the Accepting Lenders as a new “Class” of loans and/or revolving commitments hereunder. Notwithstanding the foregoing, no Permitted Amendment shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officer’s and secretary’s certificates and other documentation consistent with those delivered on the Closing Date under this Agreement.
(c)“Permitted Amendments” means any or all of the following: (i) an extension of the Maturity Date and/or the Revolving Commitment Termination Date applicable solely to the Loans and/or Revolving Commitments of the Accepting Lenders, (ii) a delay in the timing of any scheduled amortization payments to be made in respect of the Term Loans of any Accepting Lender, (iii) an increase in the interest rate with respect to the Loans and/or Revolving Commitments of the Accepting Lenders, (iv) the inclusion of additional fees to be payable to the Accepting Lenders in connection with the Permitted Amendment (including any upfront fees), (v) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new “Class” of loans and/or commitments resulting therefrom, provided, that (A) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swingline Loan as between the revolving commitments of such new “Class” and the Revolving Commitments of the then-existing Lenders shall be made on a pro rata basis as between the revolving commitments of such new “Class” and the Revolving Commitments of the then-existing Revolving Loan Lenders, (B) the LC Commitment and Swingline Commitment may not be extended without the prior written consent of the Issuing Bank or the Swingline Lender, as applicable, and only to the extent the LC Commitment or Swingline Commitment so extended does not exceed the aggregate Revolving Commitments extended pursuant to clause (i) above, (C) payments of principal and interest on Loans (including loans of Accepting Lenders) shall continue to be shared pro rata in accordance with Section 2.22, except that notwithstanding Section 2.22, the Loans and Revolving Commitments of the Lenders that are not Accepting Lenders may be repaid and terminated on their applicable Maturity Date and/or Revolving Commitment Termination Date, as the case may be, without any pro rata reduction of the revolving commitments and repayment of loans of Accepting Lenders with a different Maturity Date and/or Revolving Commitment Termination Date, and (vi) such other amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to give effect to the foregoing Permitted Amendments. The expenses of the transactions contemplated by this Section 2.28 shall be paid by the Borrower in accordance with Section 10.3(a).
(d)This Section 2.28 shall supersede any provision in Section 10.2 to the contrary. Notwithstanding any reallocation into extending and non-extending “Classes” in connection with a Permitted Amendment, all Loans to the Borrower under this Agreement shall rank pari passu in right of payment.

ARTICLE 3
CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1.Conditions To Effectiveness. The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).5
(a)The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or Truist Securities (including the Fee Letter).
(b)The Administrative Agent (or its counsel) shall have received the following:
(i)a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
(ii)duly executed Notes payable to each Lender requesting a note (including the Swingline Note payable to the Swingline Lender);
(iii)the Subsidiary Guaranty Agreement duly executed by each Subsidiary Loan Party;
(iv)the Security Agreement duly executed by the Borrower and each Subsidiary Loan Party;
(v)the Pledge Agreement duly executed by the Borrower and each Subsidiary Loan Party;
(vi)copies of duly executed payoff letters, in form and substance satisfactory to Administrative Agent, executed by each holder of existing Indebtedness or the agent thereof, and a Perfection Certificate (as defined in the Security Agreement) with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Borrower; together with (a) the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons and in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property or do business, together with copies of the financing statements (or similar documents) disclosed by such search, (b) UCC-3 or other appropriate termination statements, in form and substance satisfactory to Administrative Agent, releasing all liens of such holders or agent upon any of the personal property of the Borrower and its Subsidiaries and (c) any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of such Indebtedness;
(vii)Reserved;
(viii)a certificate of the Secretary or Assistant Secretary of each Loan Party in form and substance acceptable to the Administrative Agent, attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;
______________________
5 Conditions set forth in Section 3.1 were satisfied, and the Closing Date occurred, on November 8, 2012.

(ix)certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party;
(x)Reserved;
(xi)favorable written opinion of Hogan Lovells US LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;
(xii)a certificate, in form and substance acceptable to the Administrative Agent, dated the Closing Date and signed by a Responsible Officer, certifying that (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (or, if qualified by materiality, in all respects) and (z) since December 31, 2011, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;
(xiii)with respect to any Loan to be funded on the Closing Date, if any, a duly executed Notice of Borrowing;
(xiv)with respect to any Loan to be funded on the Closing Date, if any, a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds of the Loans to be disbursed on the Closing Date;
(xv)certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery and performance of the Loan Documents by each Loan Party, and the validity and enforceability of the Loan Documents against each Loan Party or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Loans or any transaction being financed with the proceeds thereof shall be ongoing;
(xvi)Reserved;
(xvii)copies of the consolidated and consolidating balance sheets, income statements, cash flows and operating budget of the Borrower setting forth projections for the five Fiscal Years next succeeding the Closing Date, and setting forth in reasonable detail the assumptions underlying such projections;
(xviii)copies of (A) the internally prepared quarterly financial statements of Borrower and its Subsidiaries on a consolidated basis for the Fiscal Quarter ending on September 30, 2012, and (B) the audited consolidated financial statements for Borrower and its Subsidiaries for the Fiscal Years ending December 31, 2008, December 31, 2009, December 31, 2010, and December 31, 2011;
(xix)a duly completed and executed Compliance Certificate of the Borrower, including pro forma calculations of the financial covenants set forth in Article 6 (other than Section 6.3) hereof as of September 30, 2012;
(xx)a copy of, or a certificate as to coverage under, the insurance policies required by the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Administrative Agent as additional insured, in form and substance satisfactory to the Administrative Agent;
(xxi)Reserved; and

(xxii)such other documents, certificates or information as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.
(c)The Administrative Agent shall have received (i) to the extent required by the Pledge Agreement, the certificates representing the shares of Capital Stock pledged pursuant to the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the Borrower or the applicable Subsidiary Loan Party, as pledgor; (ii) to the extent required by the Security Agreement, the certificates representing the shares of Capital Stock pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (iii) to the extent required by the Security Agreement or the Pledge Agreement, each promissory note pledged to the Administrative Agent pursuant to the Pledge Agreement and the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.
(d)Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens permitted by Section 7.2), shall be in proper form for filing, registration or recordation.
Section 3.2.Each Credit Event. Subject to Section 2.24, the obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:
(a)at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;
(b)at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), in each case before and after giving effect thereto;
(c)Reserved;
(d)the Borrower shall have delivered the required Notice of Borrowing, or, in the case of any Letter of Credit, any other notice required pursuant to Section 2.23;
(e)Reserved; and
(f)to the extent any Lender is a Defaulting Lender or a Potential Defaulting Lender, at the time of such Swingline Loan or issuance of such Letter of Credit, the cost or loss to the Issuing Bank or the Swingline Lender, as the case may be, that would result therefrom is fully covered or eliminated by (i) with respect to such Letter of Credit, (x) the LC Exposure of such Defaulting Lender or Potential Defaulting Lender being reallocated among all other Lenders that are Non-Defaulting Lenders in proportion with their Pro Rata Share, but only to the extent that, after giving effect to such reallocation, the Revolving Credit Exposure of each Non-Defaulting Lender does not exceed such Non-Defaulting Lender’s Pro Rata Share of the Aggregate Revolving Commitment Amount; and (y) to the extent that such LC Exposure of such Defaulting Lender or Potential Defaulting Lender exceeds the amount that is permitted to be reallocated pursuant to the immediately preceding clause (x), the Borrower having provided cash collateral to the Administrative Agent to hold on behalf of the Borrower, on terms and conditions reasonably satisfactory to the Issuing Bank and the Administrative Agent, in an amount equal to such excess, (ii) with respect to any Swingline Loan, the Borrower having provided cash collateral to the Administrative Agent to hold on behalf of the Borrower, on terms and conditions reasonably satisfactory to the Swingline Lender and the Administrative Agent, in an amount equal to the Swingline Exposure of such Defaulting Lender or Potential Defaulting Lender, or (iii) the Borrower making other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank or the Swingline Lender, as applicable, in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender; provided that none of the foregoing will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender or Potential Defaulting Lender to be a Non-Defaulting Lender.
Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 3.2.
Section 3.3.Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article 3, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender as follows:
Section 4.1.Existence; Power. Each of the Loan Parties (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except in a case where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
Section 4.2.Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will be duly executed and delivered by such Loan Party, and will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 4.3.Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirements of Law applicable to the Borrower or any of its Restricted Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Restricted Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Restricted Subsidiaries and (d) will not result in the creation or imposition of any Lien (other than Liens permitted by Section 7.2) on any asset of the Borrower or any of its Restricted Subsidiaries.
Section 4.4.Financial Statements. The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2017, and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended with a written report thereon prepared by PriceWaterhouse Coopers and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2018, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ending, certified by a Responsible Officer. Such financial statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since December 31, 2017, there has been no event, circumstance or condition which has had or would reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

Section 4.5.Litigation and Environmental Matters.
(a)No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of any Responsible Officer of the Borrower or any other officer of the Borrower having primary responsibility therefor, threatened against or affecting the Borrower or any of its Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.
(b)Except for the matters set forth on Schedule 4.5 or as could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
Section 4.6.Compliance with Laws and Agreements. The Borrower and each Restricted Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 4.7.Investment Company Act, Etc. Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or is required to register under, the Investment Company Act of 1940, as amended.
Section 4.8.Taxes. The Borrower and its Restricted Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all Federal and other material taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Restricted Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.
Section 4.9.Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” or to extend credit to others for the purpose of purchasing or carrying “margin stock,” with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulation U. Neither the Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”
Section 4.10.ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.
Section 4.11.Ownership of Property.
(a)Each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any Restricted Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens other than Liens permitted by this

Agreement. Except as could not reasonably be expected to result in a Material Adverse Effect, all leases that individually or in the aggregate are material to the business or operations of the Borrower and its Restricted Subsidiaries are valid and subsisting and are in full force.
(b)Each of the Borrower and its Restricted Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Restricted Subsidiaries does not infringe on the rights of any other Person except as could not reasonably be expected to result in a Material Adverse Effect.
(c)The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Restricted Subsidiary operates.
Section 4.12.Disclosure. None of the reports (including, without limitation, all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished, including, without limitation, all reports that the Borrower is required to file with the Securities and Exchange Commission) contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements herein or in any of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower, taken as a whole, in light of the circumstances under which they were made, not materially misleading; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions that management of the Borrower believed to be reasonable at the time such projected financial information was prepared (it being recognized by the Administrative Agent and each Lender that projections as to future events are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material and that the Borrower makes no representation that such projections will be in fact realized). As of the Third Amendment Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
Section 4.13.Labor Relations. Except as could not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Restricted Subsidiaries, or, to the knowledge of any Responsible Officer of the Borrower or any other officer of the Borrower having primary responsibility therefor, threatened against or affecting the Borrower or any of its Restricted Subsidiaries, and (ii) no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Restricted Subsidiaries, or to the knowledge of any Responsible Officer of the Borrower or any other officer of the Borrower having primary responsibility therefor, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Restricted Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Restricted Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 4.14.Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the Borrower or any Subsidiary in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.
Section 4.15.Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, the Borrower and the Loan Parties, taken as a whole on a consolidated basis, (a) will not be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, (b) will not be unable to pay their debts generally as such debts become due, or (c) will not have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.
Section 4.16. Anti-Corruption Laws; Sanctions. The Borrower and any Subsidiary conduct their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation (collectively, the “Anti-Corruption Laws”) and any Sanctions to the extent applicable to such Borrower or any Subsidiary.

Section 4.17.OFAC. No Loan Party nor any Subsidiary nor any of its respective officers, or to the knowledge of any Loan Party, any employee, director, agent or Affiliate thereof (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or any Sanctions, (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2 or any Sanctions, (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order or (iv) is a Sanctioned Person.
Section 4.18.Patriot Act. Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
Section 4.19.Security Documents.
(a)(i) The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof, in which a security interest may be perfected under the Uniform Commercial Code as in effect at the relevant time by filing of financing statements, and (ii) the Lien created under the Security Agreement is (or will be, upon the filing of appropriate financing statements and grants of security in intellectual property and the execution of appropriate control agreements) a fully perfected first-priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral), in each case prior and superior in right to any other Person, other than with respect to Liens permitted by Section 7.2, in the case of each of clauses (i) and (ii) above, to the extent required by the Security Agreement.
(b)Intentionally Deleted.
(c)Schedule 4.19 lists completely and correctly as of the Closing Date all real property owned and leased by the Borrower and the Subsidiaries and the addresses thereof. As of the Closing Date, the Borrower and the Subsidiaries have valid leases in all the leased real property set forth on Schedule 4.19 and good and marketable title in all the owned real property set forth on Schedule 4.19.
(d)(i) The Pledge Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Collateral (as defined in the Pledge Agreement) and the proceeds thereof, in which a security interest may be perfected under the Uniform Commercial Code as in effect at the relevant time by filing of financing statements or obtaining control or possession, and (ii) the Lien created under the Pledge Agreement is (or will be, upon the filing of appropriate financing statements, the execution of appropriate control agreements and delivery of certificated securities and instruments to the Administrative Agent) a fully perfected first-priority Lien on, and security interest in, all right, title and interest of the Parent in such Pledged Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens permitted by Section 7.2, in the case of each of clauses (i) and (ii) above, to the extent required by Pledge Agreement.
Section 4.20.Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
ARTICLE 5
AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding (other than indemnities and other similar contingent obligations surviving the termination of this Agreement for which no claim has been made and which are unknown and not calculable at the time of termination):
Section 5.1.Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent (which the Administrative Agent shall forward to each Lender):
(a)as soon as available and in any event, in the case of the consolidated statements required hereunder only, within 120 days after the end of each Fiscal Year of Borrower, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with, in the case of consolidated financial statements, all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and, in the case of the consolidated financial statements only, reported on by PriceWaterhouse Coopers or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit, except for customary qualifications pertaining to debt maturities with respect to the Loans occurring within 12 months of such audit; provided that the auditor’s report accompanying such financial statements shall be permitted to include customary qualifications pertaining to debt maturities with respect to any Indebtedness occurring within 12 months of such audit or any potential inability to satisfy any financial maintenance covenant with respect to any Indebtedness on a future date or in a future period) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
(b)as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Borrower (with respect to the first three Fiscal Quarters of each Fiscal Year), an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statement of income and consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year (it being understood that quarterly financial statements are not required to have footnote disclosures and are subject to normal year-end adjustments);
(c)(1) as of the earlier of the date required by the DOE for annual delivery or the date actually delivered to the DOE for each calendar year, and in any event not later than July 1 of such calendar year, a calculation of the Consolidated DOE Financial Responsibility Composite Score for the Borrower as of the end of the immediately preceding Fiscal Year, attached as an exhibit to a DOE Compliance Certificate signed by the principal executive officer and the principal financial officer of the Borrower, and (2) notice of the DOE’s calculation of the Consolidated DOE Financial Responsibility Score for the Borrower promptly, but in any event no later than the next date on which a Compliance Certificate is required to be delivered pursuant to Section 5.1(d), following receipt by the Borrower of a notification from the DOE that the Consolidated DOE Financial Responsibility Score for the Borrower calculated by the DOE was less than 1.5 for any Fiscal Year;
(d)concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by the principal executive officer and the principal financial officer of the Borrower;
(e)within 60 days after the end of each Fiscal Year, a budget and projection of the Borrower and its Subsidiaries for the next succeeding Fiscal Year;
(f)promptly after the same become publicly available, notice of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
(g)promptly upon such change, written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or form of organization or (iv) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed;
(h)promptly following any request therefor (1) by the Administrative Agent, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary as the Administrative Agent or any Lender may reasonably request and (2) by the Administrative Agent or any Lender, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws; and
(i)to the extent there exist any Unrestricted Subsidiaries, concurrently with the financial statements delivered pursuant to Sections 5.1(a) or (b) above, as applicable, or the projections delivered pursuant to Section 5.1(e) above, a summary of pro forma adjustments (if any) necessary to eliminate the accounts of Unrestricted Subsidiaries from the financial statements delivered pursuant to Sections 5.1(a) or (b) above, as applicable or the projections delivered pursuant to Section 5.1(e) above, in each case prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
Notwithstanding any other provision of this Agreement, Lenders and Administrative Agent acknowledge and agree that nothing in this Agreement or the other Loan Documents shall require the Borrower and its Subsidiaries (i) to disclose education records and information from such records in a manner inconsistent with the requirements of the Family Educational Rights and Privacy Act, 20 U.S.C. 1232g (or any successor statute); its implementing regulations, 34 C.F.R. pt. 99 (or any successor regulation); applicable accreditation standards, policies, and procedures; and applicable state laws and regulations or (ii) to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law, (c) violates any bona fide binding contractual confidentiality obligations by which it is bound, so long as (I) such obligations were not entered into in contemplation of this Agreement and (II) such obligations are owed by it to a Person that is not an Affiliate or (d) is subject to attorney-client or similar privilege or constitutes attorney work product.
Documents required to be delivered pursuant to Section 5.01(a), (b) or (f) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
Section 5.2.Notices of Material Events.
(a)The Borrower will furnish to the Administrative Agent prompt written notice of the following (which the Administrative Agent shall forward to each Lender):
(i)the occurrence of any Default or Event of Default;
(ii)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of any Responsible Officer of the Borrower or any other officer of the Borrower having primary responsibility therefor, affecting the Borrower or any Restricted Subsidiary which could reasonably be expected to result in a Material Adverse Effect;
(iii)the occurrence of any event or any other development by which the Borrower or any of its Restricted Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(iv)the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Restricted Subsidiaries in an aggregate amount exceeding $20,000,000;
(v)the occurrence of any default or event of default, or the receipt by Borrower or any of its Restricted Subsidiaries of any written notice of an alleged default or event of default, respect of any Material Indebtedness of the Borrower or any of its Restricted Subsidiaries; and
(vi)any other development that results in a Material Adverse Effect.
(b)No later than the next date on which a Compliance Certificate is required to be delivered pursuant to Section 5.1(d), the Borrower will furnish to the Administrative Agent (and the Administrative Agent shall forward to each Lender) written notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
(c)Each notice delivered under Section 5.2(a) shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.3.Existence; Conduct of Business. The Borrower will, and will cause each other Loan Party to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect (a) its legal existence and (b) its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names, the loss of which could reasonably be expected to result in a Material Adverse Effect, and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation, dissolution or disposition permitted under Section 7.3 or Section 7.6.
Section 5.4.Compliance with Laws, Etc; Maintenance of Licenses and Accreditations. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA, OSHA and rules, regulations and requirements of the DOE (including any regulatory test of financial responsibility), except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain all licenses and accreditations required for the operation of its business and properties, the loss of which could not reasonably be expected to result in a Material Adverse Effect.
Section 5.5.Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay and discharge at or before maturity, all of Federal and other material tax liabilities, assessments and governmental charges (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
Section 5.6.Books and Records. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.
Section 5.7.Visitation, Inspection, Etc. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required. All such inspections and examinations by the Administrative Agent or any Lender shall be at the Borrower’s expense; provided, that so long as no Event of Default exists, the Borrower shall only be required to reimburse for one such inspection or examination each Fiscal Year.

Section 5.8.Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted, (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Restricted Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations and (c) at all times shall name Administrative Agent as additional insured or lender loss payee on all property and general liability policies of the Borrower and its Restricted Subsidiaries (which policies shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Administrative Agent as additional insured or lender loss payee, in form and substance reasonably satisfactory to the Administrative Agent). At the request of the Administrative Agent, the Borrower will deliver to the Administrative Agent certificates or other evidence of the insurance policies required hereby in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, so long as no Event of Default exists, the Borrower and its Restricted Subsidiaries may retain all or any portion of the proceeds of any insurance of the Borrower and its Restricted Subsidiaries (and the Administrative Agent shall promptly remit to the Borrower or the applicable Restricted Subsidiary any proceeds with respect to such insurance received by the Administrative Agent, so long as no Event of Default exists).
Section 5.9.Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of all Loans to refinance the Indebtedness of the Borrower under the Existing Credit Agreement and pay transactional expenses related thereto, finance the repurchase of shares of the Capital Stock of the Borrower, refinance any Indebtedness of Torrens outstanding as of the Third Amendment Effective Date that is required by the Torrens Acquisition Agreement to be repaid upon the consummation of the Torrens Acquisition, finance working capital needs and Permitted Acquisitions and pay transactional expenses related thereto and for other general corporate purposes of the Borrower and its Restricted Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate Regulations T, U, or X of the Board of Governors of the Federal Reserve System. Specifically, no part of the proceeds of any Loan will be used to purchase or carry “margin stock” or to extend credit to others for the purpose of purchasing or carrying “margin stock.” All Letters of Credit will be used for general corporate purposes. The Borrower, its Subsidiaries and their respective directors, officers, employees and agents shall not use the proceeds of the Loans, directly or indirectly, for any payments to any Sanctioned Person in violation of applicable Sanctions nor any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or in violation of any applicable Sanctions.
Section 5.10.Intentionally Deleted.
Section 5.11.Additional Subsidiaries; Designation of Subsidiaries.
(a)If any Domestic Subsidiary is acquired or formed after the Third Amendment Effective Date that is not either (i) on a pro forma basis after giving effect to such formation or acquisition on the date of such formation or acquisition an Immaterial Subsidiary or (ii) an Excluded Subsidiary, the Borrower will promptly notify the Administrative Agent thereof and, within thirty (30) days (or such longer period as the Administrative Agent shall agree in its discretion) after any such Subsidiary is acquired or formed, will cause such Subsidiary to become a Subsidiary Loan Party. A Domestic Subsidiary (that, from and after the Third Amendment Effective Date, is not either (i) on a pro forma basis after giving effect to such formation or acquisition on the date of such formation or acquisition an Immaterial Subsidiary or (ii) an Excluded Subsidiary) shall become an additional Subsidiary Loan Party by executing and delivering to the Administrative Agent a Subsidiary Guaranty Supplement, a Security Agreement and such other Security Documents as are required by Section 5.12, accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of such Subsidiaries, and, to the extent requested by the Administrative Agent, opinions of counsel comparable to those delivered pursuant to Section 3.1, and (iii) such other documents as the Administrative Agent may reasonably request. No Subsidiary that becomes a Subsidiary Loan Party shall thereafter cease to be a Subsidiary Loan Party or be entitled to be released or discharged from its obligations under the Subsidiary Guaranty Agreement or its respective Security Agreement or other Security Documents, except as otherwise provided in this Agreement. Notwithstanding anything to contrary set forth in this Agreement, SEI Newco, Inc., shall not be required to become a Subsidiary Loan Party to the extent it constitutes an Excluded Subsidiary.
(b)Notwithstanding anything to the contrary set forth in Section 5.11(a), if, as of the last day of any Fiscal Quarter of the Borrower, the portion of Consolidated EBITDA for the period of four consecutive Fiscal

Quarters ending on such Fiscal Quarter contributed by any Immaterial Subsidiary (on an individual basis) equals or exceeds 5%, then, within forty-five (45) days after the end of any such Fiscal Quarter (or, if such Fiscal Quarter is the fourth Fiscal Quarter of the Company, within 90 days thereafter) (as either such date may be extended by the Administrative Agent in its discretion), the Borrower shall cause such Immaterial Subsidiary to take the actions specified in Section 5.11(a) on the same basis that any newly acquired or formed Domestic Subsidiary (other than any Excluded Subsidiary) would have to take.
(c)If, at the time of the delivery of the Compliance Certificate pursuant to Section 5.1(d), any Subsidiary Loan Party is an Immaterial Subsidiary, then (i) upon the written request by the Borrower to the Administrative Agent (which written request shall demonstrate, in reasonable detail, that any such Subsidiary Loan Party is an Immaterial Subsidiary), (ii) so long as the Borrower is not required to add any Immaterial Subsidiaries pursuant to Section 5.11(b) and (iii) so long as no Event of Default then exists or would result therefrom, such Subsidiary Loan Party may be released from its obligations under the Subsidiary Guaranty Agreement and applicable Security Documents to which it is a party in accordance with the terms thereof.
(d)The Borrower may at any time designate any Restricted Subsidiary (including any existing or subsequently acquired or organized Subsidiary) as an “Unrestricted Subsidiary” or as a “Restricted Subsidiary” so long as there is no Event of Default, nor would an Event of Default occur after giving effect thereto.
(e)The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower in such Subsidiary on the date of such designation in an amount equal to the outstanding amount of all Investments by the Borrower and its Restricted Subsidiaries in such Subsidiary on such date (as reasonably determined by the Borrower). Accordingly, such designation shall be permitted only if the Investment represented thereby would be permitted under Section 7.4.
(f)The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence on the date of such designation of any Investment, Indebtedness or Liens of such Subsidiary existing on such date and (ii) for purposes of calculating the outstanding amount of Investments by the Borrower and its Restricted Subsidiaries in all Unrestricted Subsidiaries, a return on all Investments by the Borrower and its Restricted Subsidiaries in such Subsidiary in an amount equal to the outstanding amount of all such Investments in such Subsidiary on the date of such designation. To the extent such Subsidiary does not become a Subsidiary Loan Party on the date of such designation, all Investments by the Borrower and its Restricted Subsidiaries in such Subsidiary shall be reallocated to the available baskets under Section 7.4 for Investments in Restricted Subsidiaries that are not Subsidiary Loan Parties (as determined by the Borrower in accordance with Section 1.13).
Section 5.12.Further Assurances. The Borrower will, and will cause each of its Restricted Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in each case, subject to the agreements set forth in this Agreement, the Security Agreement or the Pledge Agreement, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents (subject to any Liens permitted by Section 7.2). In addition, from time to time, subject to the agreements set forth in this Agreement, the Security Agreement and the Pledge Agreement, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests in (a) all personal property of the Loan Parties other than Excluded Collateral and (b) to the extent requested by the Administrative Agent, all owned real property having a fair market value of greater than $5,000,000 at the time of acquisition other than owned real property listed on Schedule 5.12. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower shall deliver or cause to be delivered to the Administrative Agent all such additional instruments and documents (including legal opinions, lien searches, and in the case of any owned real property required to be mortgaged pursuant hereto, flood insurance, title insurance, zoning, other customary real estate lending due diligence and any other information reasonably requested by a Lender for completion of customary flood due diligence, in each case, prior to execution and delivery of the applicable mortgage or deed of trust) as the Administrative Agent shall reasonably request to evidence compliance with this Section 5.12. The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Borrower will give notice to the Administrative Agent promptly, but in any event no later than the next date on which a Compliance Certificate is required to be delivered pursuant to Section 5.1(d), of the acquisition by the Borrower or any of the

Subsidiary Loan Parties of any owned real property after the Third Amendment Effective Date having a fair market value in excess of $5,000,000 at the time of acquisition. Notwithstanding anything to the contrary set forth in the Loan Documents, no action shall be required to be taken by any of the Loan Parties after the Third Amendment Effective Date to create, perfect or maintain any Lien on the Collateral under the laws of any jurisdiction other than the United States.
Section 5.13.Anti-Corruption Laws; Sanctions. Each Borrower and any Subsidiary will conduct their business in material compliance with the Anti-Corruption Laws and any Sanctions to the extent applicable to any Borrower or any Subsidiary.
ARTICLE 6
FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding (other than indemnities and other similar contingent obligations surviving the termination of this Agreement for which no claim has been made and which are unknown and not calculable at the time of termination):
Section 6.1.Leverage Ratio. The Borrower will maintain, as of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2012, a Leverage Ratio of not greater than 2.00 to 1.
Section 6.2.Coverage Ratio. The Borrower will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2012, a Coverage Ratio of not less than 1.75 to 1.
Section 6.3.Consolidated DOE Financial Responsibility Composite Score. The Borrower will maintain, as of the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2020, a Consolidated DOE Financial Responsibility Composite Score (in each case, whether set forth in (x) a DOE Compliance Certificate or (y) a notification from the DOE setting forth a calculation of the Consolidated DOE Financial Responsibility Composite Score (required to be delivered by the Borrower to the Administrative Agent pursuant to clause (2) of Section 5.1(c) (such notice described in this clause (y), the “DOE Notice”)), of not less than 1.0; provided, however, that such Consolidated DOE Financial Responsibility Composite Score (in each case, whether set forth in (x) one or more DOE Compliance Certificates or (y) one or more DOE Notices) shall not be less than 1.50 for any two consecutive Fiscal Years. In the event that the Consolidated DOE Financial Responsibility Composite Score calculated by the DOE for any Fiscal Year set forth in a DOE Notice delivered for such Fiscal Year conflicts with the Consolidated DOE Financial Responsibility Composite Score set forth in the DOE Compliance Certificate delivered for such Fiscal Year, and as a result of such conflict, a Default or Event of Default (a “Subject Default”) would exist as a result of the Borrower’s failure to comply with this Section 6.3, the Borrower shall have a period of 180 days following receipt of such DOE Notice (or such longer period as the Administrative Agent shall agree in its discretion) (any such period, a “Challenge Period”) to challenge the DOE’s calculation and procure a correction from the DOE resulting in a compliant Consolidated DOE Financial Responsibility Composite Score for the relevant Fiscal Year and no Subject Default shall be deemed to exist during such Challenge Period.
ARTICLE 7
NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains outstanding (other than indemnities and other similar contingent obligations surviving the termination of this Agreement for which no claim has been made and which are unknown and not calculable at the time of termination):
Section 7.1.Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness created pursuant to the Loan Documents;
(b)Indebtedness of the Borrower and its Restricted Subsidiaries existing on the Third Amendment Effective Date and set forth on Schedule 7.1 and refinancings, extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such refinancing, extension, renewal or replacement) except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, extension, renewal or replacement and by an amount equal to any accrued and unpaid interest and fees thereon and existing commitments unutilized thereunder or shorten the maturity or the weighted average life thereof;
(c)(i) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations; provided, that in the case of this clause (i), such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvements, (ii) any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof and (iii) refinancings, extensions, renewals and replacements of any such Indebtedness described in clause (i) or (ii) above that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such refinancing, extension, renewal or replacement) except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, extension, renewal or replacement and by an amount equal to any accrued and unpaid interest and fees thereon or shorten the maturity or the weighted average life thereof; provided further, that the aggregate principal amount of such Indebtedness at any time outstanding incurred pursuant to this clause (c) does not exceed the greater of (x) $100,000,000 and (y) 30% of LTM Consolidated EBITDA (as of the date incurred);
(d)Indebtedness of the Borrower owing to any Subsidiary Loan Party and of any Restricted Subsidiary owing to the Borrower or any other Subsidiary Loan Party;
(e)Guarantees (i) by the Borrower or any Subsidiary Loan Party of Indebtedness of any other Loan Party and by any Subsidiary of Indebtedness of the Borrower or any Subsidiary Loan Party and (ii) by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party to the extent constituting an Investment permitted pursuant to Section 7.4;
(f)Indebtedness of any Person which becomes a Restricted Subsidiary after the date of this Agreement; provided, that such Indebtedness exists at the time that such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary and the aggregate principal amount of such Indebtedness permitted under this Section 7.1(f) at any time outstanding shall not exceed the greater of (x) $50,000,000 and (y) 15% of LTM Consolidated EBITDA (as of the date incurred);
(g)Indebtedness in respect of Hedging Obligations entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities, including any such obligation which is a forward equity commitment or confirmation or forward equity sale agreement to the extent the terms thereof provide that the obligation can be satisfied by the issuance of Capital Stock;
(h)unsecured earn-outs or similar deferred or contingent obligations, royalty payments, seller promissory notes and payment obligations in respect of non-competition agreements, in each case incurred in connection with any Permitted Acquisition or other Investment permitted hereunder or in connection with any license of intellectual property rights entered into in the ordinary course of business; provided that each such seller promissory note shall be subordinated in right of payment to the Obligations on terms reasonably acceptable to the Administrative Agent;
(i)other Indebtedness of the Borrower or its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $350,000,000 and (y) 100% of LTM Consolidated EBITDA (as of the date incurred), which Indebtedness may be (1) unsecured, (2) secured by a Lien on property and assets that is not Collateral or (3) secured by a Lien on the Collateral ranking pari passu with, or junior to, the Liens securing the Obligations subject to an Intercreditor Agreement reasonably acceptable to the Administrative Agent);
(j)Indebtedness incurred by Foreign Subsidiaries that are Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $50,000,000 and (y) 15% of LTM Consolidated EBITDA (as of the date incurred);
(k)(1) Indebtedness of Torrens (or certain of the Foreign Subsidiaries of Torrens) assumed in connection with the Torrens Acquisition in respect of corporate credit card and letter of credit facilities, in the aggregate maximum principal amount of $15,000,000 and (2) the guarantee of such Indebtedness by Torrens and certain of its Subsidiaries; and
(l)other Indebtedness of the Borrower and its Restricted Subsidiaries provided that (x) no Event of Default exists before and after giving effect thereto, (y) in the case of secured Indebtedness (which Indebtedness may secured by a Lien on the Collateral ranking pari passu with, or junior to, the Liens securing the Obligations), an Intercreditor Agreement reasonably acceptable to the Administrative Agent is entered into with respect thereto and (z) after giving effect to such Indebtedness (1) the Borrower is in compliance with the financial covenants set forth in Article 6 of this Agreement on a pro forma basis and (2) in the case of Indebtedness that is secured by a Lien on the Collateral ranking pari passu with the Liens securing the Obligations, the Leverage Ratio (calculated on a trailing four-quarter basis and on a pro forma basis) is no greater than 1.75 to 1, in each case in respect of the foregoing subclauses (1) and (2), assuming that the applicable secured Indebtedness was incurred on the first day of the most recently ended period of four consecutive Fiscal Quarters).
Section 7.2.Negative Pledge. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:
(a)Liens securing the Obligations, provided, however, that no Liens may secure Hedging Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations and subject to the priority of payments set forth in Section 2.22 or Section 8.2 of this Agreement;
(b)Permitted Encumbrances;
(c)any Liens on any property or asset of the Borrower or any Restricted Subsidiary existing on the Third Amendment Effective Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary;
(d)purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 180 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the principal amount of the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets on the date of such acquisition, construction or improvement;
(e)Liens on property or Capital Stock of any Person that becomes a Restricted Subsidiary after the Third Amendment Effective Date in accordance with the terms of this Agreement; provided that such Liens (i) exist at the time such Person becomes a Restricted Subsidiary and are not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary, (ii) do not extend to any property owned by the Borrower or its other Restricted Subsidiaries and (iii) the aggregate principal amount of Indebtedness does not exceed the amount permitted pursuant to Section 7.1(f);
(f)Liens on property at the time the Borrower or any of its Restricted Subsidiaries acquires the property (including by way of merger with or into the Borrower or any Subsidiary); provided that such Liens (i) exist at the time of such acquisition and are not created in contemplation or in connection with such acquisition, and (ii) do not extend to any other property owned by the Borrower or its Restricted Subsidiaries;
(g)Refinancings, extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (f) of this Section 7.2; provided, that the principal amount of the Indebtedness secured thereby is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, extension, renewal or replacement and by an amount equal to any accrued and unpaid interest and fees thereon and that any such refinancing, extension, renewal or replacement is limited to the assets originally encumbered thereby;
(h)Liens securing any Indebtedness permitted by any of Sections 7.1(i), 7.1(j), 7.1(k), and 7.1(l), subject to the terms and conditions of such Section; provided, that such Liens securing any Indebtedness permitted by Section 7.1(j) or 7.1(k) may only extend to property and Capital Stock of Foreign Subsidiaries;

(i)Liens securing Indebtedness permitted by this Agreement (which may include Indebtedness for borrowed money, to the extent permitted by this Agreement), in an amount at any time outstanding not to exceed the greater of (x) $50,000,000 and (y) 15% of LTM Consolidated EBITDA (as of the date incurred); and
(j)Liens securing Indebtedness (other than for borrowed money) in an aggregate principal amount outstanding at any time that does not exceed $5,000,000 and such Liens do not encumber the Capital Stock of any Subsidiary.
Section 7.3.Fundamental Changes. The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Subsidiary may merge or consolidate with a Person if (x) the Borrower is the surviving Person or (y) if the Borrower is not a party to such merger or consolidation, such Subsidiary is the surviving Person or the surviving Person is a Subsidiary and to extent required by Section 5.11, shall become a Subsidiary Loan Party pursuant to Section 5.11 at the time required therein, (ii) any Subsidiary may merge or consolidate into another Subsidiary; provided, that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person or the surviving Person shall become a Subsidiary Loan Party pursuant to Section 5.11, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party or in connection with a Disposition permitted pursuant to Section 7.6 (including any mergers or consolidations to effect such Disposition), (iv) the Borrower or any Subsidiary may sell, lease, transfer or otherwise dispose all or substantially all of the stock of any of its Subsidiaries in connection with a Disposition permitted pursuant to Section 7.6 (including any mergers or consolidations to effect such Disposition) and (v)  any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and in the case of any liquidation or dissolution of a Subsidiary Loan Party, all of its assets are transferred to, and all of its liabilities and obligations are assumed by, the Borrower or another Subsidiary Loan Party upon giving effect to such liquidation or dissolution; provided, that any merger permitted pursuant to this Section 7.3 involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.
Section 7.4.Investments, Loans, Etc. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any Capital Stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary (all of the foregoing being collectively called “Investments”), except:
(a)Investments (other than Permitted Investments) existing on the Third Amendment Effective Date and set forth on Schedule 7.4 (including Investments in Subsidiaries);
(b)Permitted Investments;
(c)Guarantees constituting Indebtedness permitted by Section 7.1;
(d)Investments made by the Borrower in or to any Subsidiary Loan Party and by any Subsidiary to the Borrower or in or to a Subsidiary Loan Party;
(e)loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate amount of all such loans and advances at any time outstanding does not exceed the greater of (x) $5,000,000 and (y) 2% of LTM Consolidated EBITDA (as of the date of the making of such Investment);

(f)repurchases of shares of Capital Stock of, and options, warrants, or other rights to purchase shares of Capital Stock to purchase shares of Capital Stock of, the Borrower or any Excluded JV (which in the case of any Excluded JV, shall be a repurchase from a minority owner of such Excluded JV), and provided, that for the purpose of this clause (f) at the time such repurchase is made and after giving effect thereto (i) no Default or Event of Default has occurred and is continuing nor would occur and (ii) the Borrower would be in compliance with the financial covenants contained in Article 6 (other than Section 6.3) on a pro forma basis;
(g)(i) Permitted Acquisitions and earnest money deposits in connection therewith and (ii) Investments made by any Person existing at the time such Person becomes a Subsidiary or consolidates, amalgamates or merges with the Borrower or any of its Subsidiaries in connection with a Permitted Acquisition or other Investment permitted hereunder, so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation, amalgamation or merger;
(h)Hedging Transactions other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities, including any such obligation which is a forward equity commitment or confirmation or forward equity sale agreement to the extent the terms thereof provide that the obligation can be satisfied by the issuance of Capital Stock;
(i)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received (x) in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (y) in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(j)Investments consisting of receivables and notes received from students in the ordinary course of business;
(k)the Torrens Acquisition and the Investments of Torrens and its Subsidiaries existing on the Third Amendment Effective Date, so long as such Investments were not made in contemplation of Torrens and its Subsidiaries becoming Subsidiaries of the Borrower;
(l)the Capella Acquisition and the Investments in Capella Education Company and its Subsidiaries existing on the Second Amendment Effective Date, so long as such Investments were not made in contemplation of Capella Education Company and its Subsidiaries becoming Subsidiaries of the Borrower;
(m)Investments in Excluded Subsidiaries in an amount not to exceed, in any Fiscal Year, the greater of $50,000,000 and 15% of LTM Consolidated EBITDA (as of the date of the making of such Investment);
(n)other Investments (including, without limitation, Investments in Excluded Subsidiaries) so long as, on a pro forma basis after giving effect to such Investments and assuming that such Investments were consummated on the first day of the most recently ended period of four consecutive Fiscal Quarters, the pro forma Leverage Ratio shall not be greater than 1.75 to 1; and
(o)other Investments which in the aggregate do not exceed, in any Fiscal Year, the greater of $50,000,000 and 15% of LTM Consolidated EBITDA (as of the date of the making of such Investment).
Section 7.5.Restricted Payments. The Borrower will not, and will not permit its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock or Indebtedness subordinated to the Obligations of the Borrower or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) Restricted Payments payable by the Borrower solely in shares of any class of its common stock, (ii) Restricted Payments made by any Subsidiary to (x) the Borrower or to another Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries and (y) such other shareholders of such non-wholly owned Subsidiary, (iii) repurchases of shares of Capital Stock and options, warrants, or other rights to purchase shares of Capital Stock permitted by Section 7.4(f), (iv) other Restricted Payments made by the Borrower or a Restricted Subsidiary (including cash dividends and distributions paid on the Capital Stock of the Borrower); provided, for the purpose of this clause (iv) that at the time such dividend or distribution is paid or Restricted Payment is made and after giving effect thereto (x) no Default or Event of Default has occurred and is continuing nor would occur and (y) the Borrower would be in compliance with the financial covenants contained in Article 6 (other than Section 6.3) on a pro forma basis, (v) Restricted Payments made by the Borrower or a Restricted Subsidiary pursuant to employee and/or director stock plans or employee and/or director compensation plans, including cash incentive bonuses and acquisitions (or withholding) of its Capital Stock pursuant to any such plan in satisfaction of withholding or similar taxes payable by any present or former officer, employee, director or member of management and (vi) in the case of any Indebtedness subordinated to the Obligations of the Borrower or any Guarantee thereof, payments permitted by any subordination agreement or other subordination terms reasonably acceptable to the Administrative Agent.
Notwithstanding anything to the contrary herein, this Section 7.5 shall not prohibit the consummation of any Restricted Payment, if as of the date of the delivery of irrevocable and legally effective notice or declaration thereof, such Restricted Payment would have been permitted under this Section 7.5.
Section 7.6.Sale of Assets. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired (each, a “Disposition”), except:
(a)the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;
(b)the sale of inventory and Permitted Investments in the ordinary course of business;
(c)Dispositions permitted by Sections 7.2, 7.3, 7.4 and 7.5;
(d)leases, subleases, licenses or sublicenses of real or personal property in the ordinary course of business, in each case that do not materially interfere with the business of the Borrower and its Restricted Subsidiaries taken as a whole;
(e)Dispositions of Permitted Investments for fair market value or otherwise in connection with transactions not otherwise prohibited by this Agreement;
(f)so long as no Event of Default has occurred and is continuing or would occur after giving effect thereto, the Disposition of delinquent notes or accounts receivable in the ordinary course of business of purposes of collection only (and not for the purpose of any bulk sale, financing or securitization transaction);
(g)Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(h)the Disposition (in addition to those Dispositions permitted by the foregoing clause (g)) of real estate assets owned by SU with an aggregate value not to exceed $20,000,000;
(i)Dispositions of non-core assets acquired in connection with a Permitted Acquisition or other Investment permitted by this Agreement, provided that the fair market value of such non-core assets (determined as of the date of acquisition thereof by the Borrower or Restricted Subsidiary, as the case may be) so disposed pursuant to this clause (i) shall not exceed 25% of the purchase price paid for all such assets acquired in such Permitted Acquisition or other permitted Investment;
(j)any other Disposition in an aggregate amount not to exceed, in any Fiscal Year, the greater of $25,000,000 and 7.5% of LTM Consolidated EBITDA (as of the date of the making of such Disposition);
(k)Dispositions of intellectual property rights which are, in the reasonable business judgment of the Borrower or such Restricted Subsidiary, no longer used or useful in, the business of the Borrower or such Restricted Subsidiary; and

(l)Dispositions of property and assets to the extent such property and assets were the subject of a casualty or condemnation proceedings.
Section 7.7.Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than the Borrower and its Restricted Subsidiaries) involving aggregate payments or consideration payable by the Borrower or any Restricted Subsidiary in excess of $5,000,000, except (a)  at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Subsidiary Loan Party not involving any other Affiliates, (c) any Restricted Payments permitted by Section 7.5, any Investments permitted by Section 7.4 and transactions permitted by Section 7.3, (d) customary directors’ fees and expenses to Persons who are not otherwise employees of the Borrower or any of its Subsidiaries, (e) employment agreements, employee benefit and compensation plans, as determined in good faith by the board of directors or senior management of the Borrower and (f) the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business.
Section 7.8.Restrictive Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or to transfer any of its property or assets to the Borrower or any Restricted Subsidiary of the Borrower or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary, or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to any Lien permitted by this Agreement if such restrictions and conditions apply only to the property or assets subject to such Lien, (iv) clause (a) shall not apply to customary provisions in leases, licenses and any other contract entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business restricting the assignment thereof, (v) the foregoing shall not apply to any such prohibitions, restrictions or conditions contained in any agreements relating to Indebtedness (i) permitted to be incurred pursuant to the provisions of this Agreement that (x) are customary for financings of such type and are, taken as a whole, not materially more restrictive than the terms of this Agreement (and prior to the incurrence or issuance of such Indebtedness, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying as to compliance with the requirements of this clause (v)(i)(x) unless the Administrative Agent and the Borrower shall amend the provisions of this Agreement to provide for such more restrictive term to apply to the Loans hereunder (which amendment may be effected by the Administrative Agent and the Borrower without the consent of any other Lender) and (y) do not prohibit the granting of Liens to secure the Obligations, (ii) permitted pursuant to Section 7.1(b), provided that, any restrictions (other than economic terms) contained in any agreement governing any renewal, extension, replacement or refinancing of such Indebtedness are not more restrictive in any material respect than the restrictions contained in such Indebtedness to be renewed, extended, replaced or refinanced, (iii) incurred pursuant to Section 7.1(c), provided that any such restriction contained therein relates only to the assets financed thereby, (iv) incurred pursuant to Section 7.1(f), which encumbrance or restriction, in the case of this clause (iv), is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition or other Investment permitted hereunder and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition or other Investment permitted hereunder, (v) incurred pursuant to Section 7.1(j) or incurred pursuant to Section 7.1(k), (vi) clause (a) shall not apply to any negative pledge or transfer restriction in respect of any property or assets contained in any agreement providing for the Disposition of such property or assets in a transaction permitted by Section 7.6, (vii) the foregoing shall not apply to contractual obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such contractual obligations were not entered into in contemplation of such Person becoming a Subsidiary and (viii) the foregoing shall not apply to restrictions and conditions imposed by organizational documents or any joint venture agreement or any agreement evidencing Indebtedness of an Excluded JV.

Section 7.9.Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (each such transaction, a “Sale and Leaseback Transaction”), unless such Sale and Leaseback Transaction is otherwise permitted by Sections 7.1 and 7.6.
Section 7.10.Intentionally Deleted.
Section 7.11.Amendment to Organizational Documents. The Borrower will not, and will not permit any of the Subsidiary Loan Parties to, amend, modify or waive any of its rights in a manner materially adverse to the Lenders under its certificate of incorporation, bylaws or other organizational documents.
Section 7.12.Intentionally Deleted.
Section 7.13.Accounting Changes. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP or with the consent of the Administrative Agent (which consent will not be unreasonably withheld, conditioned or delayed), or change the Fiscal Year of the Borrower or of any of its Restricted Subsidiaries, except to change the fiscal year of a Restricted Subsidiary to conform its fiscal year to that of the Borrower.
Section 7.14. Sanctions and Anti-Corruption Laws. The Borrower will not, and will not permit any Subsidiary to, request any Loan or Letter of Credit or, directly or indirectly, use the proceeds of any Loan or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund any unlawful activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as an Arranger, the Administrative Agent, any Lender (including a Swingline Lender), the Issuing Bank, underwriter, advisor, investor or otherwise), or (iii) in furtherance of an offer, payment , promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of applicable Anti-Corruption Laws.
ARTICLE 8
EVENTS OF DEFAULT

Section 8.1.Events of Default. If any of the following events (each an “Event of Default”) shall occur:
(a)the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, and in the currency required hereunder, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and in the currency required hereunder, and such failure shall continue unremedied for a period of three (3) Business Days; or
(c)any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or thereof or waivers hereunder or thereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document (including any Compliance Certificate and any DOE Compliance Certificate) shall prove to be incorrect in any material respect (or, if qualified by materiality, then in all respects) when made or deemed made or submitted; or

(d)the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.1(a), 5.1(b), 5.1(c), 5.2(a)(i), or 5.3(a) (with respect to the Borrower’s or any Loan Party’s existence) or Articles 6 or 7; or
(e)any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for (1) 30 days after the earlier of (i) any Responsible Officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender or (2) to the extent applicable, any period for cure specified in such other Loan Document; or
(f)intentionally deleted; or
(g)(i) the Borrower or any Restricted Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness (other than any Hedging Obligation) that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof (other than customary non-default mandatory prepayment requirements associated with asset sales, casualty events, excess cash flow or debt or equity issuances); or (ii) there occurs under any Hedging Transaction an Early Termination Date (as defined in such Hedging Transaction) resulting from (A) any event of default under such Hedging Transaction as to which the Borrower or any of its Restricted Subsidiaries is the Defaulting Party (as defined in such Hedging Transaction) and the Hedge Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than $50,000,000 or (B) any Termination Event (as so defined) under such Hedging Transaction as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and the Hedge Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than $50,000,000 and is not paid on the date provided for therein; or
(h)the Borrower or any Subsidiary Loan Party shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
(i)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary Loan Party or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary Loan Party or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
(j)the Borrower or any Subsidiary Loan Party shall become unable to pay, shall admit in writing its inability to pay, or shall fail generally to pay, its debts as they become due; or
(k)an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or
(l)any judgment or order for the payment of money in excess of $50,000,000 in the aggregate (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) shall be rendered against the Borrower or any Restricted Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or such judgment is not discharged; or
(m)any non-monetary judgment or order shall be rendered against the Borrower or any Restricted Subsidiary that would reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or such judgment is not discharged; or
(n)a Change in Control shall occur or exist; or
(o)any provision of any Subsidiary Guaranty Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Subsidiary Loan Party, or any Subsidiary Loan Party shall so state in writing, or any Subsidiary Loan Party shall seek to terminate its Subsidiary Guaranty Agreement; or
(p)any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise permitted in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby (other than as a result solely of any action or inaction by the Administrative Agent or any Lender); or
then, and in every such event (other than an event with respect to the Borrower described in clause (h), (i) or (j) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in any of clause (h), (i) or (j) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Section 8.2.Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by the Administrative Agent or any of the Lenders after an Event of Default arises shall be applied as follows, subject to any Intercreditor Agreement:
(a)first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;
(b)second, to the fees and other reimbursable expenses of the Administrative Agent and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(c)third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(d)fourth, to the fees due and payable under Sections 2.15(b) and (c) of this Agreement and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;
(e)fifth, to the aggregate outstanding principal amount of the Term Loans (allocated pro rata among the Term Loan Lenders in respect of their Pro Rata Shares), to the aggregate outstanding principal amount of the Revolving Loans, the LC Exposure and, to the extent secured by Liens, the Net Mark-to-Market Exposure of the Borrower and its Subsidiaries, until the same shall have been paid in full, allocated pro rata among any Lender, any Affiliate of any Lender or any Specified Hedge Provider, based on their respective pro rata shares of the aggregate amount of such Revolving Loans, LC Exposure and Net Mark-to-Market Exposure and to the Treasury Management Obligations maintained with any Specified Treasury Management Provider;

(f)sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is equal to 105% of the LC Exposure after giving effect to the foregoing clause fifth; and
(g)to the extent any proceeds remain, to the Borrower or other parties lawfully entitled thereto.
All amounts allocated pursuant to the foregoing clauses second through sixth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided, however, that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clause fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Revolving Loan Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.23(g). For the avoidance of doubt, notwithstanding any other provision of any Loan Document, no payment received directly or indirectly from any Loan Party that is not a Qualified ECP Loan Party shall be applied directly or indirectly by the Administrative Agent to the payment of any Excluded Swap Obligation.
ARTICLE 9
THE ADMINISTRATIVE AGENT

Section 9.1.Appointment of Administrative Agent.
(a)Each Lender irrevocably appoints Truist Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
(b)The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.
(c)It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
Section 9.2.Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the

Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 3 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.
Section 9.3.Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.
Section 9.4.Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
Section 9.5.Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed in good faith by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed in good faith by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
Section 9.6.The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.
Section 9.7.Successor Administrative Agent.
(a)The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000, subject to the approval by the Borrower provided that no Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the above requirements.
(b)Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed, provided, however, that the retiring Administrative Agent shall have no duties or obligations in respect thereof other than as imposed by the UCC or other applicable law) and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.
Section 9.8.Authorization to Execute other Loan Documents.
(a)Each Lender authorizes the Administrative Agent to enter into each of the Loan Documents to which it is a party and to take all action contemplated by such Loan Documents, including, without limitation, the negotiation and execution of any Intercreditor Agreement. Each Lender agrees (except to the extent provided in Section 9.7(b) following the resignation of the Administrative Agent) that no Lender, other than the Administrative Agent acting on behalf of all Lenders, shall have the right individually to seek to realize upon the security granted by any Loan Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Lenders, upon the terms of the Loan Documents. Each Lender further authorizes the Administrative Agent, and, at the request of the Borrower, the Administrative Agent shall, release any Subsidiary Loan Party from its obligations under the Subsidiary Guaranty Agreement and any other Loan Documents to which it is a party (and the pledge of any equity interests in such Subsidiary Loan Party) (i) in connection with any sale, liquidation, dissolution or other disposition of such Subsidiary Loan Party; provided, that such sale, liquidation, dissolution or other disposition is otherwise permitted under the Loan Documents, (ii) in accordance with Section 5.11(c) and (iii) in the event that such Subsidiary Loan Party becomes an Excluded Subsidiary.
(b)In the event that any Collateral is pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized to execute and deliver on behalf of the Lenders any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Lenders.
(c)The Lenders hereby authorize the Administrative Agent, and the Administrative Agent hereby agrees, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon Payment in Full of all of the Obligations; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder; (iv) the release or subordination of any Lien on any assets which (A) are transferred or disposed of in accordance with the terms of this Agreement or (B) become subject to a Lien permitted by Section 7.2(d), (e) or (f) in respect of which the applicable transaction documents do not permit such asset to be included in the Collateral hereunder; (v) that constitutes Excluded Collateral; (vi) if the property subject to such Lien is owned by a Subsidiary Loan Party, upon the release of such Subsidiary Loan Party from its obligations under the Subsidiary Guaranty Agreement or (vi) as otherwise may be expressly provided in any Intercreditor Agreement. In connection with any such release or subordination, the Administrative Agent shall promptly (x) execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such release or subordination and (y) deliver to the Borrower, at the Borrower’s expense, any portion of such Collateral so released in possession of the Administrative Agent. In addition, the Administrative Agent shall, at the Borrower’s request, and at the Borrower’s expense, file UCC financing statement terminations or amendments and take such other actions as shall be reasonably required by the Borrower to evidence the release of any Excluded Collateral. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.8(c). Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Hedging Transactions and Treasury Management Obligations unless the Administrative Agent has received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Hedge Provider or Specified Treasury Management Provider, as the case may be.
(d)Upon any sale or transfer of assets constituting Collateral (including any dissolution of a Subsidiary permitted under this Agreement, the shares of which are pledged pursuant to the Security Documents) which is (x) permitted pursuant to the terms of any Loan Documents, or (y) consented to in writing by the Required Lenders or all of the Lenders if the release of such assets is required hereunder to be approved by all of the Lenders, and upon at least (A) five (5) Business Days’ prior written request by the Borrower in the case of clause (x) or (B) ten (10) Business Days’ prior written request by the Borrower in the case of clause (y) (or such shorter period as permitted by the Administrative Agent in its sole discretion), the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary or reasonably requested by the Borrower (including, if applicable, the return, at the expense of the Borrower, of possessory collateral and the termination of any control agreements) to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders, upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any Loan Party in respect of) all interests retained by the Borrower or any Loan Party, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.
Section 9.9.Benefits of Article 9. None of the provisions of this Article 9 (other than the Borrower consent rights provided in Section 9.7(a) or the Borrower rights to guaranty and Lien release as provided in Section 9.8) shall inure to the benefit of the Borrower or of any Person other than Administrative Agent and each of the Lenders and their respective successors and permitted assigns. Accordingly, neither the Borrower nor any Person other than Administrative Agent and the Lenders (and their respective successors and permitted assigns) shall be entitled to rely upon, or to raise as a defense, the failure of the Administrative Agent or any Lenders to comply with the provisions of this Article 9.
Section 9.10.Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 9.11.Titled Agents. Each Lender and each Loan Party agrees that any documentation agent (or co-documentation agent) or syndication agent (or co-syndication agent) or any other titled agent, in such capacity, shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party. Anything herein to the contrary notwithstanding, none of the Bookrunners, Book Managers, Arrangers, Joint Lead Arrangers or other titled agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.
ARTICLE 10
MISCELLANEOUS

Section 10.1    Notices.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, return receipt requested, or sent by telecopy, as follows:

To the Borrower:	Strategic Education, Inc
2303 Dulles Station Boulevard
Herndon, Virginia 20171
Attention: Daniel W. Jackson, Executive
Vice President, Chief Financial Officer
Telecopy Number: (703) 890-2919

With a copy to:	Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
Attention: Edward S. Purdon, Esquire
Telecopy Number: (202) 637-5910

To the Administrative Agent or Swingline Lender:	Truist Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Agency Services Manager
Telecopy Number: (404) 221-2001

With a copy to:	Hunton Andrews Kurth LLP
2200 Pennsylvania Avenue, NW
Washington, DC 20037
Attention: Kevin F. Hull, Esquire
Telecopy Number: (703) 918-4004

With a copy to:	Truist Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Mr. Douglas Weltz
Telecopy Number: (404) 495-2170

To the Issuing Bank:	Truist Bank
Attn: Standby Letter of Credit Dept.
245 Peachtree Center Ave., 17th FL
Attention: Mr. Douglas Weltz
Telecopy Number: (404) 588-8129
Telephone: (800) 951-7847

To the Swingline Lender:	Truist Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Mr. Douglas Weltz
Telecopy Number: (404) 221-2001

To any other Lender:	the address set forth in the Administrative
Questionnaire or the Assignment and Assumption
Agreement executed by such Lender

(b)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 10.1.
(c)Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.
Section 10.2    Waiver; Amendments.
(a)No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any under other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such a waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
(b)Except as expressly set forth in Section 2.24 or as otherwise provided in this Agreement, including, without limitation, as provided in Section 2.17 with respect to the implementation of a Benchmark Replacement Rate or Benchmark Conforming Changes (as set forth therein), no amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower or any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower or the applicable Loan Party and the Required Lenders or the Borrower or the applicable Loan Party and the Administrative Agent with the consent of the Required Lenders and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall: (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any Default, Event of Default shall not constitute such an increase), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (provided, however, that only the consent of the Required Lenders shall be necessary to (A) amend the definition of “Default Interest” (it being understood that any amendment to the definition of “Default Interest” that reduces the rate of Default Interest that would apply to any Loan or LC Disbursement upon election by the Required Lenders pursuant to Section 2.14(c) that is lower than the then-applicable interest rate on such Loan or LC Disbursement in effect immediately prior to such election shall require the consent of each Lender affected thereby) or waive any obligation of the Borrower to pay (1) Default Interest or (2) Letter of Credit fees by an additional 2% per annum pursuant to the last sentence of Section 2.15(c) or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or LC Disbursement or to reduce any fee payable hereunder), (iii) postpone the date fixed for any payment (excluding mandatory prepayments) of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment (except as otherwise requiring only the consent of the Required Lenders as contemplated in clause (ii) immediately above) or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) (A) change Section 2.22(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, (B) change Section 2.9 in a manner that would alter the pro rata sharing of Commitment reductions required thereby, (C) change Section 8.2 in a manner that would alter the pro rata sharing of payments or the order of application required thereby (except as contemplated by Section 2.24 in connection with the establishment of Incremental Term Loan Commitments) or (D) change any other provision of this Agreement or any of the other Loan Documents that addresses the matters described in (A), (B) or (C) or permit any action which would directly or indirectly have the effect of amending any of the provisions described in this clause (iv), in each case, without the written consent of each Lender affected thereby, (v) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release the Borrower or any guarantor (except as otherwise permitted pursuant to the provisions of Section 5.11(c) or 9.8(a), in which case such release may be made by the Administrative Agent acting alone) or limit the liability of the Borrower under the Loan Documents or any such guarantor under any guaranty agreement, without the written consent of each Lender; (vii) release all or substantially all collateral (if any) securing any of the Obligations, or agree to subordinate any Lien in such collateral to any other creditor of the Borrower or any Subsidiary (except as otherwise permitted pursuant to the provisions of Section 5.11(c) or 9.8, in which case such release or subordination may be made by the Administrative Agent acting alone), without the written consent of each Lender; (viii) subordinate the payment priority of the Obligations or subordinate the Liens granted to the Administrative Agent (for the benefit of the Secured Parties) in the Collateral (except as otherwise permitted pursuant to the provisions of Section 9.8, in which case such subordination may be made by the Administrative Agent acting alone), without the written consent of each Lender, (ix) impose additional or more burdensome conditions on a Lender’s ability to assign its Commitments without the consent of each Lender affected thereby; (x) increase the aggregate of all Commitments without the consent of all of the Lenders (other than pursuant to Section 2.24) or (xi) amend Section 1.11 or the definition of “Alternative Currency” without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person. Notwithstanding anything to the contrary contained herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, and provided that a Defaulting Lender shall have the right to approve or disapprove any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender more adversely than other affected Lenders. Notwithstanding anything to the contrary contained herein, if a Lender Insolvency Event has occurred with respect to any Lender, then such Lender shall be deemed to have approved any matters set forth in a request for approval or waiver in the event any Lender fails to reply to such a request within the longer of (x) ten (10) Business Days or (y) the time period specified in such request, in each case, after such Lender’s receipt or deemed receipt thereof. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
Without limiting the foregoing rights of the Lenders set forth above in this Section 10.2, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 10.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate solely for purposes of effectuating the terms of (i) Section 2.24 (including, without limitation, as applicable, (1) to permit the Incremental Term Loans to share ratably in the benefits of this Agreement and the other Loan Documents, (2) to include the Incremental Term Loan Commitments or outstanding Incremental Term Loans in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto, and (3) to provide for the Incremental Term Loans on such terms similar to those applicable hereunder and under the other Loan Documents to the Term Loans, including the right to receive mandatory prepayments customary for a facility of this type, or on such other terms in accordance with Section 2.24) or (ii) Section 2.17(b) – (e) and/or Section 2.18 in accordance with the terms thereof.

Section 10.3    Expenses; Indemnification.
(a)The Borrower shall pay (i) all reasonable documented out-of-pocket costs and expenses of the Administrative Agent and its Affiliates (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such persons taken as a whole and, if necessary, of one counsel in any relevant material jurisdiction to such Persons, taken as a whole), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket costs and expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such persons taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional outside counsel to all such affected persons taken as a whole, and, if necessary, of one local counsel in any relevant jurisdiction to such persons, taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional local counsel in such relevant jurisdiction to all such affected persons taken as a whole)) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. The Borrower shall pay to the Administrative Agent or Truist Securities or the other Joint Lead Arrangers, as applicable, all fees due from time to time under the Fee Letter.
(b)The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional counsel to all affected Indemnitees, taken as a whole, and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional local counsel to all affected Indemnitees, taken as a whole), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any actual or alleged Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties or related expenses (w) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (x) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (y) constitute amounts in respect of Excluded Taxes or (z) settlements effected without the Borrower’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), provided, however, that the foregoing indemnity will apply to any such settlement in the event that the Borrower was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense or if there is a final judgment against an Indemnitee in any such proceeding.
(c)The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes (other than Excluded Taxes) with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
(d)To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
(e)To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.
(f)All amounts due under this Section 10.3 shall be payable within 30 days after written demand therefor, together with a reasonably detailed invoice therefor.
Section 10.4    Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
            (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
            (B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 (or the entire Commitment, if less), and in minimum additional increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, Revolving Credit Exposure or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
            (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under any of clauses (a), (b), (h), (i) or (j) of Section 8.1 of this Agreement has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
            (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for (x) assignments in respect of (1) a Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such a Lender or an Approved Fund or (2) a funded Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund and (y) assignments by Defaulting Lenders; and
            (C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.
(iv)Assignment and Assumption. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Assumption, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.21(e) if such assignee is a Foreign Lender.

(v)No Assignment to Borrower or Defaulting Lenders. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries nor to any Defaulting Lender (nor such Defaulting Lender’s Subsidiaries).
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or a Competitor.
(vii)No Assignment Resulting in Additional Indemnified Taxes. No such assignment shall be made to any Person that, through its Lending Offices, is not capable of lending the applicable Alternative Currencies to the Borrower without the imposition of any additional Indemnified Taxes.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such fifth Business Day.
(c)The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to any Person (other than a natural person, the Borrower, any of the Borrower’s Affiliates or Subsidiaries or any Competitor) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, Issuing Bank and Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
(e)Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that, to the extent the consent of such Lender to such amendment, waiver or other modification under this Agreement is required by the first proviso to Section 10.2(b), such Lender will not, without the consent of the Participant, agree to such amendment, waiver or other modification. Subject to paragraph (f) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20, and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4, provided such Participant agrees to be subject to Section 2.26 as though it were a Lender. To the extent permitted by law, each

Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.22 as though it were a Lender.
(f)A Participant shall not be entitled to receive any greater payment under Section 2.19 and Section 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.21 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.21(e) as though it were a Lender.
(g)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 10.5    Governing Law; Jurisdiction; Consent to Service of Process.
(a)This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the Commonwealth of Virginia. EACH LOAN DOCUMENT (OTHER THAN AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF VIRGINIA.
(b)The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Eastern District of Virginia, Alexandria Division, and of any state court of the Commonwealth of Virginia sitting in Fairfax County, Virginia, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Virginia state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 10.5 and brought in any court referred to in paragraph (b) of this Section 10.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
Section 10.6    WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS

AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.7    Right of Setoff.
(a)In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank and any Affiliate thereof shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final, in whatever currency) owned by the Borrower at any time held or other obligations (in whatever currency) at any time owing by such Lender and the Issuing Bank or such Affiliate to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank or such Affiliate, as the case may be, irrespective of whether such Lender or the Issuing Bank or such Affiliate shall have made demand hereunder and although such Obligations may be unmatured. The setoff rights provided in this Section 10.7 shall not apply to funds held by or on behalf of the Borrower and its Subsidiaries in trust for other persons, including, without limitation, funds received under the Title IV, HEA Programs that are held in trust for the beneficiaries provided under 34 C.F.R. 668.161(b). Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank or any Affiliate thereof, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application.
(b)To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the Issuing Bank or any Lender, or the Administrative Agent, the Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or similar debtor relief laws or otherwise, then (i) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender and the Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders and the Issuing Bank under clause (ii) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 10.8    Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or by email, in pdf format), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by telecopy or by email, in pdf format, shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.
Section 10.9    Survival. All covenants, agreements, representations and warranties made by the Borrower herein, in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.19, 2.20, 2.21, and 10.3 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan

Documents, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.
Section 10.10    Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.11    Confidentiality. Each of the Administrative Agent, the Issuing Bank and each Lender agrees to maintain the confidentiality of any information provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant or any direct, indirect, actual or prospective counterparty (or its advisors) to any swap, derivative or securitization transaction relating to a Loan Party and its obligations or to any credit insurance provider relating to the Borrower and its obligations or (vii) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.
Section 10.12    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Overnight Rate to the date of repayment, shall have been received by such Lender.
Section 10.13    Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
Section 10.14    Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act. The

Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certificate.
Section 10.15    Publicity. With the prior written consent of the Borrower, the Administrative Agent or any Lender may publish customary advertising material relating to the transactions contemplated by this Agreement and the Loan Documents using the Borrower’s name, logos or trademarks.
Section 10.16    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 10.17    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent, any Lender or the Issuing Bank hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, such Lender or the Issuing Bank, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, any Lender or the Issuing Bank from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, such Lender or the Issuing Bank, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, any Lender or the Issuing Bank in such currency, the Administrative Agent, such Lender or the Issuing Bank, as the case may be, agrees to promptly return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
Section 10.18    Intercreditor Agreement. Each Lender hereby understands, acknowledges and agrees that Liens may hereafter be created on the Collateral pursuant to agreements governing Indebtedness permitted to be incurred pursuant to Section 7.1(i) or Section 7.1(l), which Liens shall be subject to the terms and conditions of an Intercreditor Agreement. Each Lender (and each Person that becomes a Lender under this Agreement after the date hereof) hereby authorizes and directs the Administrative Agent to enter into any Intercreditor Agreement with respect to such Indebtedness, in each case, on behalf of such Lender and agrees to be bound by the terms thereof and that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of such Intercreditor Agreement. In addition, each Lender and the Administrative Agent acknowledge and agree that (a) the rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are subject to each Intercreditor Agreement, and (b) in the event of any conflict, the provisions of such Intercreditor Agreement shall control.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

STRATEGIC EDUCATION, INC., a Maryland corporation, formerly known as Strayer Eduction, Inc., a Maryland corporation

By: ________________________________
Name: ___________________________
Title: _________________________________

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT]

[SIGNATURES ON FILE WITH THE ADMINISTRATIVE AGENT]

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT]

Schedule I

APPLICABLE MARGIN FOR THE LOANS AND
APPLICABLE PERCENTAGE

Pricing Level	Leverage Ratio	Applicable Margin for Eurocurrency Loans and Index Rate Loans	Applicable Margin for Base Rate Loans	Applicable Percentage for Commitment Fee
I	Less than or equal to 1.00:1	1.500% per annum	1.500% per annum	0.200% per annum
II	Greater than 1.00:1.00 but less than or equal to 1.50:1.00	1.750% per annum	1.750% per annum	0.250% per annum
III	Greater than 1.50:1.00	2.000% per annum	2.000% per annum	0.300% per annum

Schedule II
COMMITMENT AMOUNTS

Lender	Revolving Commitment Amount
Truist Bank	$80,000,000
Bank of America, N.A.	$70,000,000
Bank of Montreal	$60,000,000
PNC Bank, National Association	$60,000,000
TD Bank, N.A.	$30,000,000
Associated Bank	$25,000,000
Bank of the West	$25,000,000
Total	$350,000,000